                                                                   EXHIBIT 10.1


                                                                 EXECUTION COPY


                                 $1,300,000,000


                                CREDIT AGREEMENT

                          Dated as of October 31, 1997

                                      Among

                            BECKMAN INSTRUMENTS, INC.

                                   as Borrower
                                   -----------

                                       and

                             THE INITIAL LENDERS AND

                     THE INITIAL ISSUING BANKS NAMED HEREIN

                  as Initial Lenders and Initial Issuing Banks
                  --------------------------------------------

                                       and

                               CITICORP USA, INC.

                                    as Agent
                                    --------

                                       and

                            CITICORP SECURITIES, INC.

                                   as Arranger
                                   -----------

                                       and

                               MERRILL LYNCH & CO.

                              as Syndication Agent
                              --------------------

                                       and

                             BANK OF AMERICA NT & SA

                       THE FIRST NATIONAL BANK OF CHICAGO

                             as Documentation Agents
                             -----------------------

                                TABLE OF CONTENTS


SECTION                                                                                                        PAGE
                                                     ARTICLE I

                                          DEFINITIONS AND ACCOUNTING TERMS

         1.01.  Certain Defined Terms       ......................................................................1

         1.02.  Computation of Time Periods .....................................................................25

         1.03.  Accounting Terms            .....................................................................25

                                                    ARTICLE II

                                         AMOUNTS AND TERMS OF THE ADVANCES
                                             AND THE LETTERS OF CREDIT

         2.01.  The Revolving Credit And Term Loan Advances......................................................26

         2.02.  The Competitive Bid Advances.....................................................................28

         2.03.  The Letters of Credit       .....................................................................31

         2.04.  Repayment of Advances       .....................................................................34

         2.05.  Termination or Reduction of the Commitments......................................................35

         2.06.  Prepayments                 .....................................................................36

         2.07.  Interest                    .....................................................................39

         2.08.  Interest Rate Determination .....................................................................40

         2.09.  Fees                        .....................................................................41

         2.10.  Optional Conversion of Revolving Credit Advances and Term Loan Advances..........................42

         2.11.  Increased Costs             .....................................................................42

         2.12.  Illegality                  .....................................................................44

         2.13.  Payments and Computations   .....................................................................44

         2.14.  Taxes                       .....................................................................46

         2.15.  Sharing of Payments, Etc.   .....................................................................48

         2.16.  Use of Proceeds             .....................................................................48

         2.17.  Defaulting Lenders          .....................................................................49



SECTION                                                                                                        PAGE

                                                    ARTICLE III

                                             CONDITIONS OF LENDING AND
                                           ISSUANCE OF LETTERS OF CREDIT

         3.01.  Conditions Precedent to Initial Extension of Credit..............................................51

         3.02.  Conditions Precedent to Each Revolving Credit and Term Loan Borrowing and Each Issuance..........53

         3.03.  Conditions Precedent to Each Competitive Bid Borrowing...........................................54

         SECTION 3.04.  Determinations Under Section 3.01........................................................54

                                                    ARTICLE IV

                                          REPRESENTATIONS AND WARRANTIES

         4.01.  Representations and Warranties of the Borrower...................................................55

                                                     ARTICLE V

                                             COVENANTS OF THE BORROWER

         5.01. Affirmative Covenants        .....................................................................60

         5.02. Negative Covenants           .....................................................................62

         5.03. Reporting Requirements       .....................................................................73

         5.04. Financial Covenants          .....................................................................76

                                                    ARTICLE VI


                                                 EVENTS OF DEFAULT

         6.01. Events of Default            .....................................................................77

         6.02. Actions in Respect of the Letters of Credit upon Default..........................................80

                                                    ARTICLE VII

                                                     THE AGENT

         7.01. Authorization and Action     .....................................................................80

         7.02. Agent's Reliance, Etc.       .....................................................................81

         7.03. CUSA and Affiliates          .....................................................................81

         7.04. Lender Party Credit Decision .....................................................................82

         7.05. Indemnification              .....................................................................82

         7.06. Successor Agents             .....................................................................83


SECTION                                                                                                        PAGE


                                                   ARTICLE VIII

                                                   MISCELLANEOUS
         8.01. Amendments, Etc.             .....................................................................84

         8.02. Notices, Etc.                .....................................................................84

         8.03. No Waiver; Remedies          .....................................................................85

         8.04. Costs and Expenses           .....................................................................85

         8.05. Right of Set-off             .....................................................................87

         8.06. Binding Effect               .....................................................................87

         8.07.  Assignments and Participations...................................................................87

         8.08. Execution in Counterparts    .....................................................................90

         8.09. No Liability of the Issuing Banks.................................................................90

         8.10. Confidentiality              .....................................................................91

         8.11. Release of Guarantors        .....................................................................91

         8.12. Jurisdiction, Etc.           .....................................................................91

         8.13. Governing Law                .....................................................................92

         8.14. Waiver of Jury Trial         .....................................................................92


SCHEDULES

SCHEDULE I                   -      COMMITMENTS AND APPLICABLE LENDING OFFICES

SCHEDULE 3.01(c)             -      SURVIVING DEBT

SCHEDULE 4.01(b)             -      SUBSIDIARIES OF LOAN PARTIES

SCHEDULE 4.01(x)             -      INVESTMENTS

SCHEDULE 5.02(a)             -      EXISTING LIENS



EXHIBITS

EXHIBIT A-1                  -      FORM OF REVOLVING CREDIT PROMISSORY NOTE

EXHIBIT A-2                  -      FORM OF COMPETITIVE BID PROMISSORY NOTE

EXHIBIT A-3                  -      FORM OF TERM LOAN PROMISSORY NOTE

EXHIBIT B-1                  -      FORM OF NOTICE OF BORROWING

EXHIBIT B-2                  -      FORM OF NOTICE OF COMPETITIVE BID BORROWING

EXHIBIT C                    -      FORM OF ASSIGNMENT AND ACCEPTANCE

EXHIBIT D                    -      FORM OF GUARANTY

EXHIBIT E-1                  -      FORM OF OPINION OF GENERAL COUNSEL TO
                                    THE BORROWER

EXHIBIT E-2                  -      FORM OF OPINION OF GENERAL COUNSEL TO
                                    THE COMPANY

EXHIBIT E-3                  -      FORM OF OPINION OF COUNSEL TO BORROWER
                                    AND GUARANTORS

EXHIBIT F                    -      FORM OF OPINION OF COUNSEL TO AGENT

                                CREDIT AGREEMENT

         CREDIT AGREEMENT dated as of October 31, 1997 (as amended, supplemented, restated or otherwise modified from time to time, the "Agreement") among Beckman Instruments, Inc., a Delaware corporation (the "Borrower"), the banks, financial institutions and other institutional lenders listed on the signature pages hereof as the Initial Lenders (the "Initial Lenders"), Citibank, N.A., a national banking association, as the Initial Issuing Bank (the "Initial Issuing Bank"), Citicorp USA, Inc., a Delaware corporation ("CUSA"), as agent (together with any successor appointed pursuant to Article VII, the "Agent") for the Lender Parties (as hereinafter defined), and Citicorp Securities, Inc., a Delaware corporation, as Arranger (the "Arranger").

                             PRELIMINARY STATEMENTS:

         (1) The Borrower has requested that the Lender Parties make available to the Borrower the Facilities (as hereinafter defined) (a) to finance the acquisition (the "Acquisition") by the Borrower of all of the issued and outstanding capital stock of the Company (as hereinafter defined) pursuant to the Stock Purchase Agreement (as hereinafter defined), (b) to pay transaction fees and costs related to such Acquisition and the financing thereof, (c) to refinance the Existing Credit Agreement (as hereinafter defined) and certain other indebtedness of the Borrower and the Company, (d) to provide the Borrower and its Domestic Subsidiaries (as hereinafter defined) with working capital and funds for other general corporate purposes in the United States and for other purposes to the extent expressly permitted hereby and (e) to provide for the issuance of Letters of Credit (as hereinafter defined) for the account of the Borrower and its Guarantor Subsidiaries (as hereinafter defined).

         (2) The Lender Parties are willing to provide the Facilities upon terms and conditions provided herein.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE I.

                        DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

         "Acquisition" has the meaning specified in Preliminary Statement (1) to this Agreement.

         "Advance" means a Revolving Credit Advance, a Term Loan Advance, a Competitive Bid Advance or a Letter of Credit Advance.

         "Affected Lender" means (a) any Lender Party that has made a demand for payment under Section 2.11 that has not been withdrawn, (b) any Lender that has given notice and made demand pursuant to Section 2.12 that have not been withdrawn, (c) any Lender that has made a demand for payment under Section 2.14 that has not been withdrawn, and (d) any Lender that is a Defaulting Lender.

         "Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term "control" (including the terms "controlling", "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

         "Agent" has the meaning specified in the recital of parties to this Agreement.

         "Agent's Account" means the account of the Agent maintained by the Agent with Citibank at its office at 399 Park Avenue, New York, New York 10043, Account No. 36852248, Attention: Pia Saenganan, or such other account as the Agent may specify from time to time by written notice to the Lender Parties and the Borrower.

         "Applicable Lending Office" means, with respect to each Lender Party, such Lender Party's Domestic Lending Office in the case of a Base Rate Advance (or any other payment other than a payment in respect of a Eurodollar Rate Advance or Competitive Bid Advance) and such Lender Party's Eurodollar Lending Office in the case of a Eurodollar Rate Advance and, in the case of a Competitive Bid Advance, the office of such Lender Party notified by such Lender Party to the Agent as its Applicable Lending Office with respect to such Competitive Bid Advance.

         "Applicable Margin" means, as of any date, a percentage per annum determined by reference to either (a) the Senior Unsecured Debt Rating in effect on such date or (b) the Debt to Earnings Ratio in effect on such date, in each case as set forth below, whichever is more favorable to the Borrower:


-------------------------------------------------------------------------------------------------------------------
                                               Applicable       Applicable        Applicable
Senior Unsecured Debt                          Margin for       Margin for      Margin for Base     Applicable
  Rating of at least                        Eurodollar Rate   Eurodollar Rate    Rate Advances    Margin for Base
 two of S&P/Moody's/                         Advances under   Advances under       under the       Rate Advances
    Duff & Phelps        Debt to Earnings    the Revolving     the Term Loan   Revolving Credit   under the Term
                              Ratio         Credit Facility      Facility          Facility        Loan Facility
-------------------------------------------------------------------------------------------------------------------
Level 1                Level 1
-------                -------
BBB/Baa2/BBB or        Less than 2.50:1.00       0.225%           0.350%              0%              0.125%
above; or
-------------------------------------------------------------------------------------------------------------------
Level 2                Level 2
-------                -------
BBB-/Baa3/BBB- or      Greater than or           0.275%           0.425%              0%              0.150%
above and below        equal to 2.50:1.00,
BBB/Baa2/BBB; or       but less than or
                       equal to 3.00:1.00
-------------------------------------------------------------------------------------------------------------------
Level 3                Level 3
-------                -------
BB+/Ba1/BB+ or above   Greater than              0.450%           0.625%              0%              0.175%
and below              3.00:1.00, but less
BBB/Baa2/BBB; or       than or equal to
                       3.25:1.00
-------------------------------------------------------------------------------------------------------------------
Level 4                Level 4
-------                -------
BB+/Ba1/BB+ or above   Greater than              0.625%           0.875%              0%              0.250%
and below              3.25:1.00, but less
BBB/Baa2/BBB; or       than or equal to
                       3.50:1.00
-------------------------------------------------------------------------------------------------------------------
Level 5                Level 5
-------                -------
Below BB+/Ba1/BB+ or   Greater than              0.750%           1.125%              0%              0.375%
less than two ratings  3.50:1.00
in effect
-------------------------------------------------------------------------------------------------------------------

         The Borrower must meet the specified Senior Unsecured Debt Rating of at least two of the three Rating Agencies, or meet the required Debt to Earnings Ratio, to qualify for a certain Level (as defined in the foregoing table) in determination of the Applicable Margin. Notwithstanding the foregoing provisions of this definition, (i) the Applicable Margin on the Closing Date shall be Level 4, (ii) to the extent that the Applicable Margin at any date of determination is based on the Debt to Earnings Ratio then in effect, no change in the Applicable Margin based on such ratio shall be effective until the date on which the Agent receives financial statements pursuant to Section 5.03(b) or (c) and a certificate of the Chief Financial Officer, Controller or Treasurer of the Borrower demonstrating such ratio, (iii) if the Borrower has not submitted to the Agent the information required under clause (ii) above as and when required under Section 5.03(b) or (c), as the case may be, the Applicable Margin (A) shall be determined by reference to the Senior Unsecured Debt Rating if at least two such ratings are then in effect, or (B) if at least two such ratings are not then in effect, shall be at Level 5 for so long as such information has not been submitted, and (iv) if the Term Loan Balloon Installment is prepaid in full pursuant to Section 2.06 within 90 days after the Closing Date, the Applicable Margin for Eurodollar Rate Advances at Level 4 shall, from and after the date of such prepayment, be reduced by 0.125%.

         "Appropriate Lender" means, at any time, (a) with respect to any of the Term Loan Facility or Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility at such time, and (b) with respect to the Letter of Credit Facility, (i) any Issuing Bank and (ii) if any Revolving Credit Lender has made Letter of Credit Advances pursuant to Section 2.03(b)(iii) that are outstanding at such time, each such Revolving Credit Lender.

         "Arranger" has the meaning specified in the recital of parties to this Agreement.

         "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender Party and an Eligible Assignee in accordance with Section 8.07 and in substantially the form of Exhibit C hereto.

         "Available Amount" of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

         "Base Rate" means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

         (a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank's base rate;

         (b) the sum (adjusted to the nearest 1/4 of 1% or, if there is no nearest of 1/4 of 1%, to the next higher 1/4 of 1%) of (i) 1/2 of 1% per annum, plus (ii) the rate obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average (adjusted to the basis of a year of 360 days) being determined weekly on each Monday (or, if such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing selected by Citibank, by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for Citibank with respect to liabilities consisting of or including (among other liabilities) three-month U.S. dollar non-personal time deposits in the United States, plus (iii) the average during such three-week period of the annual assessment rates estimated by Citibank for determining the then current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation (or any successor) for insuring U.S. dollar deposits of Citibank in the United States; and

         (c) 1/2 of one percent per annum above the Federal Funds Rate.

         "Base Rate Advance" means an Advance that bears interest as provided in
Section 2.07(a)(i).

         "Borrower" has the meaning specified in the recital of parties to this Agreement.

         "Borrower's Account" means the account of the Borrower maintained by the Borrower with Citibank at its office at 399 Park Avenue, New York, New York 10043, Account No. 30060047.

         "Borrowing" means a Revolving Credit Borrowing, a Term Loan Borrowing or a Competitive Bid Borrowing.

         "Business Day" means a day of the year on which banks are not required or authorized by law to close in New York, New York or Los Angeles, California and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

         "Capital Expenditures" means, for any Person for any period, the sum, without duplication, of (a) all expenditures made, directly or indirectly, by such Person or any of its Subsidiaries during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that have been or should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a Consolidated balance sheet of such Person, plus (b) the aggregate principal amount of all Debt (including Obligations under Capitalized Leases) assumed or incurred in connection with any such expenditures. For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such proceeds, as the case may be. Anything contained herein to the contrary notwithstanding, the term "Capital Expenditures" shall not include expenditures for any Equipment for Resale.

         "Capitalized Leases" means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

         "Cash Equivalents" means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any instrumentality or agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality or agency thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody's; (c) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's; (d) certificates of deposit, time deposits or bankers' acceptances (or, with respect to foreign banks, similar instruments) maturing within one year from the date of acquisition thereof issued by (i) any Lender Party or (ii) a commercial banking institution that is a member of the Federal Reserve System or a commercial banking institution organized and located in a country recognized by the United States of America, in each case having combined capital and surplus and undivided profits in excess of $500,000,000 (or the foreign currency equivalent thereof); (e) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (d) above; (f) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (a) through (e) above; and (g) other short term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management not exceeding $20,000,000 in aggregate principal amount outstanding at any time.

         "Change of Control" means, at any time:

                  (a) any "person" or "group" (each as used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934), other than Persons wholly owned directly or indirectly by the Borrower, becomes the "beneficial owner" (as defined in Rule 13d-3 of the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of the Borrower (or securities convertible into or exchangeable for such Voting Stock) representing 35% or more of the combined voting power of all Voting Stock of the Borrower (on a fully diluted basis);

                  (b) during any period of up to 24 consecutive months, commencing on the Closing Date, individuals who at the beginning of such 24-month period constituted the board of directors of the Borrower (together with any new directors whose election by such board of directors or whose nomination for election by the shareholders of the Borrower was approved by a vote of a majority of the directors still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) shall cease for any reason to constitute a majority of the board of directors of the Borrower then in office; or

                  (c) any "Change of Control" as defined in the New Senior Notes Indenture.

         "Citibank" means Citibank, N.A., a national banking association organized and existing under the laws of the United States of America.

         "Class" refers to the distinction between Term Loan Advances, Revolving Credit Advances, Letter of Credit Advances and Competitive Bid Advances, each of which shall be a "Class" of Advances.

         "Closing Date" means the date of this Agreement.

         "Commitment" means a Revolving Credit Commitment or a Term Loan Commitment.

         "Company" means Coulter Corporation, a Delaware corporation.

         "Competitive Bid Advance" means an advance by a Revolving Credit Lender to the Borrower as part of a Competitive Bid Borrowing resulting from the competitive bidding procedure described in Section 2.02 and refers to a Fixed Rate Advance or a LIBO Rate Advance (each of which shall be a "Type" of Competitive Bid Advance).

         "Competitive Bid Borrowing" means a borrowing consisting of simultaneous Competitive Bid Advances from each of the Revolving Credit Lenders whose offer to make one or more Competitive Bid Advances as part of such borrowing has been accepted under the competitive bidding procedure described in Section 2.02.

         "Competitive Bid Facility" means, at any time, the availability of Competitive Bid Advances to the Borrower pursuant to Section 2.02.

         "Competitive Bid Note" means a promissory note of the Borrower payable to the order of any Revolving Credit Lender, in substantially the form of Exhibit A-2 hereto, evidencing the indebtedness of the Borrower to such Lender resulting from a Competitive Bid Advance made by such Lender.

         "Confidential Information" means information about the Borrower and its Subsidiaries and their operations, affairs, products and financial condition not generally disclosed to, or known by, the public which is furnished by the Borrower to any Lender Party (or to the Agent for distribution to any or all of the Lender Parties) pursuant to this Agreement.

         "Confidential Information Memorandum" means the confidential information memorandum dated October 6, 1997 used by the Agent and the Arranger in connection with the syndication of the Commitments.

         "Consolidated" refers to the consolidation of accounts in accordance with GAAP; provided, however, that the consolidation of accounts of the Borrower and its Subsidiaries with respect to all or any part of Fiscal Year 1997 shall not include the accounts of the Company and its Subsidiaries for any period prior to the Closing Date.

         "Conversion", "Convert" and "Converted" each refer to a conversion of Revolving Credit Advances or Term Loan Advances of one Type into Revolving Credit Advances or Term Loan Advances of another Type pursuant to Section 2.08,
2.10 or 2.12.

         "Current Assets" of any Person means all assets of such Person that would, in accordance with GAAP, be classified as current assets of a company conducting a business the same as or similar to that of such Person, after deducting adequate reserves in each case in which a reserve is proper in accordance with GAAP.

         "Current Liabilities" of any Person means (a) all Debt of such Person that (i) is of a type described in clause (a), (b), (c), (d) or (e) of the definition of Debt in this Section 1.01 and (ii) by its terms is payable on demand or matures within one year after the date of its creation (excluding any Debt renewable or extendible, at the option of such Person, to a date more than one year from such date or arising under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date) and (b) all other items (including taxes accrued as estimated) that in accordance with GAAP would be classified as current liabilities of such Person.

         "CUSA" has the meaning specified in the recital of parties to this Agreement.

         "Debt" of any Person means (without duplication) (a) all indebtedness of such Person for borrowed money, (b) all Obligations of such Person for the deferred purchase price of property or services (other than (i) trade payables that are payable on customary terms and incurred in the ordinary course of business, (ii) deferred compensation to any employee or director of the Borrower or any of its Subsidiaries, and (iii) payments to employees of the Company pursuant to the Stock Purchase Agreement),
(c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Obligations of such Person as lessee under Capitalized Leases, (f) all Obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all Obligations of such Person in respect of any Preferred Stock or to purchase, repurchase, redeem, retire or defease any capital stock (other than capital stock of the Company to be acquired by the Borrower upon consummation of the Acquisition) of or other ownership or profit interest in such Person or any Subsidiary of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of Redeemable Preferred Stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all net Obligations of such Person under Hedge Agreements, (i) all Obligations of such Person for production payments from property operated by or on behalf of such Person and other similar arrangements with respect to natural resources, (j) all Debt of others referred to in clauses (a) through (i) above or clause (k) below guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss, and (k) all Debt referred to in clauses (a) through (j) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person to the extent of the value of the property, even though such Person has not assumed or become liable for the payment of such Debt.

         "Debt to Earnings Ratio" means, at any date of determination, the ratio of Consolidated Funded Debt of the Borrower and its Subsidiaries as of the last day of the fiscal quarter of the Borrower most recently ended to Consolidated EBITDA of the Borrower and its Subsidiaries for the period of four consecutive fiscal quarters of the Borrower most recently ended.

         "Default" means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

         "Defaulted Advance" means, with respect to any Lender Party at any time, the portion of any Advance required to be made by such Lender Party to the Borrower pursuant to Section 2.01 at or prior to such time which has not been made by such Lender Party or by the Agent for the account of such Lender Party pursuant to Section 2.01(f) as of such time. In the event that a portion of a Defaulted Advance shall be deemed made pursuant to Section 2.17(a), the remaining portion of such Defaulted Advance shall be considered a Defaulted Advance originally required to be made pursuant to Section 2.01 on the same date as the Defaulted Advance so deemed made in part.

         "Defaulted Amount" means, with respect to any Lender Party at any time, any amount required to be paid by such Lender Party to the Agent or any other Lender Party hereunder or under any other Loan Document at or prior to such time which has not been so paid as of such time, including, without limitation, any amount required to be paid by such Lender Party to (a) any Issuing Bank pursuant to Section 2.03(b)(iii) to purchase a portion of a Letter of Credit Advance made by such Issuing Bank, (b) the Agent pursuant to Section 2.01(f) to reimburse the Agent for the amount of any Advance made by the Agent for the account of such Lender Party, (c) any other Lender Party pursuant to Section 2.15 to purchase any participation in Advances owing to such other Lender Party and (d) the Agent or any Issuing Bank pursuant to Section 7.05 to reimburse the Agent or such Issuing Bank for such Lender Party's ratable share of any amount required to be paid by the Lender Parties to the Agent or such Issuing Bank as provided therein. In the event that a portion of a Defaulted Amount shall be deemed paid pursuant to Section 2.17(b), the remaining portion of such Defaulted Amount shall be considered a Defaulted Amount originally required to be paid hereunder or under any other Loan Document on the same date as the Defaulted Amount so deemed paid in part.

         "Defaulting Lender" means, at any time, any Lender Party that, at such time, (a) owes a Defaulted Advance or a Defaulted Amount or (b) shall take any action or be the subject of any action or proceeding of a type described in
Section 6.01(f).

         "Domestic Lending Office" means, with respect to any Lender Party, the office of such Lender Party specified as its "Domestic Lending Office" opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender Party, as the case may be, or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Agent.

         "Domestic Subsidiary" of the Borrower means any Subsidiary of the Borrower organized under the laws of any State of the United States of America.

         "Duff & Phelps" means Duff & Phelps Credit Rating Co.

         "EBITDA" means, for any period, the sum of (a) net income (or net loss), (b) Interest Expense, (c) income tax expense, (d) depreciation expense,
(e) amortization expense, and (f) extraordinary, one-time non-cash items, or special charges associated with the Acquisition for such period (to the extent deducted in determining net income (or net loss) during such period), in each case of the Borrower and its Subsidiaries on a Consolidated basis, determined in accordance with GAAP. Anything contained herein to the contrary notwithstanding, for purposes of determining the Debt to Earnings Ratio under Section 5.04(b) and the ratio of Consolidated EBITDA to Consolidated Interest Expense under Section 5.04(c), Consolidated EBITDA for the Borrower and its Subsidiaries for each of the fiscal quarters set forth below shall be deemed to be the amount set forth opposite such fiscal quarter (regardless of the actual amount of such Consolidated EBITDA for any such fiscal quarter):


         Fiscal Quarter Ending                        Consolidated EBITDA
         ---------------------                        -------------------
         March 31, 1997                                   $73,100,000

         June 30, 1997                                    $68,900,000

         September 30, 1997                               $77,300,000

         December 31, 1997                                The sum of (i) $8,100,000 and
                                                          (ii) actual Consolidated EBITDA
                                                          for such fiscal quarter.



         "Effective Date" means the date upon which the conditions set forth in
Section 3.01 will have been satisfied or waived.

         "Eligible Assignee" means, with respect to any Facility (a) any Lender Party; (b) any Affiliate of any Lender Party; and (c) any other Person approved by the Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower, such approval by the Borrower not to be unreasonably withheld or delayed; provided, however, that neither the Borrower nor any Subsidiary or Affiliate of the Borrower shall qualify as an Eligible Assignee under this definition.

         "Environmental Action" means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement by, to or against the Borrower or any Subsidiary of the Borrower or with respect to any business or property of the Borrower or any such Subsidiary relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

         "Environmental Law" means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials, in each case as applicable to the Borrower or any of its Subsidiaries or any business or property of the Borrower or any of its Subsidiaries.

         "Environmental Permit" means any permit, approval, identification number, license or other authorization required to be obtained by the Borrower or any of its Subsidiaries or required in respect of any business or property of the Borrower or any of its Subsidiaries under any Environmental Law.

         "Equipment for Resale" means any instrument systems and related accessories and components manufactured or assembled by or on behalf of the Borrower or any of its Subsidiaries that are owned by the Borrower or such Subsidiary and held for placement or placed (pursuant to leases, bailment arrangements or rental agreements) in facilities of the Borrower's or such

Subsidiary's customers (including distributors, commission representatives, agents and their customers).

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

         "ERISA Affiliate" means (a) any Subsidiary of the Borrower and (b) any trade or business (whether or not incorporated) which is a member of a group of which the Borrower or any Subsidiary of the Borrower is a member and which is under common control within the meaning of Section 414 of the Internal Revenue Code.

         "Eurocurrency Liabilities" has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

         "Eurodollar Lending Office" means, with respect to any Lender Party, the office of such Lender Party specified as its "Eurodollar Lending Office" opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender Party (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Agent.

         "Eurodollar Rate" means, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in U.S. dollars are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank's Eurodollar Rate Advance (or, in the case of Citibank, CUSA's Eurodollar Rate Advance) comprising part of such Borrowing and for a period equal to such Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period. The Eurodollar Rate for any Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing shall be determined by the Agent on the basis of applicable rates furnished to and received by the Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.08.

         "Eurodollar Rate Advance" means an Advance that bears interest as provided in Section 2.07(a)(ii).

         "Eurodollar Rate Reserve Percentage" for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

         "Events of Default" has the meaning specified in Section 6.01.

         "Excess Cash Flow" means, for any period, the sum of (i) Consolidated net income (or loss) of the Borrower and its Subsidiaries for such period plus
(ii) the aggregate amount of all non-cash charges deducted in arriving at such Consolidated net income (or loss) plus (iii) if there was a net increase in Consolidated Current Liabilities of the Borrower and its Subsidiaries during such period, the amount of such net increase plus (iv) if there was a net decrease in Consolidated Current Assets (excluding cash and Cash Equivalents) of the Borrower and its Subsidiaries during such period, the amount of such net decrease less (v) the aggregate amount of all non-cash credits included in arriving at such Consolidated net income (or loss) less (vi) if there was a net decrease in Consolidated Current Liabilities of the Borrower and its Subsidiaries during such period, the amount of such net decrease less (vii) if there was a net increase in Consolidated Current Assets (excluding cash and Cash Equivalents) of the Borrower and its Subsidiaries during such period, the amount of such net increase less (viii) cash dividends paid by the Borrower during such period on its common stock and Qualified Preferred Stock to the extent permitted by Section 5.02(f) less (ix) cash Capital Expenditures during such period less
(x) voluntary prepayments of the principal of any Term Loan Advances under
Section 2.06(a).

         "Existing Credit Agreement" means that certain Revolving Credit Agreement dated as of September 26, 1994 among the Borrower, the lenders named therein and the agent thereunder, as such agreement has been amended, supplemented or otherwise modified from time to time.

         "Existing Senior Debentures" means the 7.05% Senior Debentures of the Borrower due June 1, 2026 issued pursuant to the Existing Senior Indenture, and any debentures issued in exchange or replacement therefor, in an aggregate principal amount outstanding as of the Closing Date not to exceed $100,000,000.

         "Existing Senior Indenture" means that certain indenture, dated as of May 15, 1996, between the Borrower and the trustee named therein, as such indenture may be amended, supplemented or otherwise modified from time to time.

         "Extraordinary Receipt" means any cash received by or paid to or for the account of the Borrower or any Subsidiary of the Borrower from pension plan reversions, indemnities, warranties, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof) and payments made to the Borrower or any of its Subsidiaries with respect to the escrow provided for in Section 7.9 of the Stock Purchase Agreement or pursuant to Section 2.5 of the Stock Purchase Agreement; provided, however, that an Extraordinary Receipt shall not include cash receipts received from proceeds of insurance, condemnation awards (or payments in lieu thereof) or indemnity or warranty payments to the extent that such proceeds, awards or payments (a) in respect of loss or damage to equipment, fixed assets or real property are applied (or in respect of which expenditures were previously incurred) to replace or repair the equipment, fixed assets or real property in respect of which such proceeds were received in accordance with the terms of the Loan Documents, so long as such application is made within six months after the receipt of such proceeds or (b) are received by any Person in respect of any third party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto; and provided further that the term "Extraordinary Receipt" shall not include any cash received by the Borrower or any of its Subsidiaries in the ordinary course of business.

         "Facility" means the Revolving Credit Facility, the Term Loan Facility, the Competitive Bid Facility or the Letter of Credit Facility.

         "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

         "First Qualified Quarter" has the meaning set forth in Section 5.04(a).

         "Fiscal Year" means a fiscal year of the Borrower ending on December 31 in any calendar year.

         "Fixed Rate Advances" has the meaning specified in Section 2.02(a)(i).

         "Foreign Subsidiary" means each Subsidiary of the Borrower that is not a Domestic Subsidiary.

         "Funded Debt" of any Person means Debt of such Person that (a) is of a type described in clause (a), (b), (c), (d) or (e) of the definition of Debt in this Section 1.01, and (b) by its terms matures more than one year after the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year after such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year after such date, including, without limitation, all amounts of Funded Debt of such Person required to be paid or prepaid within one year after the date of its creation.

         "GAAP" has the meaning specified in Section 1.03.

         "Guarantor Subsidiary" means each direct or indirect Domestic Subsidiary of the Borrower which is a party to the Guaranty and, at the time in question, continues to be a guarantor thereunder. Anything contained herein to the contrary notwithstanding, any Domestic Subsidiary that becomes a party to the Guaranty after the Closing Date shall not be a Guarantor Subsidiary hereunder (a) unless and until the Agent shall have received an opinion of counsel from counsel reasonably satisfactory to the Agent, and in form and substance reasonably satisfactory to the Agent, covering such matters as the Agent may reasonably require with respect to such Subsidiary and the enforceability of the Guaranty against such Subsidiary, or (b) if a Default or Event of Default would occur and be continuing or be deemed to have occurred and be continuing as a result thereof on the date on which such Subsidiary becomes a Guarantor Subsidiary (assuming for this purpose that such Subsidiary had been a Guarantor Subsidiary at all times from and after the Closing Date).

          "Guaranty" has the meaning specified in Section 3.01(i)(vii).

         "Hazardous Materials" means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

         "Hedge Agreements" means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency or commodity future or option contracts and other similar agreements.

         "Indemnified Party" has the meaning specified in Section 8.04(b).

         "Initial Extension of Credit" means the earlier to occur of the initial Borrowing or the initial issuance of a Letter of Credit hereunder.

         "Initial Issuing Bank" has the meaning specified in the recital of parties to this Agreement.

         "Initial Lenders" has the meaning specified in the recital of parties to this Agreement.

         "Insufficiency" means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

         "Interest Expense" means, for any period, the sum of (i) interest expense, including, without limitation and without duplication, (a) amortization of debt discount, (b) amortization of fees (including, without limitation, fees payable in respect of Hedge Agreements) payable in connection with the incurrence of Debt to the extent included in interest expense, and (c) the portion of any liabilities incurred in connection with Capitalized Leases allocable to interest expense, in each case of the Borrower and its Subsidiaries on a Consolidated basis, determined in accordance with GAAP for such period, and
(ii) any dividends paid or accrued in respect of any Preferred Stock of the Borrower during such period. Anything contained herein to the contrary notwithstanding, for purposes of determining Consolidated Interest Expense under
Section 5.04(c), Consolidated Interest Expense for the Borrower and its Subsidiaries for each of the fiscal quarters set forth below shall be deemed to be the amount set forth opposite each such fiscal quarter (regardless of the actual amount of such Consolidated Interest Expense for any such fiscal quarter):


          Fiscal Quarter Ending                 Consolidated Interest Expense
          ---------------------                 -----------------------------
          March 31, 1997                        $26,300,000

          June 30, 1997                         $26,300,000

          September 30, 1997                    $26,300,000

          December 31, 1997                     The sum of (i) $8,790,000 and
                                                (ii) actual Consolidated Interest
                                                Expense for such fiscal quarter.

         "Interest Period" means, for each Eurodollar Rate Advance comprising part of the same Revolving Credit Borrowing or Term Loan Borrowing and each LIBO Rate Advance comprising part of the same Competitive Bid Borrowing, the period commencing on the date of such Eurodollar Rate Advance or LIBO Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, with respect to Eurodollar Rate Advances, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months or, in the case of Eurodollar Rate Advances, to the extent available to all of the Lenders, nine or twelve months, as the Borrower may, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the third (or in the case of any LIBO Rate Advance, fourth) Business Day prior to the first day of such Interest Period, select; provided, however, that:

         (i) the Borrower may not select any Interest Period with respect to any Eurodollar Rate Advance under the Term Loan Facility that ends after any principal repayment installment date for such Facility unless, after giving effect to such selection, the aggregate principal amount of Base Rate Advances and of Eurodollar Rate Advances having Interest Periods that end on or prior to such principal repayment installment date for such Facility shall be at least equal to the aggregate principal amount of Advances under such Facility due and payable on or prior to such date;

         (ii) the Borrower may not select any Interest Period that ends after the Termination Date;

         (iii) Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing or for LIBO Rate Advances comprising part of the same Competitive Bid Borrowing shall be of the same duration;

         (iv) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

         (v) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

         "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

         "Inventory" has the meaning provided in the Uniform Commercial Code as in effect in the State of New York.

         "Investment" in any Person means any direct or indirect loan, advance or other extension of credit to such Person, any direct or indirect guarantee of any Obligations of such Person, any purchase or other acquisition of any capital stock or other ownership or profit interest, warrants, rights, options, obligations or other securities of such Person, or any capital contribution to such Person, including, without limitation, any arrangement pursuant to which the investor incurs Debt of the types referred to in clause (j) or (k) of the definition of "Debt" in respect of such Person or the issuance of any letter of credit (including any Letter of Credit hereunder) on behalf of such Person as to which the investor is obligated to reimburse the issuer. The amount of any Investment shall be the original amount thereof less any return of capital.

         "Issuing Bank" means the Initial Issuing Bank and any Revolving Credit Lender that is willing to issue Letters of Credit hereunder, in its capacity as the issuer or proposed issuer of any such Letter of Credit.

         "L/C Cash Collateral Account" means a non-interest bearing cash collateral account established for purposes of Sections 2.06(b)(vii), 2.06(b)(viii) and 6.02 by the Agent with Citibank, in the name of the Borrower and under the sole dominion and control of the Agent.

         "L/C Related Documents" has the meaning specified in Section
2.03(b)(v).

         "Lender Party" means the Agent, any Lender or any Issuing Bank.

         "Lenders" means the Initial Lenders and each Person that shall become a Lender hereunder pursuant to Section 8.07, in each case to the extent then a party to this Agreement.

         "Letter of Credit" has the meaning specified in Section 2.03(a).

         "Letter of Credit Advance" means an advance made by any Issuing Bank or any Revolving Credit Lender pursuant to Section 2.03(b)(iii).

         "Letter of Credit Agreement" has the meaning specified in Section 2.03(b)(i).

         "Letter of Credit Facility" means, at any time, an amount equal to $25,000,000, as such amount may be reduced at or prior to such time pursuant to
Section 2.05(a) or (b)(iii).

         "LIBO Rate" means, for any Interest Period for all LIBO Rate Advances comprising part of the same Competitive Bid Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in U.S. dollars are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to the amount that would be the Reference Banks' (or, in the case of Citibank, CUSA's) respective ratable shares of such Borrowing if such Borrowing were to be a Revolving Credit Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period. The LIBO Rate for any Interest Period for each LIBO Rate Advance comprising part of the same Competitive Bid Borrowing shall be determined by the Agent on the basis of applicable rates furnished to and received by the Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of
Section 2.08.

         "LIBO Rate Advances" has the meaning specified in Section 2.02(a)(i).

         "Lien" means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

         "Loan Documents" means this Agreement, the Notes, the Guaranty and each Letter of Credit Agreement, in each case as amended, supplemented or otherwise modified from time to time.

         "Loan Parties" means the Borrower and each Guarantor Subsidiary (and, at all times prior to the consummation of the Acquisition, the Company).

         "Margin Stock" has the meaning specified in Regulation U.

         "Material Adverse Change" means any material adverse change (or any event or condition which, solely with the passage of time, has a substantial likelihood of causing or resulting in a material adverse change) in the business, financial condition, operations, performance or properties of the Borrower and its Subsidiaries or the Borrower and its Guarantor Subsidiaries, in either case taken as a whole. The incurrence of Debt under this Agreement and the other Loan Documents on the Closing Date to finance the Acquisition shall not constitute a Material Adverse Change.

         "Material Adverse Effect" means a material adverse effect (or, solely with the passage of time, a substantial likelihood of causing or resulting in a material adverse effect) on (a) the business, financial condition, operations, performance or properties of the Borrower and its Subsidiaries or the Borrower and its Guarantor Subsidiaries, in either case taken as a whole, (b) the rights and remedies of the Agent or any other Lender Party under the Loan Documents or
(c) the ability of the Borrower to perform its Obligations under the Loan Documents.

         "Mellon Facility" means that certain Promissory Note for Automated Borrowing Service Borrowings, dated October 6, 1992, executed by the Borrower in favor of Mellon Bank, N.A., and any replacement therefor that provides similar automated cash management services to the Borrower.

         "Moody's" means Moody's Investors Service, Inc.

         "Multiemployer Plan" means a "multiemployer plan", as defined in
Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

         "Multiple Employer Plan" means an employee benefit plan (other than a Multiemployer Plan) subject to Title IV of ERISA, (a) to which the Borrower or any ERISA Affiliate and at least one employer other than the Borrower or an ERISA Affiliate is making or accruing an obligation to make contributions or (b) to which the Borrower or any ERISA Affiliate made or accrued an obligation to make contributions during any of the five plan years preceding the date of determination and in respect of which the Borrower or any ERISA Affiliate could reasonably be expected to have a liability under Section 4064 or 4069 of ERISA.

         "Net Cash Proceeds" means, with respect to any sale, lease, transfer or other disposition of any asset or the sale or issuance of any Debt or capital stock or other ownership or profit interest, any securities convertible into or exchangeable for capital stock or other ownership or profit interest or any warrants, rights, options or other securities to acquire capital stock or other ownership or profit interest by any Person, or any Extraordinary Receipt received by or paid to or for the account of any Person, the aggregate amount of cash received from time to time (whether as initial consideration or through payment or disposition of deferred consideration) by or on behalf of such Person in connection with such transaction after deducting therefrom only the following, in each case to the extent properly attributable to such transaction and without duplication: (a) reasonable and customary brokerage commissions, underwriting fees and discounts, legal fees, finder's fees and other similar fees and commissions, to the extent paid to a Person which is not an Affiliate of such Person or the Borrower or any Affiliate of the Borrower within one Business Day following receipt of such cash, (b) the amount of taxes reasonably estimated by the Borrower to be payable by the Borrower or any Subsidiary of the Borrower in connection with or as a result of such transaction or of the repatriation of funds from such transaction to the Borrower, and (c) in the case of any sale, lease, transfer or other disposition of any asset, the amount of any Debt (other than any Obligation under the Loan Documents or any Obligation owed to the Borrower or any Subsidiary of the Borrower) paid in connection therewith (including interest, fees and prepayment premiums), to the extent that such Debt is secured by such asset and is required to be paid by the Borrower or any Subsidiary of the Borrower in connection with such disposition. Anything contained herein to the contrary notwithstanding, the term "Net Cash Proceeds" shall not include (i) the first $140,000,000 that would otherwise constitute Net Cash Proceeds during the period from the Closing Date to December 31, 1998 from the sale, lease, transfer or other disposition by the Borrower or any of its Subsidiaries (pursuant to Section 5.02(d)(iii), (iv), (v) or (vii)) of any interests in real property or Equipment for Resale or leases, bailment arrangements or rental agreements with respect thereto, or (ii) an amount that would otherwise constitute a portion of the Net Cash Proceeds from the issuance of New Senior Notes equal to the Tender Offer Reserve.

         "New Acquisition" means the acquisition after the Closing Date by the Borrower or any Subsidiary of the Borrower of (a) all or substantially all of the capital stock and other ownership or equity interests of any other Person such that such other Person becomes a Wholly-Owned Subsidiary of the Borrower, or (b) any other assets (including, without limitation, technology, license rights, distribution rights and marketing rights, but excluding the acquisition of assets free and clear of Liens from any Person engaged in the business of selling such assets in the ordinary course of such Person's business).

         "New Senior Notes" means senior unsecured notes issued by the Borrower after the Closing Date pursuant to the New Senior Notes Indenture, for Net Cash Proceeds (without regard to the provisions of clause (ii) of the definition of Net Cash Proceeds) in an amount in excess of the principal balance of the Term Loan Balloon Installment outstanding immediately prior to receipt of such Net Cash Proceeds, and any notes issued in exchange or replacement therefor.

         "New Senior Notes Closing Date" means the first date on which any Net Cash Proceeds (without regard to the provisions of clause (ii) of the definition of Net Cash Proceeds) from the issuance of New Senior Notes is paid to or for the account of the Borrower.

         "New Senior Notes Indenture" means an indenture entered into after the Closing Date by and among the Borrower, the Guarantor Subsidiaries and the trustee named therein, which is designated by the Borrower in a written notice to the Agent as the New Senior Notes Indenture for purposes of this Agreement and is in form and substance reasonably satisfactory to the Agent, as such indenture may be amended, supplemented or otherwise modified from time to time.

         "Non-Guarantor Subsidiary" means each direct or indirect Subsidiary of the Borrower which, at the time in question, is not a guarantor under the Guaranty.

         "Note" means a Revolving Credit Note, a Term Note or a Competitive Bid Note.

         "Notice of Borrowing" has the meaning specified in Section 2.01(c).

         "Notice of Competitive Bid Borrowing" has the meaning specified in
Section 2.02(a)(i).

         "Notice of Issuance" has the meaning specified in Section 2.03(b)(i).

         "Notice of Renewal" has the meaning specified in Section 2.03(a).

         "Notice of Termination" has the meaning specified in Section 2.03(a).

         "Obligation" means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in
Section 6.01(f). Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, attorneys' fees and disbursements, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender Party, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

         "Other Taxes" has the meaning specified in Section 2.14(b).

         "PBGC" means the Pension Benefit Guaranty Corporation (or any successor).

         "Permitted Acquisition" means a New Acquisition that is permitted under
Section 5.02(e)(xiii).

         "Person" means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

         "Plan" means an employee benefit plan (other than a Multiemployer Plan) subject to Title IV of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could reasonably be expected to have a liability under Section 4069 of ERISA.

         "Preferred Stock" means, with respect to any corporation, capital stock issued by such corporation that is entitled to a preference or priority over any other capital stock issued by such corporation upon any distribution of such corporation's assets, whether by dividend or upon liquidation.

         "Pro Rata Share" of any amount means, with respect to any Revolving Credit Lender and the Revolving Credit Facility, Letter of Credit Facility or Competitive Bid Facility at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender's Revolving Credit Commitment at such time and the denominator of which is the Revolving Credit Facility at such time.

         "Qualified Preferred Stock" means Preferred Stock of the Borrower that, by its terms or the terms of any Debt for which it is exchangeable, is not Redeemable in whole or in part prior to the Termination Date, other than as a result of an event which constitutes a Change of Control.

         "R&D Adjustment" means (a) the amount of the write-off by the Borrower of research and development costs as of the Closing Date minus (b) $265,000,000.

         "Rating Agencies" means S&P, Moody's and Duff & Phelps.

         "Redeemable" means, with respect to any capital stock or other ownership or profit interest, Debt or other right or Obligation, any such right or Obligation that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder.

         "Reduction Amount" has the meaning set forth in Section 2.06(b)(viii).

         "Reference Banks" means Citibank, Bank of America National Trust and Savings Association, and The First National Bank of Chicago.

         "Register" has the meaning specified in Section 8.07(d).

         "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

         "Required Lenders" means, at any time, Lenders owed or holding more than 50% of the sum of (a) the aggregate principal amount of the Advances outstanding at such time, (b) the aggregate Available Amount of all Letters of Credit outstanding at such time, (c) the aggregate unused Commitments under the Term Loan Facility at such time and (d) the aggregate Unused Revolving Credit Commitments at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time (i) the aggregate principal amount of the Advances owing to such Lender (in its capacity as a Lender) and outstanding at such time, (ii) such Lender's Pro Rata Share of the aggregate Available Amount of all Letters of Credit issued by such Lender and outstanding at such time,
(iii) the aggregate unused Term Loan Commitment of such Lender at such time and
(iv) the aggregate Unused Revolving Credit Commitment of such Lender at such time. For purposes of this definition, the aggregate principal amount of Letter of Credit Advances and Competitive Bid Advances outstanding hereunder and the aggregate Available Amount of Letters of Credit outstanding hereunder shall be considered to be owed to or held by the Revolving Credit Lenders ratably in accordance with their respective Revolving Credit Commitments.

         "Responsible Officer" means, as to any Loan Party, the Chairman, Chief Executive Officer, Chief Operating Officer, President, Chief Financial Officer, Controller or Treasurer of such Loan Party.

         "Revolving Credit Advance" means an advance by a Revolving Credit Lender to the Borrower as part of a Revolving Credit Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance (each of which shall be a "Type" of Revolving Credit Advance).

         "Revolving Credit Borrowing" means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by each of the Revolving Credit Lenders pursuant to Section 2.01.

         "Revolving Credit Commitment" means, with respect to any Revolving Credit Lender at any time, the amount set forth opposite such Lender's name on
Schedule I hereto under the caption "Revolving Credit Commitment" or, if such Lender has entered into one or more Assignments and Acceptances, set forth for such Lender in the Register maintained by the Agent pursuant to Section 8.07(d) as such Lender's "Revolving Credit Commitment", as such amount may be reduced at or prior to such time pursuant to Section 2.05(a) or (b)(i).

         "Revolving Credit Facility" means, at any time, an amount equal to the aggregate amount of the Revolving Credit Lenders' Revolving Credit Commitments at such time.

         "Revolving Credit Facility Fee Percentage" means, as of any date, a percentage per annum determined by reference to either (a) the Senior Unsecured Debt Rating in effect on such date or (b) the Debt to Earnings Ratio in effect on such date, in each case as set forth below, whichever is more favorable to the Borrower:


======================================== ===================================== =====================================
     Senior Unsecured Debt Rating               Debt to Earnings Ratio            Revolving Credit Facility Fee
    of at least two of S&P/Moody's/                                                         Percentage
             Duff & Phelps
======================================== ===================================== =====================================
---------------------------------------- ------------------------------------- -------------------------------------
Level 1                                  Level 1
-------                                  -------
BBB/Baa2/BBB or above; or                Less than 2.50:1.00                                  0.125%
---------------------------------------- ------------------------------------- -------------------------------------
Level 2                                  Level 2
-------                                  -------
BBB-/Baa3/BBB- or above and below        Greater than or equal to 2.50:1.00,                  0.150%
BBB/Baa2/BBB; or                         but less than or equal to 3.00:1.00
---------------------------------------- ------------------------------------- -------------------------------------
Level 3                                  Level 3
-------                                  -------
BB+/Bal/BB+ or above and below           Greater than 3.00:1.00, but less                     0.175%
BBB/Baa2/BBB; or                         than or equal to 3.25:1.00
---------------------------------------- ------------------------------------- -------------------------------------
Level 4                                  Level 4
-------                                  -------
BB+/Ba1/BB+ or above and below           Greater than 3.25:1.00, but less                     0.250%
BBB/Baa2/BBB; or                         than or equal to 3.50:1.00
---------------------------------------- ------------------------------------- -------------------------------------
Level 5                                  Level 5
-------                                  -------
Below BB+/Ba1/BB+ or less than two       Greater than 3.50:1.00                               0.375%
ratings in effect
---------------------------------------- ------------------------------------- -------------------------------------




The Borrower must meet the specified Senior Unsecured Debt Rating of at least two of the three Rating Agencies, or meet the required Debt to Earnings Ratio, to qualify for a certain Level (as defined in the foregoing table) in determination of the Revolving Credit Facility Fee Percentage. Notwithstanding the foregoing provisions of this definition, (i) the Revolving Credit Facility Fee Percentage on the Closing Date shall be at Level 4, (ii) to the extent that the Revolving Credit Facility Fee Percentage at any date of determination is based on the Debt to Earnings Ratio then in effect, no change in the Revolving Credit Facility Fee Percentage based on such ratio shall be effective until the date on which the Agent receives financial statements pursuant to Section 5.03(b) or (c) and a certificate of the Chief Financial Officer, Controller or Treasurer of the Borrower demonstrating such ratio, and (iii) if the Borrower has not submitted to the Agent the information required under clause (ii) above as and when required under Section 5.03(b) or (c), as the case may be, the Revolving Credit Facility Fee Percentage (A) shall be determined by reference to the Senior Unsecured Debt Rating if at least two such ratings are then in effect, or (B) if such ratings are not then in effect, shall be at Level 5 for so long as such information has not been submitted.

         "Revolving Credit Lender" means any Lender that has a Revolving Credit Commitment.

         "Revolving Credit Note" means a promissory note of the Borrower payable to the order of any Revolving Credit Lender, in substantially the form of Exhibit A-1 hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Revolving Credit Advances made by such Lender.

         "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc.

         "Senior Notes" means, collectively, the Existing Senior Debentures and the New Senior Notes.

         "Senior Unsecured Debt Rating" means a rating of the Borrower's long-term senior unsecured debt either (a) publicly announced or published by a Rating Agency as in effect from time to time or (b) pursuant to a private letter rating or similar privately issued rating by a Rating Agency as in effect from time to time.

         "Solvent" means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property constitutes an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

         "Special Prepayment Date" has the meaning set forth in Section 2.06(b)(i).

         "Standby Letter of Credit" means any Letter of Credit issued under the Letter of Credit Facility, other than a Trade Letter of Credit.

         "Stock Purchase Agreement" means that certain Stock Purchase Agreement dated as of August 29, 1997 by and among the Company, the stockholders of the Company and the Borrower.

         "Subsidiary" of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries. For purposes of this Agreement and the other Loan Documents, the Company shall be deemed to be a Subsidiary of the Borrower both before and after the consummation of the Acquisition.

         "Surviving Debt" has the meaning set forth in Section 3.01(c).

         "Taxes" has the meaning specified in Section 2.14(a).

         "Tender Offer Termination Date" means the date which is 30 days after the New Senior Notes Closing Date, or such earlier date as the Borrower may specify in writing to the Agent.

         "Tender Offer Reserve" means the lesser of (a) $100,000,000 and (b) the amount, if any, by which the Net Cash Proceeds (without regard to the provisions of clause (ii) of the definition of Net Cash Proceeds) from the issuance of the New Senior Notes exceeds the principal balance of the Term Loan Balloon Installment outstanding immediately prior to receipt of such Net Cash Proceeds.

         "Term Loan Advance" means an advance by a Lender to the Borrower as part of a Term Loan Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance (each of which shall be a "Type" of Term Loan Advance).

         "Term Loan Balloon Installment" means that portion of the principal of the Term Loan Advances due on the Termination Date that exceeds $25,000,000.

         "Term Loan Borrowing" means a borrowing consisting of simultaneous Term Loan Advances of the same Type made by each of the Term Loan Lenders pursuant to
Section 2.01(b).

         "Term Loan Commitment" means, with respect to any Term Loan Lender at any time, the amount set forth opposite such Lender's name on Schedule I hereto under the caption "Term Loan Commitment" or, if such Lender has entered into one or more Assignments and Acceptances, set forth for such Lender in the Register maintained by the Agent pursuant to Section 8.07(d) as such Lender's "Term Loan Commitment", as such amount may be reduced at or prior to such time pursuant to
Section 2.05(a) or (b)(ii).

         "Term Loan Facility" means, at any time, an amount equal to the aggregate amount of the Term Loan Lenders' Term Loan Commitments at such time.

         "Term Loan Lender" means any Lender that has a Term Loan Commitment.

         "Term Note" means a promissory note of the Borrower payable to the order of any Term Loan Lender, in substantially the form of Exhibit A-3 hereto, evidencing the indebtedness of the Borrower to such Lender resulting from the Term Loan Advances made by such Lender.

         "Termination Date" means the earlier of October 31, 2002 and the date of termination in whole of the Commitments pursuant to Section 2.05 or 6.01.

         "Termination Event" means (a) the occurrence of (i) a "reportable event", as such term is described in Section 4043 of ERISA (other than a "reportable event" not subject to the provision for 30-day notice to the PBGC), provided, however, that with respect to an event described in paragraph (9),
(10), (11), (12) or (13) of Section 4043(c) of ERISA as to which notice is required to be given under Section 4043(b)(3) of ERISA, the Termination Event shall be deemed to occur on the date such notice is required to be given, or
(ii) an event described in Section 4062(e) of ERISA, or (b) the application for a minimum funding waiver with respect to a Plan, or (c) the withdrawal of the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a "substantial employer", as such term is defined in Section 4001(a)(2) of ERISA, or the incurrence of liability by the Borrower or any ERISA Affiliate under Section 4064 of ERISA upon the termination of a Multiple Employer Plan, or (d) the imposition of a lien under Section 302(f) of ERISA, or
(e) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA, or (f) the distribution of a notice of intent to terminate a Plan pursuant to Section 4041(a)(2) of ERISA or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, or (g) the institution of proceedings to terminate a Plan by the PBGC under
Section 4042 of ERISA, or (h) the occurrence of any other event or condition that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

         "Trade Letter of Credit" means any Letter of Credit that is issued under the Letter of Credit Facility for the benefit of a supplier of Inventory to the Borrower or any of its Guarantor Subsidiaries to effect payment for such Inventory.

         "Unused Revolving Credit Commitment" means, with respect to any Revolving Credit Lender at any time, (a) such Lender's Revolving Credit Commitment at such time, minus (b) the sum of (i) the aggregate principal amount of all Revolving Credit Advances made by such Lender and outstanding at such time, (ii) such Lender's Pro Rata Share of all Letter of Credit Advances and the aggregate Available Amount of all Letters of Credit outstanding at such time,
(iii) such Lender's Pro Rata Share of the aggregate principal amount of all Competitive Bid Advances then outstanding, and (iv) at all times from and after the New Senior Notes Closing Date to the Tender Offer Termination Date, such Lender's Pro Rata Share of the Tender Offer Reserve.

         "Voting Stock" means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

         "Wholly-Owned Subsidiary" means a Subsidiary of the Borrower all of the capital stock or other ownership or equity interests (other than qualifying shares owned by directors and other Persons required by applicable law) in which is directly or indirectly owned by the Borrower.

         "Withdrawal Liability" has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

         SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding."

         SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(f)(i) ("GAAP"). For purposes of determining compliance with the covenants contained in Section 5.02 only, any Debt incurred or an Investment made by the Borrower or any of its Subsidiaries which is denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date that such Investment was made or such Debt was first committed, in the case of revolving credit Debt, or incurred, in the case of any other Debt, provided that any Surviving Debt, and any renewals or refinancings thereof, denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the Closing Date.

                                   ARTICLE II.

                        AMOUNTS AND TERMS OF THE ADVANCES
                            AND THE LETTERS OF CREDIT


         SECTION 2.01. The Revolving Credit And Term Loan Advances. (a) Revolving Credit Advances. Each Revolving Credit Lender severally agrees, on the terms and conditions hereinafter set forth, to make Revolving Credit Advances to the Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date in an amount for each such Advance not to exceed such Lender's Unused Revolving Credit Commitment at such time. Each Revolving Credit Borrowing shall be in an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof (or, if less, an aggregate amount equal to the amount by which the aggregate amount of a proposed Competitive Bid Borrowing requested by the Borrower exceeds the aggregate amount of Competitive Bid Advances offered to be made by the Revolving Credit Lenders and accepted by the Borrower in respect of such Competitive Bid Borrowing, if such Competitive Bid Borrowing is made on the same date as such Revolving Credit Borrowing) and shall consist of Revolving Credit Advances of the same Type made on the same day by the Revolving Credit Lenders ratably according to their respective Revolving Credit Commitments. Within the limits of each Revolving Credit Lender's Revolving Credit Commitment, the Borrower may borrow under this
Section 2.01(a), repay or prepay pursuant to Section 2.06 and reborrow under this Section 2.01(a).

                  (b) Term Loan Advances. Each Term Loan Lender severally agrees, on the terms and conditions hereinafter set forth, to make a single Term Loan Advance to the Borrower on any Business Day during the period from the Closing Date until November 15, 1997 in an amount not to exceed such Term Loan Lender's Term Loan Commitment at such time. The Term Loan Borrowing shall consist of Term Loan Advances made simultaneously by the Term Loan Lenders ratably according to their respective Term Loan Commitments. Amounts borrowed under this Section 2.01(b) and repaid or prepaid may not be reborrowed.

                  (c) Borrowing Procedures. Except as otherwise provided in
Section 2.02 or 2.03, each Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances, or the same Business Day of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Agent, which shall give to each Appropriate Lender prompt notice thereof by telecopier or telex. Each such notice of a Borrowing (a "Notice of Borrowing") shall be by telephone, confirmed promptly in writing, or telecopier or telex in substantially the form of Exhibit B-1 hereto, specifying therein the requested
(i) date of such Borrowing, (ii) Facility under which such Borrowing is to be made, (iii) Type of Advances comprising such Borrowing, (iv) aggregate amount of such Borrowing, and (v) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance. Each Appropriate Lender shall, before 2:00 P.M. (or, in the case of Eurodollar Rates Advances, 11:00 A.M.) (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Agent at the Agent's Account, in same day funds, such Lender's ratable portion of such Borrowing in accordance with the respective Commitments under the applicable Facility of such Lender and the other Appropriate Lenders. After the Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower by crediting the Borrower's Account; provided, however, that in the case of any Revolving Credit Borrowing, the Agent shall first make a portion of such funds equal to the aggregate principal amount of any Letter of Credit Advances made by any Issuing Bank and by any Revolving Credit Lender and outstanding on the date of such Revolving Credit Borrowing, plus interest accrued and unpaid thereon to and as of such date, available to such Issuing Bank and such Revolving Credit Lenders for repayment of such Letter of Credit Advances.

                  (d) Eurodollar Rate Advances. Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Eurodollar Rate Advances for any Revolving Credit Borrowing or Term Loan Borrowing if the aggregate amount of such Borrowing is less than $10,000,000 or if the obligation of the Appropriate Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.08 or 2.12, (ii) no more than 10 Eurodollar Rate Advances that constitute Revolving Credit Advances may be outstanding to any Lender at any time, and (iii) no more than five Eurodollar Rate Advances that constitute Term Loan Advances may be outstanding to any Lender at any time.

                  (e) Failure of Conditions. Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Revolving Credit Borrowing or Term Loan Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Appropriate Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

                  (f) Assumed Funding. Unless the Agent shall have received notice from an Appropriate Lender prior to the date of any Revolving Credit Borrowing or Term Loan Borrowing that such Lender will not make available to the Agent such Lender's ratable portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with subsection (c) of this Section 2.01 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at such time under Section 2.07 to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender's Advance as part of such Borrowing for purposes of this Agreement.

                  (g) Failure to Fund. The failure of any Lender to make the Advance to be made by it as part of any Revolving Credit Borrowing or Term Loan Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

         SECTION 2.02. The Competitive Bid Advances (a) Competitive Bid Borrowings. Each Revolving Credit Lender severally agrees that the Borrower may make Competitive Bid Borrowings under this Section 2.02 from time to time on any Business Day during the period from the Closing Date until the date occurring 30 days prior to the Termination Date in the manner set forth below; provided that, following the making of each Competitive Bid borrowing, the aggregate amount of all Advances (other than Term Loan Advances) then outstanding plus the aggregate Available Amount of all Letters of Credit then outstanding shall not exceed the aggregate amount of the Revolving Credit Commitments of the Revolving Credit Lenders (minus, during the period from the New Senior Notes Closing Date to the Tender Offer Termination Date, the amount of the Tender Offer Reserve); and provided further that no such Competitive Bid Borrowings shall be available as long as both the Borrower's Senior Unsecured Debt Rating and the Borrower's Debt to Earnings Ratio are at either of "Level 3", "Level 4" or "Level 5" (as such Levels are specified in the definition of Applicable Margin in Section 1.01).

                  (i) The Borrower may request a Competitive Bid Borrowing under this Section 2.02 by delivering to the Agent, by telecopier or telex, a notice of a Competitive Bid Borrowing (a "Notice of Competitive Bid Borrowing"), in substantially the form of Exhibit B-2 hereto, specifying therein the requested (v) date of such proposed Competitive Bid Borrowing, (w) aggregate amount of such proposed Competitive Bid Borrowing, (x) in the case of a Competitive Bid Borrowing consisting of LIBO Rate Advances, Interest Period, or in the case of a Competitive Bid Borrowing consisting of Fixed Rate Advances, maturity date for repayment of each Fixed Rate Advance to be made as part of such Competitive Bid Borrowing (which maturity date may not be earlier than the date occurring 7 days after the date of such Competitive Bid Borrowing or later than the earlier of (I) 180 days after the date of such Competitive Bid Borrowing and (II) the Termination Date), (y) interest payment date or dates relating thereto, and (z) other terms (if any) to be applicable to such Competitive Bid Borrowing, not later than 11:00 A.M. (New York City time) (A) at least one Business Day prior to the date of the proposed Competitive Bid Borrowing, if the Borrower shall specify in the Notice of Competitive Bid Borrowing that the rates of interest to be offered by the Revolving Credit Lenders shall be fixed rates per annum (the Advances comprising any such Competitive Bid Borrowing being referred to herein as "Fixed Rate Advances") and (B) at least four Business Days prior to the date of the proposed Competitive Bid Borrowing, if the Borrower shall instead specify in the Notice of Competitive Bid Borrowing that the rates of interest to be offered by the Lenders are to be based on the LIBO Rate (the Advances comprising such Competitive Bid Borrowing being referred to herein as "LIBO Rate Advances"). Subject to Section 2.02(a)(iii)(x) below, each Notice of Competitive Bid Borrowing shall be irrevocable and binding on the Borrower. The Agent shall in turn promptly notify each Revolving Credit Lender of each request for a Competitive Bid Borrowing received by it from the Borrower by sending such Lender a copy of the related Notice of Competitive Bid Borrowing. Each Notice of Competitive Bid Borrowing under this Section 2.02(a)(i) shall be accompanied with a processing fee in an amount agreed upon by the Borrower and the Agent.

                  (ii) Each Revolving Credit Lender may, if, in its sole discretion, it elects to do so, irrevocably offer to make one or more Competitive Bid Advances to the Borrower as part of such proposed Competitive Bid Borrowing at a rate or rates of interest specified by such Lender in its sole discretion, by notifying the Agent (which shall give prompt notice thereof to the Borrower), before 10:30 A.M. (New York City time) on the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Fixed Rate Advances and before 10:30 A.M. (New York City time) three Business Days before the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of LIBO Rate Advances, of the minimum amount and maximum amount of each Competitive Bid Advance which such Lender would be willing to make as part of such proposed Competitive Bid Borrowing (which amounts may, subject to the proviso to the first sentence of this Section 2.02(a), exceed such Lender's Revolving Credit Commitment, if any), the rate or rates of interest therefor and such Lender's Applicable Lending Office with respect to such Competitive Bid Advance; provided that if the Agent in its capacity as a Revolving Credit Lender shall, in its sole discretion, elect to make any such offer, it shall notify the Borrower of such offer at least 30 minutes before the time and on the date on which notice of such election is to be given to the Agent by the other Revolving Credit Lenders. If any Revolving Credit Lender shall elect not to make such an offer, such Lender shall so notify the Agent, before 10:30 A.M. (New York City time) on the date on which notice of such election is to be given to the Agent by the other Revolving Credit Lenders, and such Lender shall not be obligated to, and shall not, make any Competitive Bid Advance as part of such Competitive Bid Borrowing; provided that the failure by any Revolving Credit Lender to give such notice shall not cause such Lender to be obligated to make any Competitive Bid Advance as part of such proposed Competitive Bid Borrowing.

                  (iii) The Borrower shall, in turn, before 12:00 P.M. (New York City time) on the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Fixed Rate Advances and before 12:00 P.M. (New York City time) three Business Days before the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of LIBO Rate Advances, either:

                           (x) cancel such Competitive Bid Borrowing by giving
the Agent notice to that effect, or

                           (y) accept one or more of the offers made by any
Revolving Credit Lender or Lenders pursuant to paragraph (ii) above, in its sole discretion, by giving notice to the Agent of the amount of each Competitive Bid Advance (which amount shall be equal to or greater than the minimum amount, and equal to or less than the maximum amount, notified to the Borrower by the Agent on behalf of such Lender for such Competitive Bid Advance pursuant to paragraph
(ii) above, except to the extent the bids are to be allocated as provided in the last sentence of this clause (y)) to be made by each Revolving Credit Lender as part of such Competitive Bid Borrowing, and reject any remaining offers made by Revolving Credit Lenders pursuant to paragraph (ii) above by giving the Agent notice to that effect. The Borrower shall accept the offers made by any Revolving Credit Lender or Lenders to make Competitive Bid Advances in order of the lowest to the highest rates of interest offered by such Lenders. If two or more Revolving Credit Lenders have offered the same interest rate, the amount to be borrowed at such interest rate will be allocated among such Lenders by the Agent in proportion to the maximum amount that each such Lender offered at such interest rate.

                  (iv) If the Borrower notifies the Agent that such Competitive Bid Borrowing is cancelled pursuant to paragraph (iii)(x) above, the Agent shall give prompt notice thereof to the Revolving Credit Lenders and such Competitive Bid Borrowing shall not be made.

                  (v) If the Borrower accepts one or more of the offers made by any Revolving Credit Lender or Lenders pursuant to paragraph (iii)(y) above, the Agent shall in turn promptly notify (A) each Revolving Credit Lender that has made an offer as described in paragraph (ii) above, of the date and aggregate amount of such Competitive Bid Borrowing and whether or not any offer or offers made by such Lender pursuant to paragraph (ii) above have been accepted by the Borrower,
         (B) each Revolving Credit Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing, of the amount of each Competitive Bid Advance to be made by such Lender as part of such Competitive Bid Borrowing, and (C) each Revolving Credit Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing, upon receipt, that the Agent has received forms of documents appearing to fulfill the applicable conditions set forth in Article
         III. Each Revolving Credit Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing shall, before 1:00 P.M. (New York City time) on the date of such Competitive Bid Borrowing specified in the notice received from the Agent pursuant to clause (A) of the preceding sentence or any later time when such Lender shall have received notice from the Agent pursuant to clause (C) of the preceding sentence, make available for the account of its Applicable Lending Office to the Agent at the Agent's Account, in same day funds, such Lender's portion of such Competitive Bid Borrowing. Upon fulfillment of the applicable conditions set forth in Article III and after receipt by the Agent of such funds, the Agent will make such funds available to the Borrower at the Agent's address referred to in Section 8.02. Promptly after each Competitive Bid Borrowing the Agent will notify each Revolving Credit Lender of the amount of the Competitive Bid Borrowing and the dates upon which such Competitive Bid Borrowing commenced and will terminate.

                  (vi) If the Borrower notifies the Agent that it accepts one or more of the offers made by any Revolving Credit Lender or Lenders pursuant to paragraph (iii)(y) above, such notice of acceptance shall be irrevocable and binding on the Borrower. The Borrower shall indemnify each Revolving Credit Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in the related Notice of Competitive Bid Borrowing for such Competitive Bid Borrowing accepted by Borrower the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Competitive Bid Advance to be made by such Lender as part of such Competitive Bid Borrowing when such Competitive Bid Advance, as a result of such failure, is not made on such date.

                  (b) Minimum Amounts. Each Competitive Bid Borrowing shall be in an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 (or, if less, the remaining amount available to be borrowed under the Revolving Credit Facility at such time) in excess thereof, and following the making of each Competitive Bid Borrowing, the Borrower shall be in compliance with the limitation set forth in the first proviso to the first sentence of subsection (a) above.

                  (c) Reborrowings. Within the limits and on the conditions set forth in this Section 2.02, the Borrower may from time to time borrow under this
Section 2.02, repay or prepay pursuant to Section 2.05 or 2.06, and reborrow under this Section 2.02, provided that a Competitive Bid Borrowing shall not be made within three Business Days of the date of any other Competitive Bid Borrowing.

                  (d) Competitive Bid Notes. The indebtedness of the Borrower resulting from each Competitive Bid Advance made to the Borrower as part of a Competitive Bid Borrowing shall be evidenced by a separate Competitive Bid Note of the Borrower payable to the order of the Revolving Credit Lender making such Competitive Bid Advance.

         SECTION 2.03. The Letters of Credit. (a) Letter of Credit Facility. Each Issuing Bank severally agrees, on the terms and conditions hereinafter set forth, to issue letters of credit (the "Letters of Credit") for the account of the Borrower and its Guarantor Subsidiaries from time to time on any Business Day during the period from the Effective Date until 30 days before the Termination Date (i) in an aggregate Available Amount for all Letters of Credit issued hereunder not to exceed at any time the Letter of Credit Facility at such time and (ii) in an Available Amount for each such Letter of Credit not to exceed the lesser of (1) the Letter of Credit Facility at such time minus the aggregate Available Amount of all other Letters of Credit then outstanding and
(2) the Unused Revolving Credit Commitments of the Revolving Credit Lenders at such time. No Letter of Credit shall have an expiration date (including all rights of the Borrower or the beneficiary to require renewal) later than the earlier of 30 days before the Termination Date and (A) in the case of a Standby Letter of Credit, one year after the date of issuance thereof, but may by its terms be renewable annually upon notice (a "Notice of Renewal") given to the Issuing Bank that issued such Standby Letter of Credit and the Agent on or prior to any date for notice of renewal set forth in such Letter of Credit but in any event at least three Business Days prior to the date of the proposed renewal of such Standby Letter of Credit and upon fulfillment of the applicable conditions set forth in Article III unless such Issuing Bank has notified the Borrower (with a copy to the Agent) on or prior to the date for notice of termination set forth in such Letter of Credit but in any event at least 30 Business Days prior to the date of automatic renewal of its election not to renew such Standby Letter of Credit (a "Notice of Termination") and (B) in the case of a Trade Letter of Credit, 90 days after the date of issuance thereof; provided that the terms of each Standby Letter of Credit that is automatically renewable annually shall (x) require the Issuing Bank that issued such Standby Letter of Credit to give the beneficiary named in such Standby Letter of Credit notice of any Notice of Termination, (y) permit such beneficiary, upon receipt of such notice, to draw under such Standby Letter of Credit prior to the date such Standby Letter of Credit otherwise would have been automatically renewed and (z) not permit the expiration date (after giving effect to any renewal) of such Standby Letter of Credit in any event to be extended to a date later than 30 days before the Termination Date. If either a Notice of Renewal is not given by the Borrower or a Notice of Termination is given by the relevant Issuing Bank pursuant to the immediately preceding sentence, such Standby Letter of Credit shall expire on the date on which it otherwise would have been automatically renewed; provided, however, that even in the absence of receipt of a Notice of Renewal the relevant Issuing Bank may in its discretion, unless instructed to the contrary by the Agent or the Borrower, deem that a Notice of

Renewal had been timely delivered and in such case, a Notice of Renewal shall be deemed to have been so delivered for all purposes under this Agreement. Within the limits of the Letter of Credit Facility, and subject to the limits referred to above, so long as any Issuing Bank, in its sole discretion, elects to issue Letters of Credit, the Borrower may request the issuance of Letters of Credit under this Section 2.03(a), repay any Letter of Credit Advances resulting from drawings thereunder pursuant to Section 2.05 or 2.06 and request the issuance of additional Letters of Credit under this Section 2.03(a).

                  (b) Issuance of and Drawings and Reimbursement Under Letters of Credit.

                  (i) Request for Issuance. Each Letter of Credit shall be issued upon notice, given not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed issuance of such Letter of Credit, by the Borrower to any Issuing Bank, which shall give to the Agent prompt notice thereof by telex or telecopier. Each such notice of issuance of a Letter of Credit (a "Notice of Issuance") shall be by telephone, confirmed immediately in writing, or telex or telecopier, specifying therein the requested (A) date of such issuance (which shall be a Business Day), (B) Available Amount of such Letter of Credit, (C) expiration date of such Letter of Credit, (D) name and address of the beneficiary of such Letter of Credit and (E) form of such Letter of Credit, and shall be accompanied by such application and agreement for letter of credit as such Issuing Bank may specify to the Borrower for use in connection with such requested Letter of Credit (a "Letter of Credit Agreement"). If (x) the requested form of such Letter of Credit is acceptable to such Issuing Bank in its sole discretion and (y) in its sole discretion, it elects to issue the requested Letter of Credit, such Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article III, make such Letter of Credit available to the Borrower at its office referred to in Section 8.02 or as otherwise agreed with the Borrower in connection with such issuance. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.

                  (ii) Letter of Credit Reports. Each Issuing Bank shall furnish
         (A) to the Agent and the Borrower on the first Business Day of each week a written report summarizing issuance and expiration dates of Letters of Credit issued by such Issuing Bank during the previous week and drawings during such week under all Letters of Credit issued by such Issuing Bank, (B) to the Agent, each Revolving Credit Lender and the Borrower on the first Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit issued by such Issuing Bank during the preceding month and drawings during such month under all Letters of Credit issued by such Issuing Bank, and
         (C) to the Agent, the Borrower and each Revolving Credit Lender on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit issued by such Issuing Bank.

                  (iii) Drawing and Reimbursement. The payment by any Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by such Issuing Bank of a Letter of Credit Advance, which shall be a Base Rate Advance, in the amount of such draft. Upon written demand by any Issuing Bank with an outstanding Letter of Credit Advance, with a copy of such demand to the Agent, each Revolving Credit Lender shall purchase from such Issuing Bank, and such Issuing Bank shall sell and assign to each such Revolving Credit Lender, such Lender's Pro Rata Share of such outstanding Letter of Credit Advance as of the date of such purchase, by making available for the account of its Applicable Lending Office to the Agent for the account of such Issuing Bank, by deposit to the Agent's Account, in same day funds, an amount equal to the portion of the outstanding principal amount of such Letter of Credit Advance to be purchased by such Lender. Promptly after receipt thereof, the Agent shall transfer such funds to such Issuing Bank. The Borrower hereby agrees to each such sale and assignment. Each Revolving Credit Lender agrees to purchase its Pro Rata Share of an outstanding Letter of Credit Advance on (i) the Business Day on which demand therefor is made by the Issuing Bank which made such Advance, provided notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. Upon any such assignment by an Issuing Bank to any Revolving Credit Lender of a portion of a Letter of Credit Advance, such Issuing Bank represents and warrants to such Lender that such Issuing Bank is the legal and beneficial owner of such interest being assigned by it, free and clear of any liens, but makes no other representation or warranty and assumes no responsibility with respect to such Letter of Credit Advance, the Loan Documents or any Loan Party. If and to the extent that any Revolving Credit Lender shall not have so made the amount of such Letter of Credit Advance available to the Agent, such Revolving Credit Lender agrees to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by such Issuing Bank until the date such amount is paid to the Agent, at the Federal Funds Rate for its account or the account of such Issuing Bank, as applicable. If such Lender shall pay to the Agent such amount for the account of such Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Letter of Credit Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Letter of Credit Advance made by such Issuing Bank shall be reduced by such amount on such Business Day.

                  (iv) Failure to Make Letter of Credit Advances. The failure of any Lender to make the Letter of Credit Advance to be made by it on the date specified in Section 2.03(b)(iii) shall not relieve any other Lender of its obligation hereunder to make its Letter of Credit Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Letter of Credit Advance to be made by such other Lender on such date.

                  (v) Obligations Absolute. The Obligations of the Borrower under this Agreement, any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances:

                  (A) any lack of validity or enforceability of any Loan Document, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the "L/C Related Documents");

                  (B) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of the Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

                  (C) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), any Issuing Bank or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

                  (D) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                  (E) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;

                  (F) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guaranty, for all or any of the Obligations of the Borrower in respect of the L/C Related Documents; or

                  (G) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a Guarantor Subsidiary, or any other guarantor.

         SECTION 2.04. Repayment of Advances. (a) Revolving Credit Advances. The Borrower shall repay to the Agent for the ratable account of the Revolving Credit Lenders on the Termination Date the aggregate outstanding principal amount of the Revolving Credit Advances then outstanding.

                  (b) Term Loan Advances. The Borrower shall repay to the Agent for the ratable account of the Term Loan Lenders the aggregate outstanding principal amount of the Term Loan Advances on the following dates in the amounts indicated (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.06):


         DATE                                                 AMOUNT
         ----                                                 ------
         March 31, 2000                                       $25,000,000
         June 30, 2000                                        $25,000,000
         September 30, 2000                                   $25,000,000
         December 31, 2000                                    $25,000,000
         March 31, 2001                                       $25,000,000
         June 30, 2001                                        $25,000,000
         September 30, 2001                                   $25,000,000
         December 31, 2001                                    $25,000,000
         March 31, 2002                                       $25,000,000
         June 30, 2002                                        $25,000,000
         September 30, 2002                                   $25,000,000
         October 31, 2002                                     $225,000,000;


provided, however, that the final principal installment shall be repaid on the Termination Date and in any event shall be in an amount equal to the aggregate principal amount of the Term Loan Advances outstanding on such date.

                  (c) Competitive Bid Advances. The Borrower shall repay to the Agent for the account of each Revolving Credit Lender that has made a Competitive Bid Advance, on the maturity date of each such Competitive Bid Advance (such maturity date being that specified by the Borrower for repayment of such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered pursuant to Section 2.02(a)(i) and provided in the Competitive Bid Note evidencing such Competitive Bid Advance), the then unpaid principal amount of such Competitive Bid Advance.

                  (d) Letter of Credit Advances. The Borrower shall repay to the Agent for the account of each Issuing Bank and each Revolving Credit Lender that has made a Letter of Credit Advance on the earlier of demand and the Termination Date the outstanding principal amount of each Letter of Credit Advance made by each of them.

         SECTION 2.05. Termination or Reduction of the Commitments. (a) Optional. The Borrower may, upon at least five Business Days' notice to the Agent, terminate in whole or reduce in part the unused portions of the Revolving Credit Commitments; provided, however, that (i) each partial reduction of the Commitments under the Revolving Credit Facility shall be in an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii) shall be made ratably among the Revolving Credit Lenders in accordance with their respective Commitments under such Facility; and provided further that the aggregate amount of the Unused Revolving Credit Commitments shall not be reduced to less than zero.

                  (b) Mandatory. (i) The Revolving Credit Facility shall be automatically and permanently reduced on each date on which prepayment thereof is required to be made pursuant to subparagraph (i), (ii),
         (iii), (iv), (v) or (vi) of Section 2.06(b) in an amount equal to the applicable Reduction Amount, provided that each such reduction of the Revolving Credit Facility shall be made ratably among the Revolving Credit Lenders in accordance with their Revolving Credit Commitments.

                  (ii) On the date of the Term Loan Borrowing, after giving effect to such Term Loan Borrowing, and from time to time thereafter upon each repayment or prepayment of the Term Loan Advances, the aggregate Term Loan Commitments of the Term Loan Lenders shall be automatically and permanently reduced, on a pro rata basis, by an amount equal to the amount by which the aggregate Term Loan Commitments immediately prior to such reduction exceed the aggregate unpaid principal amount of the Term Loan Advances then outstanding.

                  (iii) The Letter of Credit Facility shall be permanently reduced from time to time on the date of each reduction in the Revolving Credit Facility by the amount, if any, by which the amount of the Letter of Credit Facility exceeds the Revolving Credit Facility after giving effect to such reduction of the Revolving Credit Facility.


                                       -35

         SECTION 2.06. Prepayments. (a) Optional. The Borrower may, upon at least three (or in the case of any Letter of Credit Advance, one) Business Days' notice to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding aggregate principal amount of the Revolving Credit Advances or Term Loan Advances comprising part of the same Borrowing in whole or ratably in part (or the outstanding amount of any Letter of Credit Advance, in whole or in part) (in each case as specified in such notice), together with accrued but unpaid interest to the date of such prepayment on the aggregate principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and (y) if any prepayment of a Eurodollar Rate Advance is made on a day other than the last day of an Interest Period for such Advance the Borrower shall also pay any amounts owing pursuant to Section 8.04(c). Each such prepayment of any Term Loan Advances shall be applied first, to the Term Loan Balloon Installment, and second, to the remaining outstanding installments of the Term Loan Advances on a ratable basis. The Borrower shall have no right to prepay any principal amount of any Competitive Bid Advance unless, and then only on the terms, specified by the Borrower for such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered pursuant to Section 2.02(a)(i) and set forth in the Competitive Bid Note evidencing such Competitive Bid Advance.

                  (b) Mandatory. (i) The Borrower shall, on the earlier of two Business Days after the date of delivery of the annual financial statements required pursuant to Section 5.03(c) for each Fiscal Year of the Borrower (commencing with Fiscal Year 1998) or 120 days following the end of each such Fiscal Year (such date with respect to each Fiscal Year being the "Special Prepayment Date" for such Fiscal Year) prepay an aggregate principal amount of the Advances then outstanding equal to 50% of Excess Cash Flow for such Fiscal Year. Prepayment of Advances made pursuant to this Section 2.06(b)(i) shall be first applied to the Term Loan Balloon Installment, second applied ratably to the remaining unpaid installments of the Term Loan Advances, and third applied to the Revolving Credit Facility and any outstanding Competitive Bid Advances as set forth in clause (B) of subparagraph (viii) below; provided, however, that if the Debt to Earnings Ratio is at Level 1, 2 or 3 (as such Levels are specified in the definition of Applicable Margin in
         Section 1.01) at the end of any Fiscal Year, the Borrower shall not thereafter be required to make further prepayments pursuant to clause third above.

                  (ii) The Borrower shall, within five Business Days following the date of receipt by the Borrower or any of its Domestic Subsidiaries of the Net Cash Proceeds from the sale, lease, transfer or other disposition of any assets of the Borrower or any of its Domestic Subsidiaries pursuant to clause (iii), (iv), (v) or (vii) of Section 5.02(d), prepay an aggregate principal amount of the Advances then outstanding in an amount equal to the amount of such Net Cash Proceeds; provided, however, that no prepayment shall be required under this subparagraph (ii) in respect of any such Net Cash Proceeds received during any Fiscal Year (other than Net Cash Proceeds from the sale, lease, transfer or other disposition of interests in real property, prepayment in respect of which shall be made as provided above) unless, at the time of receipt of such Net Cash Proceeds, the aggregate amount of such Net Cash Proceeds received during such Fiscal Year as to which no prepayment has been made under this subparagraph (ii) is equal to or greater than $10,000,000, in which case prepayment in respect of all such Net Cash Proceeds shall be made within five Business Days after receipt of the most recent payment thereof. Prepayment of Advances pursuant to this subparagraph (ii) shall be applied as set forth in subparagraph (viii) below.

                  (iii) The Borrower shall, within one Business Day following the date of receipt by the Borrower or any of its Subsidiaries of the Net Cash Proceeds from (A) the sale or issuance by the Borrower of any capital stock or other ownership or profit interest, any securities convertible into or exchangeable for capital stock or other ownership or profit interest or any warrants, rights or options to acquire capital stock or other ownership or profit interest (other than any stock or stock options or warrants or derivative rights in respect thereof (including, without limitation, restricted stock, stock appreciation rights and phantom stock) issued to the officers, directors or employees of the Borrower and its Subsidiaries pursuant to any employee benefit plan or program or compensation plan for non-employee directors, including, without limitation, employee stock purchase plans, qualified or non-qualified plans of deferred compensation, 401(K) plans, or similar programs for employees and non-employee directors), or (B) the incurrence or issuance by the Borrower of any Debt pursuant to Section 5.02(b)(xvi), prepay an aggregate principal amount of the Advances then outstanding equal to the amount of such Net Cash Proceeds. Prepayment of Advances pursuant to this subparagraph (iii) shall be applied as set forth in subparagraph (viii) below.

                  (iv) The Borrower shall, on or before the Tender Offer Termination Date, prepay an aggregate principal amount of the Advances then outstanding in an amount equal to the Tender Offer Reserve minus the amount paid by the Borrower on or before the Tender Offer Termination Date (and after the Closing Date) to redeem, repurchase or repay any of the Borrower's Existing Senior Debentures. Prepayment of Advances pursuant to this subparagraph (iv) shall be applied as set forth in subparagraph (viii) below.

                  (v) The Borrower shall, on or before the Special Prepayment Date for each Fiscal Year, prepay an aggregate principal amount of the Advances then outstanding in an amount equal to the sum of (A) the Net Cash Proceeds received by the Borrower during such Fiscal Year from any and all Extraordinary Receipts received by or paid to or for the account of the Borrower or any of its Subsidiaries and not otherwise included in subparagraphs (ii), (iii) and (iv) above, and (B) the Net Cash Proceeds received by the Borrower or any of its Subsidiaries during such Fiscal Year from the sale, lease, transfer or other disposition of any assets of the Borrower or any such Subsidiary, other than any such Net Cash Proceeds in respect of which prepayment has been made pursuant to subparagraph (ii) above (provided that no prepayment shall be required under this clause (B) if the aggregate amount of the Net Cash Proceeds received during such Fiscal Year by the Borrower and its Subsidiaries from the sale, lease, transfer or other disposition of assets is less than $10,000,000). Any prepayment pursuant to this clause (v) shall be applied as set forth in subparagraph (viii) below.

                  (vi) The Borrower shall, on each Business Day, prepay (for application pursuant to clause (B) of subparagraph (viii) below) the Revolving Credit Facility and any outstanding Competitive Bid Advances equal to the amount by which (A) the sum of the aggregate principal amount of the Revolving Credit Advances, Competitive Bid Advances and Letter of Credit Advances then outstanding plus the aggregate Available Amount of all Letters of Credit then outstanding exceeds (B) the Revolving Credit Facility on such Business Day.

                  (vii) The Borrower shall, on each Business Day, pay to the Agent for deposit in the L/C Cash Collateral Account an amount (if any) necessary to cause the aggregate amount on deposit in such Account to equal the amount by which the aggregate Available Amount of all Letters of Credit then outstanding exceeds the Letter of Credit Facility on such Business Day.

                  (viii) Prepayments of Advances pursuant to subparagraphs (i),
         (ii), (iii), (iv), (v) and (vi) above which are to be applied as set forth in this subparagraph (viii) (or, in the case of subparagraphs (i) and (vi) above, as set forth in clause (B) of this subparagraph (viii)) shall be applied as follows: (A) first, except in the case of subparagraphs (i) and (vi) (as to which only clause (B) shall apply), to the payment of the Term Loan Balloon Installment, and after the payment of the Term Loan Balloon Installment, to the ratable prepayment of the remaining unpaid installments of the Term Loan Advances; and (B) second, and in all cases under subparagraphs (i) and (vi) (as to which prepayment is to be applied as set forth in this clause (B)), to the prepayment of the Revolving Credit Facility and any outstanding Competitive Bid Advances, which prepayments under this clause (B) shall be first applied to prepay Letter of Credit Advances then outstanding until such Advances are paid in full, second applied to prepay Revolving Credit Advances then outstanding comprising part of the same Borrowing until such Advances are paid in full, third applied to prepay Competitive Bid Advances then outstanding comprising part of the same Borrowing until such Advances are paid in full, and fourth deposited in the L/C Cash Collateral Account to cash collateralize 100% of the Available Amount of the Letters of Credit then outstanding; and, in the case of prepayments of the Revolving Credit Facility required pursuant to subparagraph (i), (ii), (iii), (iv), (v) or (vi), the amount remaining, if any, after the prepayment in full of the Advances then outstanding and the 100% cash collateralization of the aggregate Available Amount of Letters of Credit then outstanding (the sum of such prepayment amounts, cash collateralization amounts and remaining amounts being referred to herein as the "Reduction Amount") may be retained by the Borrower and the Revolving Credit Facility shall be permanently reduced as set forth in Section 2.05(b)(i). Upon the drawing of any Letter of Credit for which funds are on deposit in the L/C Cash Collateral Account, such funds shall be applied to reimburse the relevant Issuing Bank or Revolving Credit Lender, as applicable.

                  (ix) All prepayments of any Class of Advances hereunder shall be made for the ratable benefit of the Lenders holding the Advances of such Class and, where applicable, Base Rate Advances or Fixed Rate Advances of any Class shall be prepaid before any Eurodollar Rate Advances or LIBO Rate Advances of such Class.

                  (x) Anything contained herein to the contrary notwithstanding, all optional prepayments under this Section 2.06 shall be made together with accrued but unpaid interest to the date of such prepayment on the principal amount prepaid.

         SECTION 2.07. Interest. (a). Scheduled Interest on Revolving Credit Advances and Term Loan Advances. The Borrower shall pay interest on the unpaid principal amount of each Revolving Credit Advance and Term Loan Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

                  (i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of
         (A) the Base Rate in effect from time to time and (B) the Applicable Margin for Base Rate Advances in effect from time to time, payable in arrears monthly on the last day of each month during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

                  (ii) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Eurodollar Rate for such Interest Period for such Advance and (B) the Applicable Margin for Eurodollar Rate Advances in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

         (b) Scheduled Interest on Competitive Bid Advances. The Borrower shall pay interest on the unpaid principal amount of each Competitive Bid Advance from the date of such Competitive Bid Advance to the date the principal amount of such Competitive Bid Advance is repaid in full, at the rate of interest for such Competitive Bid Advance specified by the Lender making such Competitive Bid Advance in its notice with respect thereto delivered pursuant to Section 2.02(a)(ii), payable on the interest payment date or dates specified by the Borrower for such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered pursuant to Section 2.02(a)(i) above, as provided in the Competitive Bid Note evidencing such Competitive Bid Advance.

         (c) Default Interest. Upon the occurrence and during the continuance of any Event of Default, the Borrower shall pay interest on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i), (a)(ii) or (b) above and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i), (a)(ii) or (b) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable by the Borrower hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid, in the case of interest, on the Type of Advance on which such interest has accrued pursuant to clause (a)(i), (a)(ii) or (b) above and, in all other cases, on Base Rate Advances pursuant to clause (a)(i) above.

         (d) Interest on Letter of Credit Advances. The Borrower shall pay interest on the unpaid principal amount of each Letter of Credit Advance owing to each Lender Party from the date of such Letter of Credit Advance until such principal amount shall be paid in full, at the rates applicable from time to time to Revolving Credit Advances that are Base Rate Advances as provided in clauses (a)(i) and (c) above, payable at the times applicable to such Advances.

         SECTION 2.08. Interest Rate Determination. (a) Each Reference Bank agrees to furnish to the Agent timely information for the purpose of determining each Eurodollar Rate and each LIBO Rate. If any one or more of the Reference Banks shall not furnish such timely information to the Agent for the purpose of determining any such interest rate, the Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks. Promptly after a receipt of a Notice of Borrowing for Eurodollar Rate Advances pursuant to Section 2.01(c), a notice of Conversion to Eurodollar Rate Advances pursuant to Section 2.10 or a Notice of Competitive Bid Borrowing for LIBO Rate Advances pursuant to Section 2.02(a), the Agent shall give notice to the Borrower and each Appropriate Lender of the applicable interest rate determined by the Agent and the applicable rate, if any, furnished by each Reference Bank for the purpose of determining the applicable interest rate.

         (b) If, with respect to any Eurodollar Rate Advances under any Facility, Lenders holding at least 25% of the Commitments thereunder notify the Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Agent shall forthwith so notify the Borrower and the Appropriate Lenders, whereupon (i) each such Eurodollar Rate Advance under such Facility will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and (ii) the obligation of the Appropriate Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower that such Lenders have determined that the circumstances causing such suspension no longer exist.

         (c) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of "Interest Period" in Section 1.01, the Agent will forthwith so notify the Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.

         (d) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $10,000,000, such Advances shall automatically Convert into Base Rate Advances.

         (e) Upon the occurrence and during the continuance of any Event of Default, (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and
(ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

         (f) If none of the Reference Banks furnishes timely information to the Agent for determining the Eurodollar Rate or LIBO Rate for any Eurodollar Rate Advances or LIBO Rate Advances, as the case may be,

                  (i) the Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined for such Eurodollar Rate Advances or LIBO Rate Advances, as the case may be,

                  (ii) with respect to Eurodollar Rate Advances, each such Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

                  (iii) the obligation of the Lenders to make Eurodollar Rate Advances or LIBO Rate Advances or to Convert Revolving Credit Advances or Term Loan Advances made or outstanding as Base Rate Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

         SECTION 2.09. Fees. (a) Arrangement and Agency Fees. The Borrower shall pay the arrangement and agency fees to the Arranger and the Agent as required by the letter agreement (the "Fee Letter") dated August 11, 1997 entered into by and among the Borrower, the Arranger and the Agent, as amended or supplemented from time to time, or as otherwise may be agreed to in a separate writing or writings executed by the Borrower, the Arranger and the Agent.

                  (b) Revolving Credit Facility Fee. The Borrower shall pay to the Agent for the account of the Revolving Credit Lenders a revolving credit facility fee, from the Closing Date in the case of each Initial Lender and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Revolving Credit Lender in the case of each other Lender until the Termination Date, payable in arrears quarterly on the last day of each December, March, June and September, commencing December 1997, and on the Termination Date, at a rate per annum equal to the Revolving Credit Facility Fee Percentage on the average daily outstanding Revolving Credit Commitment of each Revolving Credit Lender; provided, however, that any revolving credit facility fee accrued with respect to the Revolving Credit Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such revolving credit facility fee shall otherwise have been due and payable by the Borrower prior to such time; and provided further that no revolving credit facility fee shall accrue on the Revolving Credit Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

                  (c) Letter of Credit Fees, Etc. (i) The Borrower shall pay to the Agent for the account of each of the Revolving Credit Lenders a commission, payable in arrears quarterly on the last day of each December, March, June and September, commencing December 1997, and on the earliest to occur of the full drawing, expiration, termination or cancellation of any such Letter of Credit and on the Termination Date, on such Lender's Pro Rata Share of the average daily aggregate Available Amount during such quarter of all Letters of Credit outstanding from time to time at a rate per annum equal to the Applicable Margin for Eurodollar Rate Advances under the Revolving Credit Facility.

                  (ii) The Borrower shall pay to each Issuing Bank, for its own account, such commissions, issuance fees, fronting fees, transfer fees and other fees and charges in connection with the issuance or administration of each Letter of Credit as the Borrower and such Issuing Bank shall agree in writing.

         SECTION 2.10. Optional Conversion of Revolving Credit Advances and Term Loan Advances. The Borrower may on any Business Day, upon notice given to the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.08, Convert all or any portion of the Revolving Credit Advances or Term Loan Advances of one Type comprising the same

Borrowing into Revolving Credit Advances or Term Loan Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances pursuant to this Section 2.10 shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.01(d), no Conversion of any Advances shall result in more separate Eurodollar Rate Advances owing to any Lender than permitted under Section 2.01(d) and each Conversion of Advances comprising part of the same Borrowing under either the Revolving Credit Facility or the Term Loan Facility shall be made ratably among the Appropriate Lenders in accordance with their Commitments under such Facilities. Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Revolving Credit Advances or Term Loan Advances to be Converted, and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower.

         SECTION 2.11. Increased Costs. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation after the Closing Date or (ii) the compliance with any guideline or request issued or made after the Closing Date by any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender Party of agreeing to make or making, funding or maintaining Eurodollar Rate Advances or LIBO Rate Advances or of agreeing to issue or issuing or maintaining Letters of Credit or of agreeing to make or of making or maintaining Letter of Credit Advances (excluding for purposes of this Section 2.11 any such increased costs resulting from (A) Taxes or Other Taxes (as to which Section 2.14 shall govern) and (B) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender Party is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, within five days after written demand by such Lender Party together with a calculation of the amount demanded in reasonable detail (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender Party additional amounts sufficient to compensate such Lender Party for such increased cost; provided, however, that the Borrower shall not be liable under this Section 2.11(a) for the payment of any such amounts incurred or accrued more than 60 days prior to the date on which notice of the event or occurrence giving rise to the obligation to make such payment is given to the Borrower hereunder; and provided further that (1) if the Borrower objects in good faith to any payment demanded under this Section 2.11(a) on or before the date such payment is due, then the Borrower and the Lender Party demanding such payment shall enter into discussions to review the amount due, and the Borrower's obligation to pay such amount to such Lender Party shall be deferred for 30 days after the original demand for payment, and (2) if the Borrower and such Lender Party do not otherwise reach agreement on the amount due during such 30-day period, the Borrower shall pay to such Lender Party at the end of such 30-day period the amount certified by such Lender Party to be due. Subject to the last proviso in the preceding sentence, a certificate as to such amounts submitted to the Borrower and the Agent by any Lender Party shall be conclusive and binding for all purposes, absent manifest error. If any Lender Party shall request any payment from the Borrower under this Section 2.11(a) in respect of any increased costs, such Lender Party agrees, upon request by the Borrower, to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would avoid or reduce any such increased costs and would not, in the judgment of such Lender Party, be otherwise disadvantageous to such Lender Party.

                  (b) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation after the Closing Date or (ii) the compliance after the Closing Date with any guideline or request issued or made after the Closing Date by any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the amount of capital required or expected to be maintained by any Lender Party or any corporation controlling such Lender Party as a result of or based upon the existence of such Lender Party's commitment to lend or to issue Letters of Credit (or to make Letter of Credit Advances) hereunder and other commitments of such type or the issuance or maintenance of Letters of Credit (or similar contingent obligations), then, within five days after written demand by such Lender Party together with a calculation of the amount demanded in reasonable detail (with a copy of such demand to the Agent), the Borrower shall pay to the Agent for the account of such Lender Party from time to time as specified by such Lender Party, additional amounts sufficient to compensate such Lender Party or such corporation in the light of such circumstances, to the extent that such Lender Party reasonably determines such increase in capital to be allocable to the existence of such Lender Party's commitment to lend or to issue Letters of Credit (or to make Letter of Credit Advances) hereunder or the issuance or maintenance of any Letters of Credit; provided, however, that the Borrower shall not be liable under this Section 2.11(b) for the payment of any such amounts incurred or accrued more than 60 days prior to the date on which notice of the event or occurrence giving rise to the obligation to make such payment is given to the Borrower hereunder; and provided further that (i) if the Borrower objects in good faith to any payment demanded under this Section 2.11(b) on or before the date such payment is due, then the Borrower and the Lender Party demanding such payment shall enter into discussions to review the amount due, and the Borrower's obligation to pay such amount to such Lender Party shall be deferred for 30 days after the original demand for payment, and (ii) if the Borrower and such Lender Party do not otherwise reach agreement on the amount due during such 30-day period, the Borrower shall pay to such Lender Party at the end of such 30-day period the amount certified by such Lender Party to be due. Subject to the last proviso in the preceding sentence, a certificate as to such amounts submitted to the Borrower and the Agent by such Lender Party shall be conclusive and binding for all purposes, absent manifest error.

                  (c) Any determination under this Section 2.11 in respect of CUSA shall be made as though Citibank were a party to this Agreement in place of CUSA.

         SECTION 2.12. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation after the Closing Date of any law or regulation makes it unlawful, or any central bank or other governmental authority having jurisdiction over such Lender asserts after the Closing Date that it is unlawful, for such Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or LIBO Rate Advances or to fund or maintain Eurodollar Rate Advances or LIBO Rate Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Agent, (i) each Eurodollar Rate Advance under each Facility under which such Lender has a Commitment and each LIBO Rate Advance of such Lender, as the case may be, will automatically, upon the later of such demand and the date required by applicable law, Convert into a Base Rate Advance or an Advance that bears interest at the rate set forth in Section 2.07(a)(i), as the case may be, and (ii) the obligation of the Appropriate Lenders to make Eurodollar Rate Advances or LIBO Rate Advances or to Convert Revolving Credit Advances or Term Loan Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist; provided, however, that, before making any such demand, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances and LIBO Rate Advances or to continue to fund or maintain Eurodollar Rate Advances and LIBO Rate Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

         SECTION 2.13. Payments and Computations. (a) The Borrower shall make each payment hereunder and under the Notes, irrespective of any right of counterclaim or set-off (except as otherwise provided in Section 2.17), not later than 11:00 A.M. (New York City time) on the day when due in U.S. Dollars to the Agent at the Agent's Account in same day funds. The Agent will promptly thereafter cause like funds to be distributed (i) if such payment by the Borrower is in respect of principal, interest, fees or any other Obligation then payable hereunder and under the Notes to more than one Lender Party, to such Lender Parties for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations hereunder and under the Notes then payable to such Lender Parties and (ii) if such payment by the Borrower is in respect of any Obligation then payable hereunder to one Lender Party, to such Lender Party for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(d), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender Party assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

                  (b) If the Agent receives funds for application to the Obligations under the Loan Documents under circumstances for which the Loan Documents do not specify the Advances or the Facility to which, or the manner in which, such funds are to be applied, the Agent may, but shall not be obligated to, elect to distribute such funds to each Lender Party ratably in accordance with such Lender Party's proportionate share of the principal amount of all outstanding Advances and the Available Amount of all Letters of Credit then outstanding, in repayment or prepayment of such of the outstanding Advances or other Obligations owed to such Lender Party, and for application to such principal installments, as the Agent shall direct.

                  (c) The Borrower hereby authorizes each Lender Party, if and to the extent any payment owed to such Lender Party is not made when due hereunder or, in the case of a Lender, or under the Note held by such Lender, to charge from time to time against any or all of the Borrower's accounts with such Lender Party any amount so due.

                  (d) All computations of interest based on the Base Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate, the LIBO Rate or the Federal Funds Rate and of commissions and fees shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, commissions or fees are payable. Each determination by the Agent of an interest rate, commission or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

                  (e) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, commissions or fees, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances or LIBO Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

                  (f) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender Party hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each such Lender Party on such due date an amount equal to the amount then due such Lender Party. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Lender Party shall repay to the Agent forthwith on demand such amount distributed to such Lender Party together with interest thereon, for each day from the date such amount is distributed to such Lender Party until the date such Lender Party repays such amount to the Agent, at the Federal Funds Rate.

         SECTION 2.14. Taxes. (a) Except as provided in Section 2.14(f), any and all payments by the Borrower hereunder or under the Notes shall be made, in accordance with Section 2.13, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender Party, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction under the laws of which such Lender Party is organized or any political subdivision thereof and, in the case of each Lender Party, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction of such Lender Party's Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender Party, (i) except as provided in
Section 2.14(f), the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Lender Party receives an amount equal to the sum it would have received had no such deductions been made,
(ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

                  (b) In addition, the Borrower shall pay when due any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or the Guaranty or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes or the Guaranty (hereinafter referred to as "Other Taxes").

                  (c) The Borrower shall indemnify each Lender Party for and hold it harmless against the full amount of Taxes or Other Taxes (including, without limitation, taxes of any kind imposed by any jurisdiction on amounts payable under this Section 2.14) imposed on or paid by such Lender Party and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender Party makes written demand therefor, accompanied by a calculation in reasonable detail of the amount demanded and evidence of the Taxes or Other Taxes (including, without limitation, taxes of any kind imposed by any jurisdiction on amounts payable under this Section 2.14) imposed or paid by the Agent or any other Lender Party.

                  (d) Within 30 days after the date of any payment of Taxes, the Borrower shall furnish to the Agent, at its address referred to in Section 8.02, evidence satisfactory to the Agent of such payment. In the case of any payment hereunder or under the Notes by or on behalf of the Borrower through an account or branch outside the United States or by or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determines that no Taxes are payable in respect thereof, the Borrower shall furnish, or shall cause such payor to furnish, to the Agent, at such address, an opinion of counsel reasonably acceptable to the Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e), the terms "United States" and "United States person" shall have the meanings specified in Section 7701 of the Internal Revenue Code.

                  (e) Each Lender Party organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender or Initial Issuing Bank, as the case may be, and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender Party in the case of each other Lender Party, and from time to time thereafter as requested in writing by the Borrower (but only so long as such Lender Party remains lawfully able to do so), shall provide each of the Agent and the Borrower with two original Internal Revenue Service forms 1001 or 4224, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender Party is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes, and two copies of Internal Revenue Service forms W-8 or W-9, or any other successor or other form prescribed by the Internal Revenue Service. In addition to the forms described in the immediately preceding sentence, each Lender Party organized under the laws of a jurisdiction outside the United States shall, upon the request of the Borrower or Agent in writing, (i) provide each of the Agent and the Borrower with two further copies of such forms or other appropriate certification of such forms on or before the date that any such form expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form delivered to the Borrower, and (ii) obtain such extensions of the time for the filing and renew such forms and certifications thereof as may be reasonably requested by the Borrower or the Agent. If the form provided by a Lender Party at the time such Lender Party first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender Party provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; provided, however, that, if at the date of the Assignment and Acceptance pursuant to which a Lender Party assignee becomes a party to this Agreement, the Lender Party assignor was entitled to payments under subsection
(a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender Party assignee on such date.

                  (f) For any period with respect to which a Lender Party has failed to provide the Borrower with the appropriate form described in Section 2.14(e) or failed to seek an extension of the time for filing such successor form as required in writing to do so by the Agent or the Borrower in accordance with Section 2.14(e) (other than if such failure is due to a change in law occurring subsequent to the date on which a form originally was required to be provided, or if such form otherwise is not required under subsection (e) above), such Lender Party shall not be entitled to indemnification under Section 2.14(a) or (c) with respect to Taxes imposed by the United States by reason of such failure; provided, however, that, should a Lender Party become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps (at such Lender Party's expense) as the Lender Party shall reasonably request to assist the Lender Party to recover such Taxes.

         SECTION 2.15. Sharing of Payments, Etc. If any Lender Party shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) (a) on account of Obligations due and payable to such Lender Party under any Facility and under the Notes evidencing such Facility at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender Party at such time to (ii) the aggregate amount of the Obligations due and payable to all Lender Parties under such Facility and under the Notes evidencing such Facility at such time) of payments on account of the Obligations due and payable to all Lender Parties under such Facility and under the Notes evidencing such Facility at such time obtained by all the Lender Parties under such Facility at such time or (b) on account of Obligations owing (but not due and payable) to such Lender Party under any Facility and under the Notes evidencing such Facility at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender Party at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lender Parties under such Facility and under the Notes evidencing such Facility at such time) of payments on account of the Obligations owing (but not due and payable) to all Lender Parties under such Facility and under the Notes evidencing such Facility at such time obtained by all of the Lender Parties under such Facility at such time, such Lender Party shall forthwith purchase from the other Lender Parties under the applicable Facility such participations in the Obligations under such Facility due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender Party to share the excess payment ratably with each of them; provided, however, that if, with respect to any Facility, all or any portion of such excess payment is thereafter recovered from such purchasing Lender Party under such Facility, such purchase from each other Lender Party under such Facility shall be rescinded and such other Lender Party shall repay to the purchasing Lender Party under such

Facility the purchase price to the extent of such Lender Party's ratable share (according to the proportion of (i) the purchase price paid to such Lender Party to (ii) the aggregate purchase price paid to all Lender Parties under such Facility) of such recovery together with an amount equal to such Lender Party's ratable share (according to the proportion of (i) the amount of such other Lender Party's required repayment under such Facility to (ii) the total amount so recovered from the purchasing Lender Party under such Facility) of any interest or other amount paid or payable by the purchasing Lender Party under such Facility in respect of the total amount so recovered. The Borrower agrees that any Lender Party so purchasing a participation under any Facility from another Lender Party pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender Party under such Facility were the direct creditor of the Borrower in the amount of such participation.

         SECTION 2.16. Use of Proceeds. The proceeds of the Advances and issuances of Letters of Credit shall be available (and the Borrower agrees that it shall use such proceeds and Letters of Credit) solely to finance the Acquisition, to pay transaction fees and costs related to such Acquisition and the financing thereof, to refinance the Existing Credit Agreement and certain other indebtedness of the Borrower and the Company, to provide the Borrower and its Domestic Subsidiaries with working capital and funds for other general corporate purposes in the United States and for other purposes to the extent expressly permitted in Sections 5.02(b) and 5.02(e) and to provide for the issuance of Letters of Credit for the account of the Borrower and its Guarantor Subsidiaries.

         SECTION 2.17. Defaulting Lenders. (a) In the event that, at any one time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Advance to the Borrower and (iii) the Borrower shall be required to make any payment hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then the Borrower may, so long as no Default shall occur or be continuing at such time and to the fullest extent permitted by applicable law, set off and otherwise apply the Obligation of the Borrower under the Loan Documents to make such payment to or for the account of such Defaulting Lender against the obligation of such Defaulting Lender to make such Defaulted Advance. In the event that, on any date, the Borrower shall so set off and otherwise apply its obligation to make any such payment against the obligation of such Defaulting Lender to make any such Defaulted Advance on or prior to such date, the amount so set off and otherwise applied by the Borrower shall constitute for all purposes of this Agreement and the other Loan Documents an Advance by such Defaulting Lender made on such date under the Revolving Credit Facility. Such Advance shall be considered, for all purposes of this Agreement from and after such date, to comprise part of the Borrowing in connection with which such Defaulted Advance was originally required to have been made pursuant to Section 2.01. The Borrower shall notify the Agent at any time the Borrower exercises its right of setoff pursuant to this subsection (a) and shall set forth in such notice (A) the name of the Defaulting Lender and the Defaulted Advance required to be made by such Defaulting Lender and (B) the amount set off and otherwise applied in respect of such Defaulted Advance pursuant to this subsection (a). Any portion of such payment otherwise required to be made by the Borrower to or for the account of such Defaulting Lender which is paid by the Borrower, after giving effect to the amount set off and otherwise applied by the Borrower pursuant to this subsection
(a), shall be applied by the Agent as specified in subsection (b) or (c) of this
Section 2.17.



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

                  (b) In the event that, at any one time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Amount to the Agent or any of the other Lender Parties and (iii) the Borrower shall make any payment hereunder or under any other Loan Document to the Agent for the account of such Defaulting Lender, then the Agent may, on its behalf or on behalf of such other Lender Parties and to the fullest extent permitted by applicable law, apply at such time the amount so paid by the Borrower to or for the account of such Defaulting Lender to the payment of each such Defaulted Amount to the extent required to pay such Defaulted Amount. In the event that the Agent shall so apply any such amount to the payment of any such Defaulted Amount on any date, the amount so applied by the Agent shall constitute for all purposes of this Agreement and the other Loan Documents payment, to such extent, of such Defaulted Amount on such date. Any such amount so applied by the Agent shall be retained by the Agent or distributed by the Agent to such other Lender Parties, ratably in accordance with the respective portions of such Defaulted Amounts payable at such time to the Agent and such other Lender Parties and, if the amount of such payment made by the Borrower shall at such time be insufficient to pay all Defaulted Amounts owing at such time, to the Agent and the other Lender Parties, in the following order of priority:

                  (i) first, to the Agent for any Defaulted Amount then owing to the Agent; and

                  (ii) second, to any other Lender Parties for any Defaulted Amounts then owing to such other Lender Parties, ratably in accordance with such respective Defaulted Amounts then owing to such other Lender Parties.

Any portion of such amount paid by the Borrower for the account of such Defaulting Lender remaining, after giving effect to the amount applied by the Agent pursuant to this subsection (b), shall be applied by the Agent as specified in subsection (c) of this Section 2.17.

                  (c) In the event that, any one time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall not owe a Defaulted Advance or a Defaulted Amount and (iii) the Borrower, the Agent or any other Lender Party shall be required to pay or distribute any amount hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then the Borrower or such other Lender Party shall pay such amount to the Agent to be held by the Agent, to the fullest extent permitted by applicable law, in escrow or the Agent shall, to the fullest extent permitted by applicable law, hold in escrow such an amount otherwise held by it. Any funds held by the Agent in escrow under this subsection (c) shall be deposited by the Agent in an account with Citibank in the name and under the sole dominion and control of the Agent, but subject to the provisions of this subsection (c). The terms applicable to such account, including the rate of interest payable with respect to the credit balance of such account from time to time, shall be Citibank's standard terms applicable to escrow accounts maintained with it. Any interest credited to such account from time to time shall be held by the Agent in escrow under, and applied by the Agent from time to time in accordance with the provisions of, this subsection (c). The Agent shall, to the fullest extent permitted by applicable law, apply all funds so held in escrow from time to time to the extent necessary to make any Advances required to be made by such Defaulting Lender and to pay any amount payable by such Defaulting Lender hereunder and under the other Loan Documents to the Borrower, the Agent or any other Lender Party, as and when such Advances or amounts are required to be made or paid and, if the amount so held in escrow shall, at any time, be insufficient to make and pay all such Advances and amounts required to be made or paid at such time in the following order of priority:

                  (i) first, to the Agent for any amount then due and payable by such Defaulting Lender to the Agent hereunder;

                  (ii) second, to any other Lender Parties for any amount then due and payable by such Defaulting Lender to such other Lender Parties hereunder, ratably in accordance with such respective amounts then due and payable to such other Lender Parties; and

                  (iii) third, to the Borrower for any Advance then required to be made by such Defaulting Lender pursuant to a Commitment of such Defaulting Lender.

In the event that any Lender Party that is a Defaulting Lender shall, at any time, cease to be a Defaulting Lender, any funds held by the Agent in escrow at such time with respect to such Lender Party shall be distributed by the Agent to such Lender Party and applied by such Lender Party to the Obligations owing to such Lender Party at such time under this Agreement and the other Loan Documents ratably in accordance with the respective amounts of such Obligations outstanding at such time.

                  (d) The rights and remedies against a Defaulting Lender under this Section 2.17 are in addition to other rights and remedies that the Borrower may have against such Defaulting Lender with respect to any Defaulted Advance (including, without limitation, the right to such Defaulting Lender's specific performance in respect of such Defaulted Advance) and that the Agent or any Lender Party may have against such Defaulting Lender with respect to any Defaulted Amount.

                                  ARTICLE III.

                            CONDITIONS OF LENDING AND
                          ISSUANCE OF LETTERS OF CREDIT

         SECTION 3.01. Conditions Precedent to Initial Extension of Credit. The obligation of each Lender to make an Advance or of any Issuing Bank to issue a Letter of Credit on the occasion of the Initial Extension of Credit hereunder is subject to the satisfaction of the following conditions precedent before or concurrently with the Initial Extension of Credit:

                  (a) The Acquisition shall have been consummated in accordance in all material respects with the terms of the Stock Purchase Agreement, without any waiver or amendment not consented to by the Lender Parties of any material term, provision or condition set forth therein, and in compliance with all applicable laws.

                  (b) The Lender Parties shall be satisfied with the corporate and legal structure and capitalization of each Loan Party, including the terms and conditions of the charter, bylaws and each class of capital stock of each Loan Party and of each agreement or instrument relating to such structure or capitalization.

                  (c) The Lender Parties shall be satisfied that all Debt identified on Schedule 3.01(c) (the "Surviving Debt") is on terms and conditions reasonably satisfactory to the Lender Parties.

                  (d) There shall have occurred no Material Adverse Change since December 31, 1996.

                  (e) There shall exist no action, suit, investigation, litigation or proceeding affecting the Borrower or any of its Subsidiaries pending or, to the best of the Borrower's knowledge, threatened before any court, governmental agency or arbitrator that (i) would be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of the Acquisition, this Agreement, any Note, any other Loan Document or the Stock Purchase Agreement.

                  (f) The Borrower shall have made available to the Lender Parties the books and records of the Borrower and its Subsidiaries and such other information regarding the Borrower and its Subsidiaries as any Lender Party may have reasonably requested.

                  (g) The Borrower shall have paid all accrued fees and expenses of the Agent and the Arranger payable hereunder (including the accrued reasonable fees and expenses of counsel to the Agent) to the extent that the Borrower shall have received invoices therefor before the Effective Date.

                  (h) [Intentionally omitted].

                  (i) The Agent shall have received on or before the day of the Initial Extension of Credit the following, each dated such day (unless otherwise specified), in form and substance satisfactory to the Agent (unless otherwise specified) and (except for the Notes) in sufficient copies for each Lender
Party:

                  (i) The Credit Agreement executed by the Borrower and Notes payable to the order of the Lenders.

                  (ii) Certified copies of the resolutions of the Board of Directors of each Loan Party approving, in the case of the Borrower and the Company, the Acquisition and the Stock Purchase Agreement, and in the case of each Loan Party, this Agreement, the Notes and each other Loan Document to which it is or is to be a party, and copies of all documents evidencing other necessary corporate action and governmental and other third party approvals and consents, if any, with respect to the Acquisition, this Agreement, the Notes, each other Loan Document and the Stock Purchase Agreement.

                  (iii) A copy of the charter of the Borrower and each other Loan Party and each amendment thereto, certified (as of a date reasonably near the date of the Initial Extension of Credit) by the Secretary of State of the jurisdiction of its incorporation as being a true and correct copy thereof.

                  (iv) Certificates of qualification to do business and good standing, issued in respect of each Loan Party as of a date reasonably near the date of the Initial Extension of

         Credit by the Secretary of State of each Loan Party's jurisdiction of incorporation and, where different, each United States jurisdiction in which such Loan Party has its principal place of business or executive offices.

                  (v) A certificate of the Borrower and each other Loan Party signed on behalf of the Borrower or such other Loan Party by a Responsible Officer, dated the date of the Initial Extension of Credit (the statements made in which certificate shall be true on and as of the date of the Initial Extension of Credit), certifying as to (A) the absence of any amendments to the charter of the Borrower or such other Loan Party since the date of the Secretary of State's certificate referred to in Section 3.01(i)(iii), (B) a true and correct copy of the bylaws of the Borrower and such other Loan Party as in effect on the date of the Initial Extension of Credit, (C) the absence of any proceeding for the dissolution or liquidation of the Borrower or such other Loan Party, (D) the truth of the representations and warranties of such Loan Party contained in the Loan Documents as though made on and as of the date of the Initial Extension of Credit (except to the extent such representations and warranties relate solely to an earlier date) and (E) in the case of the Borrower, the absence of any event occurring and continuing, or resulting from the Initial Extension of Credit or the consummation of the Acquisition, that constitutes a Default.

                  (vi) A certificate of the Secretary or an Assistant Secretary of each of the Borrower and each other Loan Party certifying the names and true signatures of the officers of the Borrower and such other Loan Party authorized to sign this Agreement, the Notes, each other Loan Document and the Stock Purchase Agreement to which it is or is to be a party and the other documents to be delivered hereunder and thereunder.

                  (vii) A guaranty in substantially the form of Exhibit D (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the "Guaranty"), duly executed by each Domestic Subsidiary designated by the Borrower, which shall include Hybritech Incorporated, a California corporation, SmithKline Diagnostics, Inc., a Delaware corporation, and Beckman Instruments (Naguabo) Inc., a California corporation and, upon consummation of the Acquisition, the Company and Coulter Leasing Corporation, an Illinois corporation.

                  (viii) A certified copy of the Stock Purchase Agreement, duly executed by the parties thereto.

                  (ix) A certificate of the Chief Financial Officer, Treasurer or Controller of the Borrower certifying that all commitments under the Existing Credit Agreement have been cancelled and all outstanding principal of and accrued interest on the indebtedness outstanding thereunder, together with all fees and other amounts payable thereunder, have been paid in full or will be paid in full upon disbursement of the initial Advances hereunder.

                  (x) A favorable opinion of each of William May, Esq., Vice President and General Counsel to the Borrower, Wayne Barlin, Corporate Counsel of the Company, and Latham & Watkins, counsel for the Borrower and the Guarantor Subsidiaries, in substantially the forms of Exhibits E-1, E-2 and E-3 hereto, respectively, and as to such other matters as any Lender Party through the Agent may reasonably request.

                  (xi) A favorable opinion of Shearman & Sterling, counsel for the Agent, in substantially the form of Exhibit F hereto.

         SECTION 3.02. Conditions Precedent to Each Revolving Credit and Term Loan Borrowing and Each Issuance. The obligation of each Appropriate Lender to make an Advance (other than (1) a Letter of Credit Advance made by an Issuing Bank or a Revolving Credit Lender pursuant to Section 2.03(b)(iii) or (2) a Competitive Bid Advance) on the occasion of each Revolving Credit Borrowing or Term Loan Borrowing (including the Initial Extension of Credit), and the obligation of each Issuing Bank to issue a Letter of Credit (including the initial Letter of Credit) or renew a Letter of Credit, shall be subject to the further conditions precedent that on the date of such Borrowing, issuance or renewal (a) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing, Notice of Issuance or Notice of Renewal and the acceptance by the Borrower of the proceeds of such Borrowing or of such Letter of Credit or the renewal of such Letter of Credit shall constitute a representation and warranty by the Borrower that both on the date of such notice and on the date of such Borrowing or issuance or renewal such statements are true):

                  (i) the representations and warranties contained in each Loan Document are correct in all material respects on and as of such date, before and after giving effect to such Borrowing, issuance or renewal and to the application of the proceeds therefrom, as though made on and as of such date (except and to the extent such representations and warranties relate to an earlier date); and

                  (ii) no event has occurred and is continuing, or would result from such Borrowing, issuance or renewal or from the application of the proceeds therefrom, that constitutes a Default;

and (b) the Agent shall have received such other approvals, opinions or documents as any Appropriate Lender through the Agent may reasonably request.

         SECTION 3.03. Conditions Precedent to Each Competitive Bid Borrowing. The obligation of each Lender that is to make a Competitive Bid Advance on the occasion of a Competitive Bid Borrowing to make such Competitive Bid Advance as part of such Competitive Bid Borrowing is subject to the conditions precedent that (i) the Agent shall have received the written Notice of Competitive Bid Borrowing with respect thereto, (ii) on or before the date of such Competitive Bid Borrowing, but prior to such Competitive Bid Borrowing, the Agent shall have received a Competitive Bid Note payable to the order of such Lender for each of the one or more Competitive Bid Advances to be made by such Lender as part of such Competitive Bid Borrowing, in a principal amount equal to the principal amount of the Competitive Bid Advance to be evidenced thereby and otherwise on such terms as were agreed to for such Competitive Bid Advance in accordance with
Section 2.02 and (iii) on the date of such Competitive Bid Borrowing the following statements shall be true (and each of the giving of the applicable Notice of Competitive Bid Borrowing and the acceptance by the Borrower of the proceeds of such Competitive Bid Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Competitive Bid Borrowing such statements are true):

                  (a) the representations and warranties contained in each Loan Document are correct in all material respects on and as of such date, before and after giving effect to such Competitive Bid Borrowing and to the application of the proceeds therefrom, as though made on and as of such date (except and to the extent such representations and warranties relate to an earlier date); and

                  (b) no event has occurred and is continuing, or would result from such Competitive Bid Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

         SECTION 3.04. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender Party shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender Parties unless an officer of the Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender Party prior to the Initial Extension of Credit specifying its objection thereto and if the Initial Extension of Credit consists of a Borrowing, such Lender Party shall not have made available to the Agent such Lender Party's ratable portion of such Borrowing.

                                   ARTICLE IV.

                         REPRESENTATIONS AND WARRANTIES

         SECTION 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

                  (a) Each Loan Party (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed could not reasonably be expected to have a Material Adverse Effect and (iii) has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

                  (b) Set forth on Schedule 4.01(b) hereto is a complete and accurate list of all Subsidiaries of each Loan Party as of the Closing Date after giving effect to the Acquisition, showing as of the Closing Date (as to each such Subsidiary) the jurisdiction of its incorporation, the percentage of the outstanding shares of each class of capital stock of such Subsidiary owned (directly or indirectly) by such Loan Party on the Closing Date, and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the Closing Date. All of the outstanding capital stock of all of such Subsidiaries of each Loan Party has been validly issued, is fully paid and non-assessable and is owned by such Loan Party or one or more of its Subsidiaries free and clear of all Liens. Concurrently with the Initial Extension of Credit hereunder, the Acquisition shall have been consummated in accordance in all material respects with the terms of the Stock Purchase Agreement, without any waiver or amendment not consented to by the Lender Parties of any material term, condition or provision set forth therein, and in compliance in all material respects with all applicable laws, and the Borrower shall have acquired 100% of the issued and outstanding capital stock of the Company.

                  (c) The execution, delivery and performance by each Loan Party of this Agreement, the Stock Purchase Agreement, the Notes and each other Loan Document to which it is or is to be a party, and the consummation of the Acquisition and the other transactions contemplated hereby, are within the corporate powers of such Loan Party, have been duly authorized by all necessary corporate action, and do not (i) contravene the charter or bylaws of such Loan Party, (ii) violate any law (including, without limitation, the Securities Exchange Act of 1934), rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award binding on such Loan Party or any property of such Loan Party except, in the case of the Stock Purchase Agreement and the consummation of the Acquisition, to the extent that such violation could not reasonably be expected to have a Material Adverse Effect, (iii) conflict with or result in the breach of, or constitute a default under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, any of its Subsidiaries or any of their respective properties, except to the extent that such conflict, breach or default could not reasonably be expected to have a Material Adverse Effect, or (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries. No Loan Party is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which is reasonably likely to have a Material Adverse Effect.

                  (d) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the due execution, delivery or performance by any Loan Party of this Agreement, the Stock Purchase Agreement, the Notes or any other Loan Document to which it is or is to be a party, or for the consummation of the Acquisition or the other transactions contemplated hereby, except, in the case of the Stock Purchase Agreement and the Acquisition, as have been previously obtained or made or as could not reasonably be expected to have a Material Adverse Effect, or (ii) the exercise by the Agent or any Lender Party of its rights under the Loan Documents, except as may be required by reason of regulatory requirements or other restrictions applicable to the Agent or any other Lender Party solely by reason of the nature of its business and except for other routine filings within the control of the Lender Parties. All applicable waiting periods in connection with the Acquisition and the other transactions contemplated hereby have expired without any action having been taken by any competent authority restraining, preventing or imposing materially adverse conditions upon the Acquisition or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

                  (e) Each of this Agreement and the Stock Purchase Agreement has been, and each of the Notes and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party which is a party thereto. Each of this Agreement and the Stock Purchase Agreement is, and each of the Notes and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party which is a


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

party thereto, enforceable against such Loan Party in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors generally and the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law.

                  (f) (i) The Consolidated balance sheet of the Borrower and its Subsidiaries (other than the Company and its Subsidiaries) as at December 31, 1996, and the related Consolidated statements of earnings, stockholders' equity and cash flows of the Borrower and its Subsidiaries (other than the Company and its Subsidiaries) for the fiscal year then ended, accompanied by an opinion of KPMG Peat Marwick LLP, independent certified public accountants, and the Consolidated unaudited condensed balance sheet of the Borrower and its Subsidiaries (other than the Company and its Subsidiaries) as at June 30, 1997, and the related Consolidated unaudited condensed statement of earnings and Consolidated unaudited condensed statement of cash flows of the Borrower and its Subsidiaries (other than the Company and its Subsidiaries) for the six months then ended, copies of which have been furnished to the Agent for distribution to each Lender Party, fairly present in all material respects, subject, in the case of said balance sheet as at June 30, 1997, and said statements of earnings and cash flows for the six months then ended, to year-end audit adjustments, the Consolidated financial position of the Borrower and its Subsidiaries (other than the Company and its Subsidiaries) as at such dates and the Consolidated results of the operations of the Borrower and its Subsidiaries (other than the Company and its Subsidiaries) for the periods ended on such dates, all in accordance with generally accepted accounting principles applied on a consistent basis. Since December 31, 1996, there has been no Material Adverse Change.

                  (ii) The Consolidated balance sheet of the Company and its Subsidiaries as at March 31, 1997, and the related Consolidated statements of income, stockholders' equity and cash flows of the Company and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of Arthur Andersen LLP, independent certified public accountants, and the Consolidated unaudited condensed balance sheet of the Company and its Subsidiaries as at June 30, 1997, and the related Consolidated unaudited condensed statements of income and Consolidated unaudited condensed statement of cash flows of the Company and its Subsidiaries for the three months then ended, copies of which have been furnished to the Agent for distribution to each Lender Party, fairly present in all material respects, subject, in the case of said balance sheet as at June 30, 1997, and said statements of income and cash flows for the three months then ended, to year-end audit adjustments, the Consolidated financial position of the Company and its Subsidiaries as at such dates and the Consolidated results of the operations of the Company and its Subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles applied on a consistent basis. As of the Closing Date, since June 30, 1997, there has been no material adverse change in the business, financial condition, operations, performance or properties of the Company and its Subsidiaries taken as a whole.

                  (g) The unaudited pro forma condensed combined balance sheet of the Borrower and its Subsidiaries (including the Company and its Subsidiaries) as at June 30, 1997, and the related Consolidated pro forma statement of earnings of the Borrower and its Subsidiaries (including the Company and its Subsidiaries) for the year ended December 31, 1996 and the six-month period ended June 30, 1997, copies of which have been furnished to the Agent for distribution to each Lender Party, fairly present in all material respects the Consolidated pro forma financial position of the Borrower and its Subsidiaries as at such dates and the Consolidated pro forma results of operations of the Borrower and its Subsidiaries for the periods ended on such dates, in each case giving effect to the Acquisition and the other transactions contemplated hereby (assuming for purposes of such statement of earnings that the Acquisition occurred on January 1, 1996 and for purposes of such balance sheet that the Acquisition occurred on June 30, 1997), all in accordance with GAAP; provided, however, that such unaudited pro forma statements are not necessarily indicative of the Consolidated financial position or Consolidated results of operations of the Borrower and its Subsidiaries that would have been reported had the Acquisition actually occurred on such dates nor do they necessarily represent a forecast of the Consolidated financial position of the Borrower and its Subsidiaries at any future date or the Consolidated results of operations of the Borrower and its Subsidiaries for any future period.

                  (h) Neither the Confidential Information Memorandum, as supplemented by the Borrower to the Lender Parties (or to the Agent for distribution to the Lender Parties) in writing prior to the Closing Date, nor any other information, exhibit or report furnished by any Loan Party or any of its Subsidiaries in writing to the Agent or any Lender Party in connection with the negotiation of the Loan Documents or pursuant to the terms of the Loan Documents, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading in the light of the circumstances under which the Confidential Information Memorandum or such other information, exhibit or report was delivered.

                  (i) There is no action, suit, investigation, litigation or proceeding against any Loan Party or any of its Subsidiaries or affecting any property of any Loan Party or any of its Subsidiaries, including any Environmental Action, pending or, to the best of the Borrower's knowledge, threatened before any court, governmental agency or arbitrator that (i) would be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of the Acquisition, this Agreement, any Note, any other Loan Document or the Stock Purchase Agreement or the consummation of the Acquisition and the other transactions contemplated hereby.

                  (j) No proceeds of any Advance or drawings under any Letter of Credit will be used to acquire any equity security of a class that is registered pursuant to Section 12 of the Securities Exchange Act of 1934, except for the acquisition of capital stock of the Borrower otherwise permitted hereunder.

                  (k) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance or drawings under any Letter of Credit will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock. Following application of the proceeds of each Advance or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the Borrower only or the Borrower and its Subsidiaries on a Consolidated basis) subject to the provisions of Section 5.02(a) or 5.02(d) or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender Party or any Affiliate of any Lender Party relating to Debt and within the scope of Section 6.01(e) will be Margin Stock.

                  (l) No Termination Event has occurred or is reasonably expected to occur with respect to any Plan.

                  (m) Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) with respect to each Plan, copies of which have been filed with the Internal Revenue Service, is complete and accurate and fairly presents in all material respects the funding status and financial condition of such Plan, and since the date of such Schedule B there has been no change in such funding status or financial condition which could reasonably be expected to have a Material Adverse Effect.

                  (n) Neither the Borrower nor any ERISA Affiliate has incurred, or is reasonably expected to incur, any Withdrawal Liability to any Multiemployer Plan.

                  (o) Neither the Borrower nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no Multiemployer Plan is reasonably expected to be in reorganization or to be terminated within the meaning of Title IV of ERISA.

                  (p) Neither the business nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that would be reasonably likely to have a Material Adverse Effect.

                  (q) (i) The operations and properties of each Loan Party and each of its Subsidiaries comply in all material respects with all applicable Environmental Laws and Environmental Permits, and all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing obligations or costs, except to the extent that such failure to comply or such ongoing obligations could not reasonably be expected to have a Material Adverse Effect, and (ii) no circumstances exist that would be reasonably likely to (A) form the basis of an Environmental Action against any Loan Party or any of its Subsidiaries or any of their properties that could reasonably be expected to have a Material Adverse Effect or (B) cause any such property to be subject to any material restrictions on ownership, occupancy, use or transferability under any Environmental Law.

                  (r) Neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law, which release, discharge or disposal could reasonably be expected to have a Material Adverse Effect; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in liability to such Loan Party or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

                  (s) Neither any Loan Party nor any of its Subsidiaries is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction that could reasonably be expected to have a Material Adverse Effect.

                  (t) Each Loan Party and each of its Subsidiaries and Affiliates has filed, has caused to be filed or has been included in all tax returns (Federal, state, local and foreign) required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties, and to the best knowledge of the Borrower, neither the Internal Revenue Service nor any state, local or foreign taxing authority has proposed or assessed in writing any additional taxes due from any Loan Party or any of its Subsidiaries except for any such additional taxes which in the aggregate could not reasonably be expected to have a Material Adverse Effect.

                  (u) Neither any Loan Party nor any of its Subsidiaries is an "investment company", or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company", as such terms are defined in the Investment Company Act of 1940, as amended. Neither the making of any Advances, nor the issuance of any Letters of Credit, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated hereby, will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

                  (v) Each of the Borrower and the Company is and, after the consummation of the transactions contemplated by the Stock Purchase Agreement and receipt and application of each of the Advances and issuance of Letters of Credit in accordance with the terms of this agreement will be, Solvent.

                  (w) Set forth on Schedule 3.01(c) hereto is a complete and accurate list of all Surviving Debt, showing as of the Closing Date (and after giving effect to the application of the proceeds of the Initial Extension of Credit hereunder) the principal amount outstanding thereunder and the maturity date thereof.

                  (x) Set forth on Schedule 4.01(x) hereto is a complete and accurate list of all Investments in excess of $5,000,000 held by any Loan Party or any of its Subsidiaries as of the Closing Date, showing the amount, obligor or issuer and maturity, if any, thereof. The aggregate amount of Investments of $5,000,000 or less held by the Loan Parties and their respective Subsidiaries (without duplication) as of the Closing Date does not exceed $50,000,000.

                                   ARTICLE V.

                            COVENANTS OF THE BORROWER

         Section 5.01. Affirmative Covenants. So long as any Advance or other Obligations owing by the Borrower hereunder shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Borrower will:

                  (a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA, if the failure to so comply could reasonably be expected to have a Material Adverse Effect.

                  (b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, could by law become a Lien upon its property; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim (A) that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained or (B) if the failure to pay or discharge any such tax, assessment, charge or claim could not reasonably be expected to have a Material Adverse Effect.

                  (c) Compliance with Environmental Laws. Comply, and cause each of its Subsidiaries to comply, and use its best efforts to cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and obtain and renew and cause each of its Subsidiaries to obtain and renew all Environmental Permits necessary for its operations and properties.

                  (d) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates.

                  (e) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, (i) its corporate existence, and (ii) its rights (charter and statutory), permits, licenses, approvals, privileges and franchises in each jurisdiction where necessary or where failure to do so could reasonably be expected to have a Material Adverse Effect; provided, however, that the Borrower and its Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(c), and any of the Borrower's Subsidiaries (other than the Company) may wind up or liquidate as permitted under Section 5.02(c).

                  (f) Visitation Rights. At any reasonable time during normal business hours and from time to time, on reasonable prior notice to the Borrower, permit the Agent or any of the Lender Parties, or any agents or representatives thereof, at such Lender Party's own expense so long as no Event of Default has occurred and is continuing and at the Borrower's expense after the occurrence and during the continuance of any Event of Default, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors and in the company of a Responsible Officer of the Borrower with their independent certified public accountants.

                  (g) Preparation of Environmental Reports. If the Agent or any Lender Party shall reasonably be concerned about any environmental risks, issues or liabilities affecting or that would reasonably be expected to affect the Borrower or any of its Subsidiaries or any property of the Borrower or any of its Subsidiaries, at the request of the Agent from time to time after the occurrence and during the continuance of any Event of Default, provide to the Lender Parties within 60 days after such request, at the expense of the Borrower, an environmental site assessment report for any of its or its Subsidiaries' properties described in such request and relating to such concerns, prepared by an environmental consulting firm acceptable to the Agent, indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance, removal or remedial action in connection with any Hazardous Materials on such properties; without limiting the generality of the foregoing, if the Agent determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Agent may retain an environmental consulting firm to prepare such report at the expense of the Borrower, and the Borrower hereby grants and agrees to cause any of its Subsidiaries that owns any property described in such request to grant at the time of such request, to the Agent, the Lender Parties, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to enter onto their respective properties to undertake such an assessment.

                  (h) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time.

                  (i) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are useful in or necessary for the conduct of its business in good working order and condition, ordinary wear and tear excepted.

                  (j) Performance of Stock Purchase Agreement. Perform and observe all of the material terms and provisions of the Stock Purchase Agreement to be performed or observed by it.

                  (k) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates on terms that are fair and reasonable and no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm's-length transaction with a Person not an Affiliate, provided that this Section 5.01(k) shall not apply to transactions between or among the Borrower and its Subsidiaries in the ordinary course of the Borrower's or such Subsidiary's business to the extent not otherwise prohibited under this Agreement.

         Section 5.02. Negative Covenants. So long as any Advance or other Obligations owing by the Borrower hereunder shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Borrower will not, at any time:

                  (a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, or sign or file or suffer to exist, or permit any of its Subsidiaries to sign or file or suffer to exist, under the Uniform Commercial Code of any jurisdiction, a financing statement that names the Borrower or any of its Subsidiaries as debtor, or sign or suffer to exist, or permit any of its Subsidiaries to sign or suffer to exist, any security agreement authorizing any secured party thereunder to file such financing statement, or assign, or permit any of its Subsidiaries to assign, any accounts or other right to receive income (except by a Subsidiary of the Borrower in favor of the Borrower, or by the Borrower in favor of any Guarantor Subsidiary, or by any Non-Guarantor Subsidiary in favor of any other Non-Guarantor Subsidiary or any Guarantor Subsidiary, or by any Guarantor Subsidiary in favor of any other Guarantor Subsidiary), excluding, however, from the operation of the foregoing restrictions the following:

                  (i) Liens, if any, created under the Loan Documents;

                  (ii) Liens existing as of the Closing Date and described on
         Schedule 5.02(a) hereto;

                  (iii) purchase money Liens upon or in property (other than the capital stock or other equity interests or Debt of any Subsidiary of the Borrower) acquired or held by the Borrower or any of its Subsidiaries to secure the purchase price of such property or to secure Debt incurred solely for the purpose of financing the acquisition, construction or improvement of any such property to be subject to such Liens; provided, however, that no such Lien shall extend to or cover any property other than the property being acquired, constructed or improved and the proceeds thereof; and provided, further, that the aggregate principal amount of the Debt secured by Liens permitted by this clause (iii) is permitted under Section 5.02(b)(viii);

                  (iv) Liens arising in connection with Capitalized Leases; provided, however, that no such Lien shall cover or extend to assets other than the assets subject to such Capitalized Leases and the proceeds thereof; and provided, further, that the aggregate principal amount of the Debt secured by Liens permitted by this clause (iv) is permitted under Section 5.02(b)(viii);

                  (v) Liens for taxes, assessments and other governmental charges and Liens imposed by law, such as materialmen's, mechanics', landlords', bailees', carriers', warehousemen's, workmen's and repairmen's Liens, in each case arising in the ordinary course of business and securing obligations which are not overdue for a period of more than 60 days or, if so overdue, are being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;

                  (vi) pledges or deposits in the ordinary course of business to secure non-delinquent obligations incurred in the ordinary course of business (other than for borrowed money) or non-delinquent obligations under workman's compensation or unemployment laws or similar legislation or to secure the performance of public regulatory obligations which are not delinquent, bid, surety and appeal bonds, performance bonds or other obligations of a like nature (other than for borrowed money), deposits with utility companies or insurance carriers in the ordinary course of business, and bankers' liens or rights of setoff with respect to bank accounts;

                  (vii) Uniform Commercial Code financing statements filed for precautionary purposes in connection with any true lease of property which is not prohibited under this Agreement and under which the Borrower or any of its Subsidiaries is lessee, provided that any such financing statement does not cover any property other than the property subject to such lease and the proceeds thereof; and Uniform Commercial Code financing statements filed in connection with any Liens otherwise permitted under this Agreement, provided that any such financing statements do not cover any property other than the property subject to such Liens and the proceeds thereof;

                  (viii) possessory rights of customers of the Borrower and its Subsidiaries in Equipment for Resale arising under leases, bailment arrangements and rental agreements entered into in the ordinary course of business of the Borrower or such Subsidiary;

                  (ix) Liens on the property or assets of a Person which becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any Subsidiary of the Borrower or on any assets acquired by the Borrower or any of its Subsidiaries, in each case securing Debt permitted by Section 5.02(b)(xvii), provided that (A) such Liens existed at the time such Person became a Subsidiary of the Borrower or was so merged or consolidated or such assets were acquired and were not created in anticipation of such Person becoming a Subsidiary or such merger, consolidation or acquisition, (B) any such Lien does not by its terms cover any property or assets which were not covered immediately prior thereto (other than the proceeds thereof), and (iii) any such Lien does not by its terms secure any Debt other than Debt existing immediately prior to the time such Person became a Subsidiary of the Borrower or was so merged or consolidated or such assets were acquired;

                  (x) Liens upon specific items of Inventory and the proceeds thereof securing the obligations of the Borrower or any of its Subsidiaries in respect of bankers' acceptances issued or created for the account of the Borrower or such Subsidiary to facilitate the purchase, shipment or storage of such Inventory;

                  (xi) Liens arising in connection with trade letters of credit (other than Trade Letters of Credit under the Letter of Credit Facility) issued to secure the purchase of Inventory in the ordinary course of business of the Borrower and its Subsidiaries, provided that such Liens shall cover only the documents in respect of which such letters of credit were issued, the goods covered thereby and the insurance proceeds of such goods;

                  (xii) Liens arising out of judgments or awards (other than any judgment described in Section 6.01(g) or (h) hereof and constituting an Event of Default thereunder) in respect of which, within 30 days after the imposition thereof, the Borrower or any of its Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review and shall have secured a subsisting stay of execution pending such appeal or proceedings for review, provided it shall have set aside on its books adequate reserves, in accordance with GAAP, with respect to such judgment or award;

                  (xiii) security and other deposits made by the Borrower or any Subsidiary of the Borrower under the terms of any lease or sublease of property entered into by the Borrower or any such Subsidiary in the ordinary course of business;

                  (xiv) deposits with the trustee under the Existing Senior Indenture in connection with the redemption of the Existing Senior Debentures permitted by Section 5.02(j);

                  (xv) any Liens arising as a result of a sale of assets by the Borrower or any Subsidiary of the Borrower pursuant to Section 5.02(d)(v) or (vi), provided that such Liens shall cover only the assets sold and the proceeds thereof;

                  (xvi) easements, rights-of-way and other non-monetary encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its intended purpose;

                  (xvii) voluntary Liens i n favor of the PBGC arising in connection with any Insufficiency resulting from the actions of, and with respect to any Plan of the Borrower or any ERISA Affiliate, securing Obligations not exceeding $25,000,000;

                  (xviii) the replacement, extension or renewal of any Lien permitted under Section 5.02(a)(ii), (iii), (iv) and (ix) upon or in the same property theretofore subject thereto and as security for the same obligations or any refinancings or renewals thereof; provided that such Liens do not extend to or cover other property (other than the proceeds of such property) and the principal of the obligations secured thereby is not increased by more than the sum of (A) accrued and unpaid interest on the obligations being refinanced, replaced, extended, renewed or refunded and secured by such Liens, and (B) the amount of any normal and customary costs, fees and expenses payable by the Borrower or any of its Subsidiaries in connection with such refinancing, replacement, extension, renewal or refunding, so long as such costs, fees and expenses are not paid to any Affiliate of the Borrower or any of its Subsidiaries; and

                  (xix) Liens not otherwise permitted by clauses (i) through (xviii) of this Section 5.02(a) securing Debt or other Obligations of the Borrower or any of its Subsidiaries, provided that (A) no such Liens shall cover or extend to any capital stock or other equity interests or Debt of any Subsidiary of the Borrower, and (B) the aggregate principal amount of such Debt and Obligations secured by Liens permitted by this clause (xix) (after giving effect to the repayment of any Debt which is being effected concurrently with the incurrence of such Debt or other Obligations) shall not exceed $25,000,000 in the aggregate at any one time outstanding for the Borrower and its Subsidiaries, taken as a whole.

                  (b) Debt. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Debt other than:

                  (i) Debt under the Loan Documents;

                  (ii) unsecured Debt with respect to Hedge Agreements entered into in the ordinary course of business for the purpose of hedging underlying interest rate or foreign currency exposures of the Borrower and its Subsidiaries;

                  (iii) unsecured Debt of the Borrower to any Guarantor Subsidiary or of any Guarantor Subsidiary to the Borrower or any other Guarantor Subsidiary;

                  (iv) unsecured Debt of the Borrower to BC Insurance Company, Inc.; and unsecured Debt of the Borrower to its Non-Guarantor Subsidiaries (other than BC Insurance Company, Inc.) in an aggregate principal amount not to exceed $25,000,000 outstanding at any time;

                  (v) unsecured Debt of any Non-Guarantor Subsidiary to any other Non-Guarantor Subsidiary;

                  (vi) unsecured Debt of Non-Guarantor Subsidiaries to the Borrower and Guarantor Subsidiaries in an aggregate principal amount for all such Non-Guarantor Subsidiaries not to exceed $10,000,000 outstanding at any time;

                  (vii) unsecured Debt arising by reason of endorsement of negotiable instruments for deposits or collection or similar transactions in the ordinary course of business;

                  (viii) Debt secured by Liens permitted by Section 5.02(a)(iii) and (iv) in an aggregate principal amount not to exceed $10,000,000 outstanding at any time;

                  (ix) unsecured Debt incurred in the ordinary course of business for the deferred purchase price of property or services (other than trade payables), maturing within one year from the date created, in an aggregate principal amount for the Borrower and its Subsidiaries not to exceed $10,000,000 outstanding at any time;

                  (x) the Surviving Debt described in Schedule 3.01(c) and any refinancings or renewals of any such Surviving Debt, provided that the aggregate principal amount thereof is not increased by more than the sum of (A) accrued and unpaid interest on the obligations being refinanced or renewed, and (B) the amount of any normal and customary costs, fees and expenses payable by the Borrower or any of its Subsidiaries in connection with such refinancing or renewal, so long as such costs, fees and expenses are not paid to any Affiliate of the Borrower or any of its Subsidiaries;

                  (xi) unsecured Debt evidenced by the Existing Senior Debentures in an aggregate principal amount not to exceed $100,000,000, and any unsecured guarantees of any Senior Notes (or any other Debt of the Borrower permitted under clause (xvi) below) by the Guarantor Subsidiaries;

                  (xii) additional unsecured Debt of any Non-Guarantor Subsidiary to a Person other than the Borrower or another Subsidiary of the Borrower in an aggregate principal amount for each such Subsidiary not to exceed $30,000,000 outstanding at any time, provided that the aggregate principal amount of Debt permitted by this clause (xii) shall not exceed $75,000,000 at any one time outstanding for all Non-Guarantor Subsidiaries taken as a whole, and provided further, that for purposes of this clause (xii), the net amount received by Foreign Subsidiaries from time to time from sales of assets pursuant Section 5.02(d)(vi) shall be deemed to be outstanding Debt of Non-Guarantor Subsidiaries;

                  (xiii) unsecured guarantees by the Borrower of (A) obligations of any Subsidiary of the Borrower permitted by clause (xv) below, (B) any Debt permitted by clause (xii) above, (C) the obligations of any Subsidiary of the Borrower in respect of any Surviving Debt and any refinancings or renewals thereof permitted by clause (x) above, and (D) loans or advances permitted under Section 5.02(e)(vi); and unsecured guarantees by the Company of obligations of its Subsidiaries described in clauses (A) and (C) above or obligations described in clause (D) above, in each case to the extent such guarantees were issued prior to the Closing Date;

                  (xiv) unsecured Debt of the Borrower under the Mellon Facility in an aggregate principal amount not to exceed $30,000,000 outstanding at any time;

                  (xv) obligations of the Borrower or any Subsidiary of the Borrower in respect of letters of credit, bank guarantees, and performance and bid bonds to secure obligations described in Section 5.02(a)(vi) or in respect of bankers' acceptances described in Section 5.02(a)(x) or trade letters of credit described in Section 5.02(a)(xi);

                  (xvi) unsecured Debt (including Qualified Preferred Stock and New Senior Notes) issued or incurred by the Borrower to pay or prepay any Advances outstanding under this Agreement (or, in the case of the New Senior Notes, to redeem Existing Senior Debentures in an aggregate amount not to exceed the Tender Offer Reserve), provided that such Debt does not require any payment or prepayment of principal prior to the Termination Date;

                  (xvii) Debt of a Person which becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any Subsidiary of the Borrower pursuant to a Permitted Acquisition, or Debt secured by an asset acquired by the Borrower or any Subsidiary of the Borrower in a Permitted Acquisition, provided that (A) such Debt existed at the time such Person became a Subsidiary of the Borrower or was so merged or consolidated or such Permitted Acquisition occurred and was not created in anticipation of the acquisition by the Borrower or any Subsidiary of the Borrower of such Subsidiary or such merger or consolidation or such Permitted Acquisition and (B) immediately after giving effect to the acquisition of such Person by the Borrower or any of its Subsidiaries or such merger or consolidation or Permitted Acquisition no Default or Event of Default shall have occurred;

                  (xviii) any Debt arising as a result of a sale of assets by the Borrower or any Subsidiary of the Borrower pursuant to Section 5.02(d)(v) or (vi); and

                  (xix) additional Debt of the Borrower and its Subsidiaries in an aggregate principal amount not to exceed $50,000,000 outstanding at any time, provided, however, that (A) the aggregate principal amount of such Debt of any Subsidiary of the Borrower shall not exceed $30,000,000 outstanding at any time, and (B) the aggregate principal amount of such Debt that may be secured Debt shall not exceed $25,000,000 outstanding at any time.

                  (c) Mergers, Etc. Merge into or consolidate with any Person or permit any Person to merge into it, or permit any of its Subsidiaries to do so, except that (i) any Non-Guarantor Subsidiary may merge into or consolidate with the Borrower or any other Subsidiary of the Borrower, any Guarantor Subsidiary may merge into or consolidate with the Borrower or any other Guarantor Subsidiary, and any Person may merge into or consolidate with the Borrower or any Subsidiary of the Borrower as part of any Permitted Acquisition, provided that (A) in the case of any such merger or consolidation to which the Borrower is a party, the Borrower shall be the surviving corporation, (B) in the case of any such merger or consolidation to which the Company is a party, the Company shall be the surviving corporation (unless the Borrower is the surviving corporation), (C) in the case of any such merger or consolidation involving one or more Guarantor Subsidiaries and one or more Non-Guarantor Subsidiaries or other Persons, the surviving corporation shall be a Guarantor Subsidiary (or, if the Borrower is a party to such merger or consolidation, the Borrower), (D) the Person formed by or surviving any such merger or consolidation (if other than the Borrower) shall be a direct or indirect Wholly-Owned Subsidiary of the Borrower, (E) immediately after giving effect thereto, no event shall occur and be continuing that constitutes a Default, and (F) in the case of any such merger or consolidation of a Non-Guarantor Subsidiary into the Borrower or the Company, the amount of such Non-Guarantor Subsidiary's total liabilities (including, without limitation, the probable liability with respect to contingent liabilities) shall not exceed the fair market value of such Non-Guarantor Subsidiary's total assets by an amount in excess of $10,000,000 at the time of such merger or consolidation, and (ii) any Person may merge into or consolidate with a Subsidiary of the Borrower if such merger or consolidation is entered into for the purpose of effecting a disposition of the capital stock of such Subsidiary permitted under Section 5.02(d). For purposes of this Section 5.02(c), any voluntary liquidation or winding up of any Non-Guarantor Subsidiary which is undertaken as part of a corporate reorganization, and the assets of which are to be distributed in connection therewith to the Borrower or any other Subsidiary of the Borrower, shall be deemed to be a merger of such Non-Guarantor Subsidiary into the Borrower or such other Subsidiary, as the case may be, for purposes of this
Section 5.02(c), and shall be subject to the provisions set forth above.

                  (d) Sales, Etc., of Assets. Sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of (whether in one transaction or in a series of transactions) any of its assets (whether now owned or hereafter acquired) or grant any option or other right to any other Person to purchase, lease or otherwise acquire any of its assets, or permit any of its Subsidiaries to do so, or liquidate or permit any of its Subsidiaries to liquidate, in each case except:

                  (i) sales or leases of Inventory in the ordinary course of its business;

                  (ii) in a transaction authorized by subsection (c) of this Section;

                  (iii) the sale of any asset by the Borrower or any Subsidiary of the Borrower (other than the capital stock of the Company) so long as (A) the purchase price paid to the Borrower or such Subsidiary for such asset shall be no less than the fair market value of such asset at the time of such sale, (B) the purchase price for such asset shall be paid to the Borrower or such Subsidiary in cash at the time of sale or a combination of cash and other property (including, without limitation, a promissory note or other deferred payment obligation), and (C) the maximum amount of the purchase price paid for all such assets during any Fiscal Year, other than the amount of cash paid at the time of sale, shall not exceed $10,000,000;

                  (iv) so long as no Default shall occur and be continuing, the grant of any option or other right to purchase any asset in a transaction which would be permitted under the provisions of clause
         (iii) above;

                  (v) the sale or securitization by the Borrower or any Guarantor Subsidiary of customer leases and other receivables for cash in an amount not less than the fair market value thereof (after taking into account customary reserves for losses, yield protection, fees and similar matters);

                  (vi) the sale or discount by any Foreign Subsidiary of customer leases and other receivables in the ordinary course of business for cash in an amount not less than the fair market value thereof;

                  (vii) the sale or other disposition of assets that, in the Borrower's judgment, are obsolete or worn out;

                  (viii) the sale or contribution of assets by any Non-Guarantor Subsidiary to any joint ventures or limited partnerships permitted under Section 5.02(k);

                  (ix) the disposition or transfer by the Borrower or any of its Subsidiaries (the "transferor") of any capital stock of a Subsidiary of the transferor held by the transferor to a Wholly-Owned Subsidiary of the transferor (the "transferee") "controlled" by the transferor in actual or deemed exchange for capital stock of the transferee in a transaction pursuant to Section 351 of the Internal Revenue Code of 1986, as amended; and

                  (x) the disposition or transfer of assets (other than capital stock of any Subsidiary of the Borrower) from (i) any Subsidiary of the Borrower to the Borrower, (ii) any Guarantor Subsidiary to another Guarantor Subsidiary, or (iii) any Non-Guarantor Subsidiary to any other Subsidiary of the Borrower, and the transfer of any capital stock of any Subsidiary of the Borrower to the Borrower or any of its Subsidiaries, other than a transfer of any capital stock of any Guarantor Subsidiary to a Non-Guarantor Subsidiary (it being understood that, in effecting the transfers permitted under this clause (x), dispositions or transfers may be structured in a series of related transactions, and such transactions shall be permitted so long as the transferor and the final transferee would be permitted to effect such disposition or transfer hereunder).

                  (e) Investments in Other Persons and New Acquisitions. Make or hold, or permit any of its Subsidiaries to make or hold, any Investment in any Person, or engage in any New Acquisition, other than the Acquisition and:

                  (i) Investments made by the Borrower and its Subsidiaries as of the Closing Date and any renewals thereof;

                  (ii) additional Investments made by the Borrower in Guarantor Subsidiaries after the Closing Date consisting of (A) guarantees permitted under Section 5.02(b)(xiii), and (B) other Investments in an aggregate amount not to exceed $400,000,000 outstanding at any time;

                  (iii) additional Investments made by the Borrower and its Guarantor Subsidiaries in Non-Guarantor Subsidiaries after the Closing Date consisting of (A) guarantees permitted under Section 5.02(b)(xiii), and (B) other Investments in an aggregate amount not to exceed $35,000,000 outstanding at any time;

                  (iv) Investments made by Guarantor Subsidiaries in other Guarantor Subsidiaries or in the Borrower after the Closing Date;

                  (v) Investments made by Non-Guarantor Subsidiaries in other Non-Guarantor Subsidiaries and in the Borrower or Guarantor Subsidiaries permitted under Section 5.02(b);

                  (vi) loans and advances (and guarantees of loans and advances) to employees in the ordinary course of the business of the Borrower and its Subsidiaries in an aggregate principal amount not to exceed $10,000,000 outstanding at any time;

                  (vii) Investments by the Borrower and its Subsidiaries in Hedge Agreements permitted under Section 5.02(b)(ii);

                  (viii) Investments by the Borrower or any Subsidiary permitted under Section 5.02(c) or (f), and Investments from or by the Borrower or any Subsidiary permitted under Section 5.02(d)(viii), (ix) and (x);

                  (ix) Investments in cash and Cash Equivalents in an aggregate amount not to exceed $50,000,000 outstanding at the end of any fiscal quarter of the Borrower;

                  (x) additional Investments consisting of (A) debt or equity securities not constituting Cash Equivalents, or (B) loans and advances to other Persons in connection with and related to the business of the Borrower and its Subsidiaries, in an aggregate amount under this clause
         (x) not to exceed $25,000,000 outstanding at any time;

                  (xi) Investments resulting from the issuance of letters of credit (including Letters of Credit) or bankers' acceptances for the account of the Borrower or any of its Subsidiaries to the extent otherwise permitted under this Agreement;

                  (xii) additional Investments received in settlement of debt created in the ordinary course of business and owing to the Borrower or any of its Subsidiaries;

                  (xiii) New Acquisitions by the Borrower and its Subsidiaries, provided that (A) in the case of a New Acquisition as a result of which any Person becomes a Subsidiary of the Borrower, the principal business of such Person is the same as or related to the business of the Borrower and its Subsidiaries, and such transaction is approved by the board of directors or other governing body of such Person and, to the extent required by the charter documents of such Person or applicable law, the shareholders or other holders of ownership or other equity interests in such Person, (B) the aggregate consideration paid, payable or incurred by the Borrower and its Subsidiaries in connection with such New Acquisitions (whether consisting of cash, promissory notes or other deferred payment obligations or otherwise, but excluding any capital stock of the Borrower and customary indemnities) plus the amount of all Debt assumed in connection with such New Acquisitions (including, without limitation, Debt of a Person at the time it becomes a Subsidiary of the Borrower in connection with any New Acquisition) does not exceed $50,000,000 during any Fiscal Year, and (C) no Event of Default shall have occurred and be continuing at the time of, or shall occur as a result of, such New Acquisition; and

                  (xiv) additional Investments which, together with payments made under Section 5.02(f)(i) and Capital Expenditures made under clause (ii) of Section 5.02(m), do not exceed $25,000,000 outstanding at any time; provided that immediately before and after giving effect thereto no Default or Event of Default shall have occurred and be continuing or would result therefrom.

                  (f) Dividends, Etc. Declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its capital stock or any warrants, rights or options to acquire such capital stock, now or hereafter outstanding, return any capital to its stockholders as such, make any distribution of assets, capital stock, warrants, rights, options, obligations or securities to its stockholders as such or issue or sell any capital stock or any warrants, rights or options to acquire such capital stock, or permit any of its Subsidiaries to do any of the foregoing or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of the Borrower or any warrants, rights or options to acquire such capital stock or to issue or sell any capital stock or any warrants, rights or options to acquire such capital stock, except that (i) the Borrower may, so long as no Default or Event of Default has occurred and is continuing or would result therefrom (determined at the time of declaration of any dividend or offer to redeem), pay cash dividends on, or redeem or purchase shares of its common stock or Qualified Preferred Stock or warrants, options or rights to acquire such capital stock for an aggregate amount which, together with outstanding Investments made under Section 5.02(e)(xiv) and Capital Expenditures made under clause (ii) of Section 5.02(m), does not exceed $25,000,000, (ii) the Borrower may declare and pay dividends and distributions payable in common stock of the Borrower, (iii) so long as no Event of Default has occurred and is continuing or would result therefrom (determined at the date such dividends are declared), the Borrower may pay cash dividends on its common stock and Qualified Preferred Stock in respect of any Fiscal Year so long as (A) any such dividends are paid during such Fiscal Year or the immediately succeeding Fiscal Year, and (B) the amount of such dividends payable in respect of such Fiscal Year shall not exceed 40% of Consolidated net income (before special charges) of the Borrower and its Subsidiaries for such Fiscal Year, (iv) any Subsidiary of the Borrower may issue capital stock to the Borrower or any Guarantor Subsidiary, (v) the Borrower may issue its common stock or Qualified Preferred Stock for cash, provided that the amount of the Net Cash Proceeds thereof are applied to prepay, to the extent required hereunder, Advances pursuant to, and in the amount and order of priority set forth in, Section 2.06(b), as specified therein, (vi) the Borrower may issue its common stock or Qualified Preferred Stock as a part of the consideration for any New Acquisition, (vii) any Subsidiary of the Borrower may declare and pay cash dividends or other distributions, redeem or repay shares or share premiums, make capital reductions or engage in similar transactions under applicable laws to or with respect to shares owned by the Borrower or any Wholly-Owned Subsidiary of the Borrower of which it is a Subsidiary, (viii) the Borrower may issue any stock or stock options or warrants or derivative rights in respect thereof (including, without limitation, stock options, restricted stock, stock appreciation rights and phantom stock) pursuant to any employee benefit plan or program or compensation plan for non-employee directors, including, without limitation, employee stock purchase plans, qualified or non-qualified plans of deferred compensation, 401(K) plans, or similar programs for employees and non-employee directors, (ix) the Borrower and its Subsidiaries may enter into any merger or consolidation permitted under Section 5.02(c) and may sell or otherwise dispose of assets to the extent permitted by Section 5.02(d), (x) any Foreign Subsidiary may issue qualifying shares of its capital stock to directors or other Persons as required by applicable law, (xi) the Borrower may make distributions of rights to its stockholders pursuant to its Rights Agreement dated as of March 28, 1989, as amended, or similar agreement, and (xii) any Non-Guarantor Subsidiary may issue capital stock to any other Non-Guarantor Subsidiary.

                  (g) Change in Nature of Business. Permit the material business activities, taken as a whole, of the Borrower and its Subsidiaries to be altered in any substantial and material way.

                  (h) Charter Amendments. Amend, or permit any of its Subsidiaries to amend, its certificate or articles of incorporation or bylaws if such amendment could reasonably be expected to have a Material Adverse Effect.

                  (i) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any significant change in (i) accounting policies or reporting practices, except as required by generally accepted accounting principles or any applicable law, rule or regulation or (ii) fiscal year, except that any Subsidiary of the Borrower may change its fiscal year to the Borrower's Fiscal Year, any Foreign Subsidiary may change its fiscal year to the fiscal year of any of the Borrower's Subsidiaries and the Company and its Subsidiaries may change its policies and practices to those of the Borrower and its Subsidiaries.

                  (j) Prepayments, Etc., of Certain Funded Debt. (i) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Senior Notes or any Debt incurred under Section 5.02(b)(xvi), provided that this Section 5.02(j)(i) shall not apply to the Existing Senior Debentures, to the extent redeemed on or before the Tender Offer Termination Date for an aggregate amount not greater than the amount of the Tender Offer Reserve plus accrued interest and expenses in connection therewith; or (ii) amend or otherwise modify the Existing Senior Indenture, the Existing Senior Debentures, the New Senior Notes Indenture or the New Senior Notes, or the terms of any other Debt incurred under Section 5.02(b)(xvi) to prepay all or any part of the Term Loan Balloon Installment; provided that this Section 5.02(j)(ii) shall not prohibit (A) modifications to the Existing Senior Indenture or the Existing Senior Debentures prior to the Tender Offer Termination Date to increase the price at which holders may elect to have the Borrower repurchase the Existing Senior Debentures in 2006 and to provide guarantees by Guarantor Subsidiaries on the same terms as the guarantees set forth in the New Senior Notes Indenture; (B) amendments or supplements to provide a guaranty by any Guarantor Subsidiary, or to release or terminate any guaranty; or (C) the issuance of exchange notes pursuant to the terms of the New Senior Notes Indenture, and supplements to the New Senior Notes Indenture required in connection therewith.

                  (k) Partnerships, Etc. Become a general partner in any general or limited partnership or joint venture, or permit any of its Subsidiaries to do so, except that any Non-Guarantor Subsidiary substantially all the assets of which consist of its interest in such partnership or joint venture may become a general partner therein.

                  (l) Speculative Transactions. Engage, or permit any of its Subsidiaries to engage, in any transaction involving commodity options or futures contracts or any similar speculative transactions except for Hedge Agreements permitted under Section 5.02(b)(ii).

                  (m) Capital Expenditures. Make, or permit any of its Subsidiaries to make, any Capital Expenditures, except (i) Capital Expenditures in any Fiscal Year not to exceed on a Consolidated basis (A) $65,000,000 in Fiscal Year 1997 or $85,000,000 in any Fiscal Year thereafter, plus (B) an amount equal to the amount by which the aggregate amount permitted under clause
(A) above in all preceding Fiscal Years (commencing with Fiscal Year 1997) exceeds the aggregate amount of Capital Expenditures in all such preceding Fiscal Years, and (ii) additional Capital Expenditures in an aggregate amount which, together with Investments outstanding under Section 5.02(e)(xiv) and payments made under Section 5.02(f)(i), does not exceed $25,000,000.

         Section 5.03. Reporting Requirements. So long as any Advance or other Obligations owing by the Borrower hereunder shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Borrower will furnish to the Agent for distribution to the Lender
Parties:

                  (a) Default Notice. As soon as possible and in any event within two Business Days after a Responsible Officer of the Borrower obtains knowledge of the occurrence of a Default or any event, development or occurrence reasonably likely to have a Material Adverse Effect continuing on the date of such statement, a statement of a Responsible Officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto.

                  (b) Quarterly Financials. As soon as available and in any event on or before the later of 60 days after the end of each of the first three quarters of each Fiscal Year or two Business Days after request by the Agent, a Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and Consolidated statements of income and of cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to year-end audit adjustments) by the Chief Financial Officer, Treasurer or Controller of the Borrower as having been prepared in accordance with GAAP, together with (i) a certificate of said officer stating on behalf of the Borrower that to the best of his or her knowledge after due inquiry, no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto and (ii) a schedule in form reasonably satisfactory to the Agent of the computations used by the Borrower in determining compliance with the covenants contained in Section 5.02(m) and Section 5.04(a) through (c).

                  (c) Annual Financials. As soon as available and in any event on or before the later of 100 days after the end of each Fiscal Year or two Business Days after request by the Agent, a copy of the annual audit report for such year for the Borrower and its Subsidiaries, including therein a Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and Consolidated statements of income and of cash flows of the Borrower and its Subsidiaries for such Fiscal Year, in each case accompanied by an opinion of KPMG Peat Marwick LLP or other independent public accountants of recognized standing acceptable to the

Required Lenders (without qualification as to going concern or scope of audit), together with (i) a certificate of such accounting firm to the Lender Parties stating that in the course of the regular audit of the business of the Borrower and its Subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that a Default has occurred and is continuing, or if, in the opinion of such accounting firm, a Default has occurred and is continuing, a statement as to the nature thereof, (ii) a schedule in form reasonably satisfactory to the Agent of the computations used by such accountants in determining, as of the end of such Fiscal Year, compliance with the covenants contained in Section 5.02(m) and Section 5.04(a) through (c), and (iii) a certificate of the Chief Financial Officer, Treasurer or Controller of the Borrower stating on behalf of the Borrower that to the best of his or her knowledge after due inquiry, no Default has occurred and is continuing or, if a default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto.

                  (d) Annual Forecasts. As soon as available and in any event on or before the later of 15 days after the end of each Fiscal Year or two Business Days after request by the Agent, forecasts prepared by management of the Borrower, in form reasonably satisfactory to the Agent, of balance sheets, income statements and cash flow statements on a quarterly basis for the Fiscal Year following such Fiscal Year then ended and on an annual basis for each Fiscal Year thereafter until the Termination Date.

                  (e) ERISA Events and ERISA Reports. As soon as possible and in any event (i) within 30 days after the Borrower or any of its Subsidiaries knows or has reason to know that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Plan has occurred and (ii) within 10 days after the Borrower or any of its Subsidiaries knows or has reason to know that any other Termination Event with respect to any Plan has occurred, a statement of the Chief Financial Officer, Treasurer or Controller of the Borrower describing such Termination Event and the action, if any, which the Borrower or any ERISA Affiliate proposes to take with respect thereto and (iii) on the date any records, documents or other information must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information.

                  (f) Plan Termination. Promptly and in any event within two (2) Business Days after receipt thereof by the Borrower or any of its Subsidiaries or after the Borrower or any of its Subsidiaries knows or has reason to know of receipt thereof by any other ERISA Affiliate, copies of each notice received by the Borrower or any ERISA Affiliate from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan.

                  (g) Plan Annual Reports. If requested by any Lender through the Agent, promptly and in any event within thirty (30) days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Borrower or any Subsidiary of the Borrower with respect to any Plan, and as soon as possible after a request by any Lender, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any other ERISA Affiliate with respect to any Plan.

                  (h) Multiemployer Plan Notices. Promptly and in any event within five (5) Business Days after receipt thereof by the Borrower or any Subsidiary of the Borrower or after the Borrower or any Subsidiary of the Borrower knows or has reason to know of receipt thereof by any other ERISA Affiliate, from the sponsor of a Multiemployer Plan, a copy of each notice received by the Borrower or any ERISA Affiliate concerning (i) the imposition of Withdrawal Liability by a Multiemployer Plan, (ii) the determination that a Multiemployer Plan is, or is expected to be, in reorganization within the meaning of Title IV of ERISA, (iii) the termination of a Multiemployer Plan within the meaning of Title IV of ERISA, or (iv) the amount of liability incurred, or expected to be incurred, by the Borrower or any ERISA Affiliate in connection with any event described in clause (i), (ii) or (iii) above.

                  (i) Litigation. Promptly after a Responsible Officer of the Borrower obtains knowledge of the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings of the type described in
Section 4.01(i) hereof before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting any Loan Party or any of its Subsidiaries.

                  (j) Securities Reports. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that the Borrower sends to its stockholders, and copies of all regular, periodic and special reports, and all registration statements, that any Loan Party or any of its Subsidiaries files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or with any national securities exchange.

                  (k) Reports and Notices Given by the Loan Parties. Promptly after the furnishing thereof, (i) copies of any material written statement or report furnished to any holder of the securities of any Loan Party pursuant to the terms of any material indenture (including, without limitation, the Existing Senior Indenture and the New Senior Notes Indenture), loan or credit or similar agreement, and (ii) copies of any material notice, demand, statement or other written communication given by any Loan Party under or pursuant to the terms of the Stock Purchase Agreement, in each case in which such statement, report, notice or other communication is not otherwise required to be furnished to the Agent for distribution to the Lender Parties pursuant to any other clause of this Section 5.03.

                  (l) Notices and Other Documents Received by the Loan Parties. Promptly upon receipt thereof, copies of all material written notices, requests and other documents received by the Borrower or the Company or any of its Subsidiaries under or pursuant to the Stock Purchase Agreement or by any Loan Party or any of its Subsidiaries under or pursuant to any material indenture (including, without limitation, the Existing Senior Indenture and the New Senior Notes Indenture), loan or credit or similar agreement and, from time to time upon request by the Agent, such information and reports regarding the Stock Purchase Agreement as the Agent may reasonably request.

                  (m) Environmental Conditions. Promptly after a Responsible Officer of any Loan Party becomes aware of the assertion or occurrence thereof, notice of any Environmental Action against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit in each case that could reasonably be expected to have a Material Adverse Effect.

                  (n) Other Information. Such other information respecting the business, financial condition, operations, performance or properties of any Loan Party or any of its Subsidiaries as any Lender Party (through the Agent) may from time to time reasonably request.

         Section 5.04. Financial Covenants. So long as any Advance or other Obligations owing by the Borrower hereunder shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Borrower will:

                  (a) Net Worth. Maintain at the end of each fiscal quarter of the Borrower, until (and including) the first such fiscal quarter as of the end of which the Debt to Earnings Ratio is not greater than 3.25 to 1.00 (such first fiscal quarter being referred to herein as the "First Qualified Quarter") an excess of Consolidated total assets over Consolidated total liabilities, in each case of the Borrower and its Subsidiaries, of not less than the amount set forth below for such fiscal quarter minus the amount of the R&D Adjustment (or, if R&D Adjustment is a negative number, plus the amount of the R&D Adjustment):



FISCAL QUARTER ENDING                              AMOUNT
---------------------                              ------
December 31, 1997                              $  85,000,000
March 31, 1998                                 $  85,000,000
June 30, 1998                                   $100,000,000
September 30, 1998                              $115,000,000
December 31, 1998                               $150,000,000
March 31, 1999                                  $165,000,000
June 30, 1999                                   $190,000,000
September 30, 1999                              $215,000,000
December 31, 1999                              $250,000,000;

and maintain at the end of each fiscal quarter following the First Qualified Quarter, an excess of Consolidated total assets over Consolidated total liabilities, in each case of the Borrower and its Subsidiaries, in an amount equal to the sum of (i) 85% of the amount by which such Consolidated total assets exceeds such Consolidated total liabilities at the end of the First Qualified Quarter plus (ii) 50% of Consolidated net income of the Borrower and its Subsidiaries for each fiscal quarter thereafter (without deduction for net losses incurred during any fiscal quarter).

                  (b) Debt to Earnings Ratio. Maintain at the end of each fiscal quarter of the Borrower a Debt to Earnings Ratio of not more than the amount set forth below for such fiscal quarter:


FISCAL QUARTER ENDING                             RATIO
---------------------                             -----
December 31, 1997                               5.25:1.00
March 31, 1998                                  5.25:1.00
June 30, 1998                                   5.00:1.00
September 30, 1998                              5.00:1.00
December 31, 1998                               4.25:1.00
March 31, 1999                                  4.00:1.00
June 30, 1999                                   3.75:1.00
September 30, 1999                              3.50:1.00
December 31, 1999                               3.25:1.00
  and each fiscal quarter
  thereafter


                  (c) Interest Coverage Ratio. Maintain for each period of four consecutive fiscal quarters of the Borrower ending with any fiscal quarter set forth below a ratio of Consolidated EBITDA to Consolidated Interest Expense, in each case of the Borrower and its Subsidiaries, of not less than the amount set forth below opposite such fiscal quarter:



FOUR FISCAL QUARTERS ENDING                                RATIO
---------------------------                                -----
December 31, 1997                                        2.30:1.00
March 31, 1998                                           2.30:1.00
June 30, 1998                                            2.40:1.00
September 30, 1998                                       2.50:1.00
December 31, 1998                                        3.00:1.00
March 31, 1999                                           3.25:1.00
June 30, 1999 and each fiscal                            3.50:1.00
  quarter thereafter


                                   ARTICLE VI.

                                EVENTS OF DEFAULT

         Section 6.01. Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:

                  (a) (i) the Borrower shall fail to pay any principal of any Advance when the same shall become due and payable or (ii) the Borrower shall fail to pay any interest on any Advance, or any Loan Party shall fail to make any other payment under any Loan Document, in each case under this clause (ii) within five Business Days after the same becomes due and payable; or

                  (b) any representation or warranty made by the Borrower or any of its Subsidiaries (or any of their officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

                  (c) the Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 2.16, 5.01(e), (g) or (k), 5.02, 5.03 or 5.04; or

                  (d) any Loan Party shall fail to perform any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 10 days after written notice thereof shall have been given to the Borrower by the Agent or any Lender Party; or

                  (e) any Loan Party or any of its Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt that is outstanding in a principal or notional amount of at least $10,000,000 either individually or in the aggregate (but excluding Debt outstanding hereunder) of such Loan Party or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or any such Debt (other than Debt being repaid on the Closing Date) shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof (except for any secured Debt that becomes due by reason of the sale or other disposition of the asset securing such Debt, provided that such sale or other disposition is permitted hereunder and such Debt is repaid at the time of such sale or other disposition); or

                  (f) any Loan Party or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors (except for any such liquidation or winding up of any Subsidiary of the Borrower (other than the Company) permitted under Section 5.02(d)), or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 45 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Loan Party or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or

                  (g) any judgment or order for the payment of money (except for any such judgment or order with respect to which the maximum liability of the Borrower that is in excess of the amount covered by insurance does not exceed $10,000,000) shall be rendered against any Loan Party or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

                  (h) any non-monetary judgment or order shall be rendered against any Loan Party or any of its Subsidiaries that is reasonably likely to have a Material Adverse Effect, and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

                  (i) any provision of any Loan Document shall for any reason cease to be valid and binding on or enforceable against any Loan Party party to such Loan Document which could reasonably be expected to have a Material Adverse Effect, or any Loan Party shall state in writing that any provision of any such Loan Document is not binding on or enforceable against any Loan Party which is a party thereto; or

                  (j) any Termination Event with respect to a Plan shall have occurred and the sum (determined as of the date of occurrence of such Termination Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which a Termination Event shall have occurred and then exist (or in the case of a Plan with respect to which a Termination Event described in clause (c) of the definition of Termination Event shall have occurred and then exist, the liability related thereto) is equal to or greater than $20,000,000; or

                  (k) the Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans in connection with Withdrawal Liabilities (determined as of the date of such notification), exceeds $5,000,000 or requires payments exceeding $1,250,000 per annum; or

                  (l) the Borrower shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans in connection with Withdrawal Liabilities of the Borrower (determined as of the date of such notification), exceeds $5,000,000 or requires payments exceeding $1,250,000 per annum; or

                  (m) the Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if, solely as a result of such reorganization or termination, (i) the aggregate annual contributions of the Borrower and its ERISA Affiliates to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years which include the Closing Date by an amount exceeding $5,000,000 or (ii) the aggregate annual contributions of the Borrower and its Subsidiaries to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years which include the Closing Date by an amount exceeding $l,250,000; or

                  (n)      the occurrence of a Change of Control;

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances (other than Letter of Credit Advances by an Issuing Bank or a Revolving Credit Lender pursuant to Section 2.03(b)(iii)) and of each Issuing Bank to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Notes, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Loan Party or any of its Subsidiaries under the Federal Bankruptcy Code, (1) the obligation of each Lender to make Advances (other than Letter of Credit Advances by an Issuing Bank or a Revolving Credit Lender pursuant to Section 2.03(b)(iii)) and of each Issuing Bank to issue Letters of Credit shall automatically be terminated and
(2) the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

         Section 6.02. Actions in Respect of the Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Agent may, or shall at the request of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, pay to the Agent on behalf of the Lender Parties in same day funds at the Agent's office designated in such demand, for deposit in the L/C Cash Collateral Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding. If at any time the Agent reasonably determines that any funds held in the L/C Cash Collateral Account are subject to any right or claim of any Person other than the Agent and the Lender Parties or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrower will, forthwith upon demand by the Agent, pay to the Agent, as additional funds to be deposited and held in the L/C Cash Collateral Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Cash Collateral Account that the Agent reasonably determines to be free and clear of any such right and claim. After all such Letters of Credit shall have expired or been fully drawn upon and all Obligations of the Loan Parties under the Loan Documents shall have been satisfied, the balance (if any) in the L/C Cash Collateral Account shall be promptly returned to the Borrower.

                                  ARTICLE VII.

                                    THE AGENT

         Section 7.01. Authorization and Action. Each Lender Party (in its capacities as a Lender or an Issuing Bank) hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lender Parties and all holders of Notes; provided, however, that the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to this Agreement or applicable law. The Agent agrees to give to each Lender Party prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

         Section 7.02. Agent's Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (a) may treat the payee of any Note as the holder thereof until the Agent receives and accepts an Assignment and Acceptance entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, as provided in
Section 8.07; (b) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender Party and shall not be responsible to any Lender Party for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Loan Document on the part of any Loan Party or to inspect the property (including the books and records) of any Loan Party; (e) shall not be responsible to any Lender Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; and (f) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or telex) believed by it to be genuine and signed or sent by the proper party or parties.

         Section 7.03. CUSA and Affiliates. With respect to its Commitments, the Advances made by it and the Notes issued to it, CUSA shall have the same rights and powers under the Loan Documents as any other Lender Party and may exercise the same as though it were not the Agent; and the term "Lender Party" or "Lender Parties" shall, unless otherwise expressly indicated, include CUSA in its individual capacity. CUSA and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any of its Subsidiaries and any Person who may do business with or own securities of any Loan Party or any such Subsidiary, all as if CUSA were not the Agent and without any duty to account therefor to the Lender Parties.

         Section 7.04. Lender Party Credit Decision. Each Lender Party acknowledges that it has, independently and without reliance upon the Agent or any other Lender Party and based on the financial statements referred to in
Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender Party also acknowledges that it will, independently and without reliance upon the Agent or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

         Section 7.05. Indemnification. (a) Each Lender Party severally agrees to indemnify the Agent (to the extent not promptly reimbursed by the Borrower) from and against such Lender Party's ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or



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

nature whatsoever that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Agent under the Loan Documents; provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender Party agrees to reimburse the Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 8.04, to the extent that the Agent is not promptly reimbursed for such costs and expenses by the Borrower. For purposes of this
Section 7.05(a), the Lender Parties' respective ratable shares of any amount shall be determined, at any time, according to the sum of (a) the aggregate principal amount of the Advances outstanding at such time and owing to the respective Lender Parties, (b) their respective Pro Rata Shares of the aggregate Available Amount of all Letters of Credit outstanding at such time, (c) the aggregate unused portion of their respective Term Loan Commitments and (d) their respective Unused Revolving Credit Commitments at such time; provided that for this purpose the aggregate principal amount of Letter of Credit Advances and Competitive Bid Advances shall be considered to be owed to the Revolving Credit Lenders ratably in accordance with their respective Revolving Credit Commitments. In the event that any Defaulted Advance shall be owing by any Defaulting Lender at any time, such Lender Party's Commitment with respect to the Facility under which such Defaulted Advance was required to have been made shall be considered to be unused for purposes of this Section 7.05(a) to the extent of the amount of such Defaulted Advance. The failure of any Lender Party to reimburse the Agent promptly upon demand for its ratable share of any amount required to be paid by such Lender Party to the Agent as provided herein shall not relieve any other Lender Party of its obligation hereunder to reimburse the Agent for its ratable share of such amount, but no Lender Party shall be responsible for the failure of any other Lender Party to reimburse the Agent for such other Lender Party's ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender Party hereunder, the agreement and obligations of each Lender Party contained in this Section 7.05(a) shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

                  (b) Each Revolving Credit Lender severally agrees to indemnify each Issuing Bank (to the extent not promptly reimbursed by the Borrower) from and against such Revolving Credit Lender's ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Issuing Bank in any way relating to or arising out of the Loan Documents or any Letter of Credit or any action taken or omitted by such Issuing Bank under the Loan Documents or any Letter of Credit; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Issuing Bank's gross negligence or willful misconduct. Without limitation of the foregoing, each Revolving Credit Lender agrees to reimburse such Issuing Bank promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 8.04, to the extent that such Issuing Bank is not promptly reimbursed for such costs and expenses by the Borrower. For purposes of this Section 7.05(b), the Revolving Credit Lenders' respective ratable shares of any amount shall be determined, at any time, according to the sum of (a) the aggregate principal amount of the


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

Revolving Credit Advances outstanding at such time and owing to the respective Revolving Credit Lenders and (b) their respective Unused Revolving Credit Commitments at such time. In the event that any Defaulted Advance shall be owing by any Defaulting Lender at any time under the Revolving Credit Facility, such Lender's Revolving Credit Commitment shall be considered to be unused for purposes of this Section 7.05(b) to the extent of the amount of such Defaulted Advance. The failure of any Revolving Credit Lender to reimburse such Issuing Bank promptly upon demand for its ratable share of any amount required to be paid by the Revolving Credit Lenders to such Issuing Bank as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Issuing Bank for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Issuing Bank for such other Lender's ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender Party hereunder, the agreement and obligations of each Lender contained in this Section 7.05(b) shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

         Section 7.06. Successor Agents. The Agent may resign as to any or all of the Facilities at any time by giving written notice thereof to the Lender Parties and the Borrower and may be removed as to all of the Facilities at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent as to such of the Facilities as to which the Agent has resigned or been removed, provided that the appointment of any such successor Agent shall be subject to the consent of the Borrower (which shall not be unreasonably withheld) so long as no Default or Event of Default has occurred and is continuing. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation or the Required Lenders' removal of the retiring Agent, then the retiring Agent may, on behalf of the Lender Parties, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent as to all of the Facilities, such successor Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. Upon the acceptance of any appointment as Agent hereunder by a successor Agent as to less than all of the Facilities, such successor Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent as to such Facilities as to which such appointment is made, other than with respect to funds transfers and other similar aspects of the administration of Borrowings under such Facilities, issuances of Letters of Credit (notwithstanding any resignation as Agent with respect to the Letter of Credit Facility) and payments by the Borrower in respect of such Facilities, and the retiring Agent shall be discharged from its duties and obligations under this Agreement as to such Facilities, other than as aforesaid. After any retiring Agent's resignation or removal hereunder as Agent as to all of the Facilities, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent as to any Facilities under this Agreement.



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

                                  ARTICLE VIII.

                                  MISCELLANEOUS

         Section 8.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes or any other Loan Document, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (a) no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders (other than any Lender Party that is, at such time, a Defaulting Lender), do any of the following at any time: (i) waive any of the conditions specified in
Section 3.01 or, in the case of the Initial Extension of Credit, Section 3.02 or 3.03, (ii) change the number of Lenders or the percentage of (A) the Commitments, (B) the aggregate unpaid principal amount of the Advances or (C) the aggregate Available Amount of outstanding Letters of Credit that, in each case, shall be required for the Lenders or any of them to take any action hereunder, (iii) reduce or limit the obligations of the Company under Section 1 of the Guaranty or otherwise limit the Company's liability with respect to the Obligations owing to the Agent and the Lender Parties under the Loan Documents, or (iv) amend this Section 8.01, and (b) no amendment, waiver or consent shall, unless in writing and signed by the Required Lenders and each Lender that has a Commitment under the Revolving Credit Facility or Term Loan Facility, if affected by such amendment, waiver or consent, (i) increase the Commitments of such Lender or subject such Lender to any additional obligations, (ii) reduce the principal of, or interest on, the Notes held by such Lender or any fees or other amounts payable hereunder to such Lender, (iii) postpone any date fixed for any payment of principal of, or interest on, the Notes held by such Lender or any fees or other amounts payable hereunder to such Lender (provided that this clause (iii) shall not apply to any amendment to or waiver of the provisions of Section 2.06) or (iv) change the order of application of any prepayment set forth in Section 2.06 in any manner that materially and adversely affects such Lender; provided further that no amendment, waiver or consent shall, unless in writing and signed by each Issuing Bank in addition to the Lenders required above to take such action, affect the rights or obligations of the Issuing Banks under this Agreement; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement.

         Section 8.02. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopy or telex communication) and mailed, telegraphed, telecopied, telexed or delivered, if to the Borrower, at its address at 2500 Harbor Boulevard, Fullerton, California 92634, Attention: Treasurer (Telecopy no.: (714) 773-6840), with a copy to the same address, Attention: General Counsel (Telecopy no.: (714) 773-7936); if to any Initial Lender or any Initial Issuing Bank, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender Party, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender Party; and if to the Agent, at its address at 2 Penns Way, Suite 200, New Castle, Delaware 19720, Attention:
Pia Saenganan (Telecopy no.: (302) 894-6120), with a copy to 1 Samsome Street, 27th Floor, San Francisco, California 94104, Attention: Doris Mendoza (Telecopy no.: (415) 433-0307); or, as to each party, at such other address as shall be designated by such party in a written notice to the



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

other parties. All such notices and communications shall, when mailed, telegraphed, telecopied or telexed, be effective three Business Days after deposit in the mails, or when delivered to the telegraph company, transmitted by telecopier or confirmed by telex answerback, respectively, except that notices and communications to the Agent pursuant to Article II, III or VII shall not be effective until received by the Agent. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or any consent thereunder or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

         Section 8.03. No Waiver; Remedies. No failure on the part of any Lender Party to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

         Section 8.04. Costs and Expenses. (a) The Borrower agrees to pay on demand (i) all reasonable costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification, amendment and enforcement of the Loan Documents (including, without limitation, (A) all reasonable due diligence, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant and search fees and expenses and (B) the reasonable fees and expenses of counsel for the Agent with respect thereto, with respect to advising the Agent as to its rights and responsibilities, or the protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors' rights in respect of the Borrower or its Subsidiaries generally and any proceeding ancillary thereto) and
(ii) following the occurrence and during the continuance of any Event of Default, all costs and expenses of the Agent and the Lender Parties in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors' rights, in respect of the Borrower or its Subsidiaries, generally (including, without limitation, the reasonable fees and expenses of counsel for the Agent and each Lender Party with respect thereto), or otherwise.

                  (b) The Borrower agrees to indemnify and hold harmless the Agent, the Arranger, each other Lender Party, Merrill Lynch & Co., as syndication agent and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) the Facilities, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Loan Documents or any of the transactions contemplated thereby, including, without limitation, any acquisition or proposed acquisition (including, without limitation, the Acquisition and any of the other transactions contemplated hereby) by the Borrower or any of its Subsidiaries or Affiliates of all or any portion of the stock or substantially all the assets of the Company or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party or any of its Subsidiaries, its directors, shareholders or creditors or an Indemnified Party or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. Notwithstanding any other provisions to the contrary herein or in any other Loan Document, no obligation to indemnify and hold harmless any Indemnified Party under this Section 8.04(b) shall arise to the extent that the liability arises from a failure by such Indemnified Party to comply with any laws, regulations, rules or orders that may apply to its business, or a failure by such Indemnified Party to possess the capacity to participate in the transactions contemplated by this Agreement and the other Loan Documents or to take all actions necessary to authorize its participation in such transactions. The Borrower also agrees not to assert any claim against the Agent, any Lender Party or any of their Affiliates, or any of their respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facilities, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Loan Documents or any of the transactions contemplated thereby.

                  (c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance, LIBO Rate Advance or Fixed Rate Advance is made to or for the account of a Lender Party other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to
Section 2.06, 2.08, 2.10 or 2.12, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, the Borrower shall, within seven days following demand by such Lender Party accompanied by a calculation in reasonable detail of the amount demanded (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender Party any amounts required to compensate such Lender Party for any additional losses, costs or expenses that it may reasonably incur as a result of such payment, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender Party to fund or maintain such Advance.

                  (d) If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Agent or any Lender Party, in its sole discretion.

                  (e) Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, (A) the agreements and obligations of the Borrower contained in Sections 2.11 and 2.12 and this
Section 8.04 and (B) the agreements of the Lender Parties set forth in Section
8.10 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

         Section 8.05. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Notes due and payable pursuant to the



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

provisions of Section 6.01, each Lender Party and each of its respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender Party or such Affiliate to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under this Agreement and the Note or Notes (if any) held by such Lender Party, irrespective of whether such Lender Party shall have made any demand under this Agreement or such Note or Notes and although such obligations may be unmatured. Each Lender Party agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender Party and its respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender Party and its respective Affiliates may have.

         Section 8.06. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Agent and when the Agent shall have been notified by each Initial Lender and each Initial Issuing Bank that such Initial Lender and such Initial Issuing Bank has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent and each Lender Party and their respective successors and assigns permitted hereunder, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender Parties.

         Section 8.07. Assignment and Participations. (a) Each Lender may, and any Lender that has become an Affected Lender, if so requested by the Borrower within 60 days thereafter, will, assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment or Commitments, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of one or more Facilities (other than the Competitive Bid Facility or as set forth in clause (iv) below), (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender's rights and obligations under this Agreement, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $10,000,000, (iii) each such assignment shall be to an Eligible Assignee, (iv) each such assignment made as a result of a request by the Borrower pursuant to this Section 8.07(a) with respect to any Affected Lender shall be arranged by the Borrower after consultation with the Agent and shall either be an assignment of all of the rights and obligations of the Affected Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the Affected Lender under this Agreement, (v) no Affected Lender shall be obligated to make any such assignment as a result of a request by the Borrower pursuant to this Section 8.07(a) unless and until such Affected Lender shall have received one or more payments from either the Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender in respect of the rights and obligations assigned pursuant to such assignment, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Affected Lender under this Agreement (including,



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

without limitation, under Section 8.04(c) hereof, which shall apply as though all Advances of the Affected Lender were being prepaid in full on the date of assignment), (vi) no such assignments shall be permitted without the consent of the Agent until the Agent shall have notified the Lender Parties that syndication of the Commitments hereunder has been completed, and (vii) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes subject to such assignment and a processing and recordation fee of $3,000.

                  (b) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance,
(i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (ii) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

                  (c) By executing and delivering an Assignment and Acceptance, the Lender Party assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; (ii) such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto;
(iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;
(iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender Party or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender; and (viii) such assignee agrees that on the date of the Assignment and Acceptance pursuant to which it becomes a Lender Party it shall provide to the Agent and the Borrower the forms referred to under Section 2.14(e).

                  (d) The Agent shall maintain at its address referred to in
Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lender Parties and the Commitment under each Facility of, and principal amount of the Advances owing under each Facility to, each Lender Party from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lender Parties shall treat each Person whose name is recorded in the Register as a Lender Party hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender Party at any reasonable time and from time to time upon reasonable prior notice.

                  (e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender Party and an assignee, together with any Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Agent in exchange for the surrendered Note or Notes a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it under any Facility pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment hereunder under such Facility, a new Note or Notes to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A-1, A-2 or A-3 hereto, as the case may be.

                  (f) Each Lender Party may sell participations to one or more Persons (other than the Borrower or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it and the Note or Notes (if any) held by it); provided, however, that (i) such Lender Party's obligations under this Agreement (including, without limitation, its Commitments) shall remain unchanged, (ii) such Lender Party shall remain solely responsible to the other parties hereto for the performance of such obligations,
(iii) such Lender Party shall remain the holder of any such Note or Notes for all purposes of this Agreement, (iv) the Borrower, the Agent and the other Lender Parties shall continue to deal solely and directly with such Lender Party in connection with such Lender Party's rights and obligations under this Agreement, and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder (other than any payment required by Section 2.06), in each case to the extent subject to such participation.

                  (g) Any Lender Party may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower and its

Subsidiaries furnished to such Lender Party by or on behalf of the Borrower; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information received by it from such Lender Party on the terms provided herein.

                  (h) Notwithstanding any other provision set forth in this Agreement, any Lender Party may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

         Section 8.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

         Section 8.09. No Liability of the Issuing Banks. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither any Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by (i) such Issuing Bank's willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) such Issuing Bank's willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit, provided that in no event shall any such liability be asserted by way of setoff of any amount owed hereunder. In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

         Section 8.10. Confidentiality. Neither the Agent nor any other Lender Party shall disclose any Confidential Information to any Person without the consent of the Borrower, other than (a) to the Agent's or such Lender Party's Affiliates and their officers, directors, employees, agents and advisors and to actual or prospective Eligible Assignees and participants, and then only on a confidential basis subject to the same obligations with respect to Confidential Information as set forth in this paragraph, (b) as required by any law, rule or regulation or judicial process, provided that unless specifically prohibited by applicable law or court order, each Lender Party shall use reasonable efforts to endeavor to notify the Borrower of any request of any governmental authority (other than any such request in connection with an examination of the financial condition or operations of such Lender Party by such governmental authority or a request described in clause (c) below) for disclosure of any Confidential Information prior to disclosure of such information, and (c) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking or the business of such Lender Party.

         Section 8.11. Release of Guarantors. Upon the sale or other disposition by the Borrower or any Subsidiary of the Borrower of all of the capital stock of any Guarantor Subsidiary to a Person other than the Borrower or another Subsidiary of the Borrower such Guarantor Subsidiary shall be released from further liability under the Guaranty, provided that (a) such sale or other disposition is permitted under this Agreement, and (b) any consent to such sale or other disposition required under this Agreement does not require that such Guarantor Subsidiary continue to be liable under or bound by the Guaranty. Any Guarantor Subsidiary may also be released from further liability under the Guaranty with the consent of the Required Lenders (or, in the case of the Company, all of the Lenders), in each case subject to such terms and conditions as such Required Lenders (or, in the case of the Company, all of the Lenders) may require in their sole discretion.

         Section 8.12. Jurisdiction, Etc.. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.

                  (b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

         Section 8.13. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

         Section 8.14. WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE AGENT AND THE LENDER PARTIES IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE ADVANCES OR THE ACTIONS OF THE AGENT OR ANY LENDER PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                        BECKMAN INSTRUMENTS, INC.,
                                        as Borrower


                                        By /s/ PAUL GLYER
                                           ------------------------------------
                                           Title: Treasurer

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                        CITICORP USA, INC., as Agent and as an
                                           Initial Lender


                                         By /s/ J. GREGORY DAVIS
                                            -----------------------------------
                                            Title: Attorney-In-Fact



                                         CITICORP, N.A., as an Initial Issuing
                                            Bank


                                         By /s/ ALLEN FISCHER
                                            -----------------------------------
                                            Title: Vice President

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                        CITICORP SECURITIES, INC.,
                                           as Arranger


                                        By /s/ J. GREGORY DAVIS
                                           ------------------------------------
                                           Title: Vice President

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                                        ABN AMRO BANK NV


                                        By /s/ PAUL K. STIMPFL
                                           ------------------------------------
                                           Title: Vice President


                                        By /s/ JOHN A. MILLER
                                           ------------------------------------
                                           Title: Group Vice President

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                                        BANCA COMMERCIALE ITALIANA
                                        Los Angeles Foreign Branch

                                        By /s/ RICHARD E. IWANICKI
                                           ------------------------------------
                                           Title: Vice President


                                        By /s/ EDUARDO BOMBIERI
                                           ------------------------------------
                                           Title: Vice President & Manager

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                                        BANK OF AMERICA NT & SA


                                        By: /s/ THERESE A. FONTAINE
                                            ------------------------------------
                                            Title: Vice President

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                                        BANK OF MONTREAL


                                        By: /s/ B.A. BLUCHER
                                            ------------------------------------
                                            Title: Senior Vice President

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                                        THE BANK OF NEW YORK


                                        By: /s/ JONATHAN ROLLINS
                                            ------------------------------------
                                            Title: Assistant Vice President

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                                        THE BANK OF NOVA SCOTIA


                                        By: /s/ CHRIS OSBORN
                                            ------------------------------------
                                            Title: Relationship Manager

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                                        BANQUE NATIONALE DE PARIS


                                        By: /s/ MARC SCHAEFER
                                            ------------------------------------
                                            Title: Assistant Vice President



                                        By /s/ DEBORAH GOH
                                           ------------------------------------
                                           Title: Vice President

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                                        BAYERISCHE HYPOTHEKEN-UND
                                        WECHSEL-BANK AG


                                        By: /s/ UWE RODER
                                            ------------------------------------
                                            Title: Vice President



                                        By /s/ DAVID ROCKWELL
                                           ------------------------------------
                                           Title: Senior Vice President

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                                        COMPAGNIE FINANCIERE DE CIC ET DE
                                        L'UNION EUROPEENNE


                                        By: /s/ ANTHONY ROCK
                                            ------------------------------------
                                            Title: Vice President



                                        By /s/ SEAN MOUNIER
                                           ------------------------------------
                                           Title: First Vice President

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                                        CAISSE NATIONALE DE CREDIT AGRICOLE


                                        By: /s/ DEAN BALICE
                                            ------------------------------------
                                            Title: Senior Vice President
                                                   Branch Manager

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                                        CARIPLO-CASSA DI RISPARMIO DELLE
                                        PROVINCIE LOMBARDE, SPA


                                        By: /s/ ANTHONY GIOBBI
                                            ------------------------------------
                                            Title: First Vice President



                                        By /s/ CHARLES W. KENNEDY
                                           ------------------------------------
                                           Title: First Vice President

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                                        CREDITO ITALIANO


                                        By: /s/ GIANFRANCO BISAGNI
                                            ------------------------------------
                                            Title: First Vice President



                                        By /s/ UMBERTO SERETTI
                                           ------------------------------------
                                           Title: Vice President

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                                        CREDIT SUISSE FIRST BOSTON


                                        By: /s/ ROBERT N. FINNEY
                                            ------------------------------------
                                            Title: Managing Director



                                        By /s/ MARK A. SAMPSON
                                           ------------------------------------
                                           Title: Vice President

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                                        THE DAI-ICHI KANGYO BANK, LIMITED


                                        By: /s/ MASATSUGU MORISHITA
                                            ------------------------------------
                                            Title: Sr. Vice President &
                                                   Joint General Manager

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                                        DRESDNER BANK AG NEW YORK BRANCH AND
                                        GRAND CAYMAN BRANCH


                                        By: /s/ BEVERLY CASON
                                            ------------------------------------
                                            Title: Vice President



                                        By /s/ DENISE M. ROHDE
                                           ------------------------------------
                                           Title: Assistant Treasurer

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                                        THE FIRST NATIONAL BANK OF CHICAGO


                                        By: /s/ MICHAEL P. GAGE
                                            ------------------------------------
                                            Title: Vice President

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                                        THE FUJI BANK, LIMITED


                                        By: /s/ MASAHITO FUKUDA
                                            ------------------------------------
                                            Title: Joint General Manager

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                                        INDUSTRIAL BANK OF JAPAN, LIMITED
                                        LOS ANGELES AGENCY


                                        By: /s/ VINCE TIMARAOS
                                            ------------------------------------
                                            Title: Senior Vice President and
                                                   Senior Manager

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                                        INSTITUTO BANCARIO SAN PAOLO DI TORINO


                                        By: /s/ ROBERT WURSTER
                                            ------------------------------------
                                            Title: First Vice President


                                        By /s/ WILLIAM J. DeANGELO
                                           ------------------------------------
                                           Title: First Vice President

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                                        LONG TERM CREDIT BANK OF JAPAN


                                        By: /s/ TORUMI KOJI
                                            ------------------------------------
                                            Title: Deputy General Manager

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                                        MELLON BANK, N.A.


                                        By: /s/ SUSAN A. DALTON
                                            ------------------------------------
                                            Title: Vice President

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                                        MERRILL LYNCH CAPITAL CORPORATION,
                                        as Lender Party


                                        By: /s/ MICHAEL ZUPON
                                            ------------------------------------
                                            Title: Managing Director

                                        MERRILL LYNCH & CO.,
                                        as Syndication Agent


                                        By /s/ MICHAEL ZUPON
                                           ------------------------------------
                                           Title: Managing Director

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                                        THE MITSUBISHI TRUST AND BANKING
                                        CORPORATION, LOS ANGELES AGENCY


                                        By: /s/ YASUSHI SATOMI
                                            ------------------------------------
                                            Title: Senior Vice President

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                                        THE MITSUI TRUST AND BANKING COMPANY,
                                        LIMITED


                                        By: /s/ MARGARET HOLLOWAY
                                            ------------------------------------
                                            Title: Vice President & Manager

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                                        COOPERATIEVE CENTRALE
                                        RAIFFEISEN-BOERENLEENBANK B.A.,
                                        "RABOBANK NEDERLAND", NEW YORK BRANCH


                                        By: /s/ DANA W. HEMENWAY
                                            ------------------------------------
                                            Title: Vice President


                                        By /s/ IAN REECE
                                           ------------------------------------
                                           Title: Senior Credit Officer

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                                        THE ROYAL BANK OF SCOTLAND PLC


                                        By: /s/ DEREK BONNAR
                                            ------------------------------------
                                            Title: Vice President

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                                        THE SANWA BANK


                                        By: /s/ VIRGINIA HART
                                            ------------------------------------
                                            Title: Vice President

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                                        THE SAKURA BANK, LIMITED


                                        By: /s/ YOSHIKAZU NAGURA
                                            ------------------------------------
                                            Title: Vice President

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                                        STANDARD CHARTERED BANK


                                        By: /s/ SYLVIA D. RIVERA
                                            ------------------------------------
                                            Title: Assistant Vice President



                                        By /s/ MARY MACHADO-SCHAMMEL
                                           ------------------------------------
                                           Title: Vice President

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                                        THE SUMITOMO BANK LIMITED,
                                        LOS ANGELES BRANCH


                                        By: /s/ GORO HIRA
                                            ------------------------------------
                                            Title: Joint General Manager

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                                        THE TOKAI BANK, LIMITED,
                                        LOS ANGELES AGENCY


                                        By: /s/ MASAHIKO SAITO
                                            ------------------------------------
                                            Title: Senior Vice President/
                                                   Assistant General Manager

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                                        UNION BANK OF CALIFORNIA, N.A.


                                        By: /s/ CARY MOORE
                                            ------------------------------------
                                            Title: Vice President

                                   SCHEDULE I
                   COMMITMENTS AND APPLICABLE LENDING OFFICES

===============================================================================================================================
                               TERM LOAN     REVOLVING CREDIT           DOMESTIC                         EURODOLLAR
NAME OF LENDER PARTY           COMMITMENT       COMMITMENT           LENDING OFFICE                    LENDING OFFICE
===============================================================================================================================
CITICORP USA, INC.           31,538,461.54     50,461,538.46     399 Park Ave.                     399 Park Ave.
                                                                 New York, N.Y. 10043              New York, N.Y. 10043
-------------------------------------------------------------------------------------------------------------------------------
MERRILL LYNCH & CO.          28,846,153.85     46,153,846.15     250 Vesey Street                  250 Vesey Street
                                                                 New York, N.Y. 10281-1307         New York, N.Y. 10281-1307
-------------------------------------------------------------------------------------------------------------------------------
BANK OF AMERICA NT & SA      28,846,153.85     46,153,846.15     Unit #5693                        Unit #5693
                                                                 1815 Gateway Blvd., 4th Fl.       1815 Gateway Blvd., 4th Fl.
                                                                 Concord, CA 94520                 Concord, CA 94520
-------------------------------------------------------------------------------------------------------------------------------
THE FIRST NATIONAL BANK      28,846,153.85     46,153,846.15     777 Figueroa St.                  777 Figueroa St.
OF CHICAGO                                                       4th Floor                         4th Floor
                                                                 Los Angeles, CA 90017             Los Angeles, CA 90017
-------------------------------------------------------------------------------------------------------------------------------
INDUSTRIAL BANK OF           23,076,923.08     36,923,076.92     350 South Grand Ave.              350 South Grand Ave.
JAPAN, LIMITED                                                   Suite 1500                        Suite 1500
LOS ANGELES AGENCY                                               Los Angeles, CA 90071             Los Angeles, CA 90071
-------------------------------------------------------------------------------------------------------------------------------
CREDIT SUISSE                23,076,923.08     36,923,076.92     11 Madison Ave.                   11 Madison Ave.
FIRST BOSTON                                                     New York, N.Y. 10010              New York, N.Y. 10010
-------------------------------------------------------------------------------------------------------------------------------
MELLON BANK, N.A.            23,076,923,08     36,923,076.92     Three Mellon Bank Center          Three Mellon Bank Center
                                                                 Room 2304                         Room 2304
                                                                 Pittsburgh, PA 15259              Pittsburgh, PA 15259
-------------------------------------------------------------------------------------------------------------------------------
UNION BANK OF                17,307,692.31     27,692,307.69     445 S. Figueroa St.               445 S. Figueroa St.
CALIFORNIA                                                       16th Fl.                          16th Fl.
                                                                 Los Angeles, CA 90071             Los Angeles, CA 90071
-------------------------------------------------------------------------------------------------------------------------------
THE DAI-ICHI KANGYO          17,307,692.31     27,692,307.69     555 West 5th St., 5th Fl.         555 West 5th St., 5th Fl.
BANK, LIMITED                                                    Los Angeles, CA 90013             Los Angeles, CA 90013
-------------------------------------------------------------------------------------------------------------------------------
COMPAGNIE FINANCIERE DE      17,307,692.31     27,692,307.69     520 Madison Ave., 37 Fl.          520 Madison Ave., 37 Fl.
CIC ET DE L'UNION                                                New York, N.Y. 10022              New York, N.Y. 10022
EURPEENNE
-------------------------------------------------------------------------------------------------------------------------------
THE FUJI BANK, LIMITED       17,307,692.31     27,692,307.69     333 S. Hope St.                   333 S. Hope St.
                                                                 Suite 3900                        Suite 3900
                                                                 Los Angeles, CA 90071             Los Angeles, CA 90071
-------------------------------------------------------------------------------------------------------------------------------
THE MISUBISHI TRUST AND      17,307,692.31     27,692,307.69     801 South Figueroa Street         801 South Figueroa Street
BANKING CORPORATION,                                             Suite 500                         Suite 500
LOS ANGELES AGENCY                                               Los Angeles, CA 90017             Los Angeles, CA 90017
-------------------------------------------------------------------------------------------------------------------------------
INSTITUTO BANCARIO SAN       10,769,230.77     17,230,769.23     245 Park Ave.                     245 Park Ave.
PAOLO DI TORINO                                                  New York, N.Y. 10167              New York, N.Y. 10167
-------------------------------------------------------------------------------------------------------------------------------
THE SUMITOMO BANK            10,769,230.77     17,230,769.23     777 South Figueroa Street         777 South Figueroa Street
LIMITED, LOS ANGELES                                             Suite 2600                        Suite 2600
BRANCH                                                           Los Angles, CA 90017              Los Angeles, CA 90017
-------------------------------------------------------------------------------------------------------------------------------
ABN AMRO BANK NV             10,769,230.77     17,230,769.23     300 S. LaSalle Street             300 S. LaSalle Street
                                                                 Suite 625                         Suite 625
                                                                 Chicago, IL 60603                 Chicago, IL 60603
-------------------------------------------------------------------------------------------------------------------------------
THE SANWA BANK, LIMITED      10,769,230.77     17,230,769.23     601 South Figueroa Str.           601 South Figueroa Str.
                                                                 W5-2                              W5-2
                                                                 Los Angeles, CA 90017             Los Angeles, CA 90017
-------------------------------------------------------------------------------------------------------------------------------
COOPERATIEVE CENTRALE        10,769,230.77     17,230,769.23     245 Park Ave., 36th Fl.           245 Park Ave., 36th Fl.
RAIFFEISEN-                                                      New York, N.Y. 10167              New York, N.Y. 10167
BOERENLEENBANK B.A.,
"RABOBANK NEDERLAND,"
NEW YORK BRANCH
-------------------------------------------------------------------------------------------------------------------------------
THE SAKURA BANK, LIMITED     10,769,230.77     17,230,769.23     277 Park Ave., 45th Fl.           277 Park Ave., 45th Fl.
                                                                 New York, N.Y. 10172              New York, N.Y. 10172
-------------------------------------------------------------------------------------------------------------------------------
BANK OF MONTREAL             10,769,230.77     17,230,769.23     115 S. LaSalle Str. 12th Fl.      115 S. LaSalle Str. 12th Fl.
                                                                 Chicago, IL 60603                 Chicago, IL 60603
-------------------------------------------------------------------------------------------------------------------------------
THE BANK OF NEW YORK         10,769,230.77     17,230,769.23     One Wall Street, 22nd Fl.         One Wall Street, 22nd Fl.
                                                                 New York, N.Y. 10286              New York, N.Y. 10286
-------------------------------------------------------------------------------------------------------------------------------
THE BANK OF NOVA SCOTIA      10,769,230.77     17,230,769.23     580 California Str.               580 California Str.
                                                                 Suite 2100                        Suite 2100
                                                                 San Francisco, CA 94104           San Francisco, CA 94104
-------------------------------------------------------------------------------------------------------------------------------
BANQUE NATIONALE DE PARIS    10,769,230.77     17,230,769.23     725 South Figueroa St.            725 South Figueroa St.
                                                                 Suite 2090                        Suite 2090
                                                                 Los Angeles, CA 90017             Los Angeles, CA 90017
-------------------------------------------------------------------------------------------------------------------------------
CREDITO ITALIANO             10,769,230.77     17,230,769.23     375 Park Ave., 2nd Fl.            375 Park Ave., 2nd Fl.
                                                                 New York, N.Y. 10152              New York, N.Y. 10152
-------------------------------------------------------------------------------------------------------------------------------
BAYERISCHE HYPOTHEKEN-       10,769,230.77     17,230,769.23     32 Old Slip                       32 Old Slip
UND WECHSEL-BANK AG                                              New York, N.Y. 10005              New York, N.Y. 10005
-------------------------------------------------------------------------------------------------------------------------------
BANCA COMMERCIALE            10,769,230.77     17,230,769.23     555 S. Flower Str.                555 S. Flower Str.
ITALIANA                                                         Suite 4300                        Suite 4300
                                                                 Los Angeles, CA 90071             Los Angeles, CA 90071
-------------------------------------------------------------------------------------------------------------------------------
DRESDNER BANK AG NEW         10,769,230.77     17,230,769.23     75 Wall Street                    75 Wall Street
YORK BRANCH AND GRAND                                            New York, N.Y. 10005              New York, N.Y. 10005
CAYMAN BRANCH
-------------------------------------------------------------------------------------------------------------------------------
LONG TERM CREDIT BANK        10,769,230.77     17,230,769.23     350 South Grand Ave.              350 South Grand Ave.
OF JAPAN                                                         Suite 3000                        Suite 3000
                                                                 Los Angeles, CA 90071             Los Angeles, CA 90071
-------------------------------------------------------------------------------------------------------------------------------
STANDARD CHARTERED BANK      10,769,230.77     17,230,769.23     707 Wilshire Blvd.                707 Wilshire Blvd.
                                                                 W8-33                             W8-33
                                                                 Los Angeles, CA 90017             Los Angeles, CA 90017
-------------------------------------------------------------------------------------------------------------------------------
CARIPLO-CASSA DI             10,769,230.77     17,230,769.23     10 East 53 Street                 10 East 53 Street
RISPARMIO DELLE                                                  New York, N.Y. 10022              New York, N.Y. 10022
PROVINCIE LOMBARDE, SPA
-------------------------------------------------------------------------------------------------------------------------------
THE ROYAL BANK OF            10,769,230.77     17,230,769.23     Wall Street Plaza                 Wall Street Plaza
SCOTLAND PLC                                                     88 Pine Street, 26th Fl.          88 Pine Street, 26th Fl.
                                                                 New York, N.Y. 10005-1801         New York, N.Y. 10005-1801
-------------------------------------------------------------------------------------------------------------------------------
CAISSE NATIONALE DE          10,769,230.77     17,230,769.23     555 East Monroe Street            555 East Monroe Street
CREDIT AGRICOLE                                                  Suite 4700                        Suite 4700
                                                                 Chicago, IL 60603                 Chicago, IL 60603
-------------------------------------------------------------------------------------------------------------------------------
THE MITSUI TRUST AND         10,769,230.77     17,230,769.23     1251 Ave. of the Americas         1251 Ave. of the Americas
BANKING COMPANY, LIMITED                                         39th Fl.                          39th Fl.
                                                                 New York, N.Y. 1002-1104          New York, N.Y. 1002-1104
-------------------------------------------------------------------------------------------------------------------------------
THE TOKAI BANK, LIMITED,     10,769,230.77     17,230,769.23     300 South Grand Ave., 7th Fl.     300 South Grand Ave., 7th Fl.
LOS ANGELES AGENCY                                               Los Angeles, CA 90071             Los Angeles, CA 90071
===============================================================================================================================


                                SCHEDULE 3.01(c)

                                 SURVIVING DEBT

                                                                      Outstanding     USD
                                                                        Balance    Outstanding        Maturity
Obligor                                     Lender                       As of       Amount             Date
-------                                     ------                       -----       ------             ----
Beckman Instruments, Inc.            Debenture                         30-Sep-97   100,000,000        1-Jun-26

                                     Sanofi Diagnostics Pasteur        30-Sep-97    22,973,322       30-Apr-04

Beckman Instruments (Japan), Ltd.    DKB                               30-Sep-97    24,030,000   *    9-Dec-98
                                     Citibank                                                        30-Sep-98
                                     Citibank                                                         7-Oct-02
                                     IBJ                                                             30-Sep-99
                                     IBJ                                                             28-Feb-02


Coulter KK - Japan                   DKB                               30-Jun-97    23,318,905       Various
                                     Fuji
                                     Sanwa

Coulter Canada                       Bank of Nova Scotia               30-Jun-97     2,932,420       Various

Coulter France                       BFCE                              30-Jun-97     2,486,809       Various

Coulter Germany                      Industriekreditbank               30-Jun-97     3,631,297       Various
                                     Hypobank                          30-Jun-97     3,718,144       Various

Immunotech France                    Credit National                   30-Jun-97       108,184       Various
                                     Credit du Nord                    30-Jun-97     1,625,049       Various
                                     BNP                               30-Jun-97     1,285,186       Various
                                     Other                             30-Jun-97     1,589,719       Various

Beckman Instruments, Inc. and        Capitalized Leases                30-Sep-97    10,778,203       Various
Guarantors



* Guaranteed by Beckman Instruments, Inc.

                               SCHEDULE 4.01(b)
                     BECKMAN INSTRUMENTS, INC. SUBSIDIARIES
                                      1997

===============================================================================================================================
                                                  OWNERSHIP          PLACE AND DATE
                                                 (except for               OF                                PRIMARY
            NAME OF COMPANY                   qualifying shares)     INCORPORATION                          LOCATION
===============================================================================================================================
Beckman Instruments AB                            BII-100%            Sweden, 2/5/80           Bromma, Sweden
-------------------------------------------------------------------------------------------------------------------------------
Beckman Undertakings (Bermuda) Limited            BII-100%            Bermuda, 9/10/96         Hamilton, Bermuda
-------------------------------------------------------------------------------------------------------------------------------
    Beckman Offshore (Bermuda) Limited            BUBL-100%           Bermuda, 9/10/96         Hamilton, Bermuda
-------------------------------------------------------------------------------------------------------------------------------
Beckman Instruments Holdings G.m.b.H.             BII-100%            Germany, 11/15/94        Munich, Germany
-------------------------------------------------------------------------------------------------------------------------------
    Beckman Instruments G.m.b.H.                  BIHG-99%            Germany, 7/1/53          Munich, Germany
                                                  BII-1%
-------------------------------------------------------------------------------------------------------------------------------
        Beckman Instruments Gesellschaft          BIG-100%            Austria, 7/9/68          Vienna, Austria
        m.b.H.
-------------------------------------------------------------------------------------------------------------------------------
    SKD Pharma G.m.b.H.                           BIHG-100%           Germany, 11/30/94        Germany
-------------------------------------------------------------------------------------------------------------------------------
        SKD France S.A.R.L.                       BIF-100%            France, 7/10/90          Gagny, France
-------------------------------------------------------------------------------------------------------------------------------
Beckman Eurocenter S.A.                           BII-100%            Switzerland, 1/26/94     Nyon, Switzerland
-------------------------------------------------------------------------------------------------------------------------------
BC Insurance Company, Inc.                        BII-100%            Hawaii, 12/23/92         Hawaii
-------------------------------------------------------------------------------------------------------------------------------
Beckman Instruments (Canada) Inc.                 BII-100%            Canada, 12/1/84          Mississauga, Canada
-------------------------------------------------------------------------------------------------------------------------------
Beckman Instruments (Naguabo) Inc.                BII-100%            California, 11/19/93     Naguabo, Puerto Rico
-------------------------------------------------------------------------------------------------------------------------------
Beckman Instruments (FSC) Inc.                    BII-100%            U.S. Virgin Islands,     St. Thomas, U.S.
                                                                      7/27/89                  Virgin Islands
-------------------------------------------------------------------------------------------------------------------------------
Beckman Holdings Limited                          BII-100%            United Kingdom,          High Wycombe,
                                                                      11/17/88                 United Kingdom
-------------------------------------------------------------------------------------------------------------------------------
    Beckman Instruments                           BHL-100%            United Kingdom,          High Wycombe,
    (United Kingdom) Limited                                          10/6/87                  United Kingdom
-------------------------------------------------------------------------------------------------------------------------------
Genomyx Corporation                               BII-100%            California, 6/6/88       Foster City, California
-------------------------------------------------------------------------------------------------------------------------------
Beckman Instruments (Hong Kong) Limited           BII-100%            Hong Kong, 2/13/79       Aberdeen, Hong Kong
-------------------------------------------------------------------------------------------------------------------------------
Hybritech Incorporated                            BII-100%            California, 9/29/95      San Diego, California
-------------------------------------------------------------------------------------------------------------------------------
    Hybritech International, Inc.                 HI-1005             California, 6/25/81
-------------------------------------------------------------------------------------------------------------------------------
Hybrigenetics Cancer Research Incorporated        HI-100%             California, 7/14/82
-------------------------------------------------------------------------------------------------------------------------------
    Hybritech Clinical, Inc.                      HI-100%             California, 10/26/83
-------------------------------------------------------------------------------------------------------------------------------
    Hybritech International Sales Corp.           HI-100%             California, 6/13/84
-------------------------------------------------------------------------------------------------------------------------------
    Hybritech Foreign Sales Corp.                 HI-100%             U.S. Virgin Islands,
                                                                      12/28/84
-------------------------------------------------------------------------------------------------------------------------------
Beckman Instruments International S.A.            BII-100%            Switzerland, 9/6/89      Nyon, Switzerland
-------------------------------------------------------------------------------------------------------------------------------
Beckman Instruments (Japan) Limited               BII-100%            Japan, 7/1/77            Tokyo, Japan
-------------------------------------------------------------------------------------------------------------------------------
Beckman Instruments (Ireland) Inc.                BII-100%            Panama, 8/4/71           Galway, Ireland
-------------------------------------------------------------------------------------------------------------------------------
    Beckman Instruments (Australia) Pty. Ltd.     Ireland-100%*       Australia, 10/13/80      Gladesville, Australia
-------------------------------------------------------------------------------------------------------------------------------
        Beckman Instruments (Australia)           Australia-100%*     Australia, 1/19/81       Gladesville, Australia
        Superannuation Pty. Ltd.
-------------------------------------------------------------------------------------------------------------------------------
    Beckman Instruments Espana S.A.               Ireland-100%        Spain 10/27/81           Madrid, Spain
-------------------------------------------------------------------------------------------------------------------------------
        Hybritech S.A.                            BES-100%            Spain
-------------------------------------------------------------------------------------------------------------------------------
Beckman Instruments de Mexico S.A. de C.V.        BII-100%*           Mexico, 2/15/66          Mexico City, Mexico
-------------------------------------------------------------------------------------------------------------------------------
Beckman Instruments (Nederland) B.V.              BII-100%            Netherlands, 12/16/68    Mijdrecht, Netherlands
-------------------------------------------------------------------------------------------------------------------------------
    Beckman Analytical S.p.A.                     BIN-99.999%         Italy, 10/18/78          Milan, Italy
                                                  BI(I)-.001%
-------------------------------------------------------------------------------------------------------------------------------
    Hybritech Europe S.A.                         BIN-52,000          Belgium, 10/19/81        Liege, Belgium
                                                  HII-999
                                                  HI-1
-------------------------------------------------------------------------------------------------------------------------------
Beckman Instruments (Proprietary) Ltd.            BII-100%            South Africa, 6/10/63    Johannesburg
                                                                                               South Africa
-------------------------------------------------------------------------------------------------------------------------------
Beckman (U.K.) Pension Trustees Limited           BII-100%*           United Kingdom, 2/1/78   High Wycombe, United Kingdom
-------------------------------------------------------------------------------------------------------------------------------
Beckman Instruments Singapore (Pte) Ltd.          BII-100%            Singapore, 9/28/79       Singapore, Republic of Singapore
-------------------------------------------------------------------------------------------------------------------------------
    Beckman Laboratory systems (Suzhou) Co. Ltd.  BSGP-100%           China                    People's Republic of China
-------------------------------------------------------------------------------------------------------------------------------
SmithKline Diagnostics, Inc.                      BII-100%            Delaware, 5/16/66        San Jose, California
-------------------------------------------------------------------------------------------------------------------------------
Beckman Instruments (Taiwan) Inc.                 BII-100%            California, 8/29/83      Taipei, Taiwan
===============================================================================================================================



  * In the process of being transferred from Joseph R. Coulter, Jr. to Coulter Leasing Corporation.

                          SUBSIDIARIES OF THE COMPANY
                             DOMESTIC SUBSIDIARIES

       SUBSIDIARY            INCORPORATION                               SHAREHOLDERS
------------------------------------------------------------------------------------------------------------------------------------
Coulter Leasing               Illinois            Coulter Corporation -- 100,000 shares                                       (100%)
Corporation
------------------------------------------------------------------------------------------------------------------------------------
Coulter Electronics of New    Massachusetts       Coulter Corporation -- 10 shares                                            (100%)
England, Inc. (dormant)
------------------------------------------------------------------------------------------------------------------------------------
Coulter Biomedical            Massachusetts       Coulter Electronics of New England, Inc. -- 98,100 shares                   (100%)
Research Corporation
(dormant)
------------------------------------------------------------------------------------------------------------------------------------
Omicron Technology            New Jersey          Coulter Corporation -- 98,233 shares                                        (100%)
Corporation (dormant)
------------------------------------------------------------------------------------------------------------------------------------
Coulter Scientific, Inc.      Illinois            Coulter Corporation -- 2,500 shares                                         (100%)
(DISC)
------------------------------------------------------------------------------------------------------------------------------------
Coulter FICO, Inc.            Delaware            Coulter Corporation -- 3,000 shares                                         (100%)
------------------------------------------------------------------------------------------------------------------------------------
Coulter International         Florida             Coulter Corporation -- 10,000 shares                                        (100%)
Corporation
------------------------------------------------------------------------------------------------------------------------------------
Coulter Chemistry, Inc.       Illinois            Coulter Corporation -- 2,000 shares                                         (100%)
(dormant)
------------------------------------------------------------------------------------------------------------------------------------
Coulter Holdings, Inc.        Florida             Coulter Corporation -- 100,000 shares                                       (100%)
------------------------------------------------------------------------------------------------------------------------------------
Coulter Foreign Sales         United States       Coulter Corporation -- 1,000 shares                                         (100%)
Corporation                   Virgin Islands --
                              St. Croix
------------------------------------------------------------------------------------------------------------------------------------
Coulter Electronics Sales of  Illinois            Coulter Corporation -- 1,000 shares                                         (100%)
Puerto Rico, Inc.
------------------------------------------------------------------------------------------------------------------------------------
I.C. Inc.                     Tennessee           Coulter Corporation -- 50 shares                                            (100%)
(Interstate Blood Bank)

                              FOREIGN SUBSIDIARIES

------------------------------------------------------------------------------------------------------------------------------------
Coulter Electronics S.A.      Argentina           Coulter Electronics Sales of Puerto Rico, Inc. -- 9,690 shares             (99.9%)
Argentina                                         *Joseph R. Coulter, Jr. -- 10 shares**                                      (0.1%)
------------------------------------------------------------------------------------------------------------------------------------
Coulter Electronics           Australia           Coulter Corporation -- 5,000 ordinary shares (100% of ordinary shares)
(PTY) Ltd.                                        Coulter Corporation -- 8,213 Redeemable Preference Shares (100% of
                                                  Redeemable Preference Shares)
------------------------------------------------------------------------------------------------------------------------------------
Coulter Leasing (PTY)         Australia           Coulter Electronics (PTY) Ltd. -- 2 ordinary shares (100% of ordinary shares)
                                                  Coulter Corporation -- 8,213 Redeemable Preference Shares (100% of
                                                  Redeemable Preference Shares)
------------------------------------------------------------------------------------------------------------------------------------
Coulter Electronics           Brazil              Coulter Corporation -- 777,300,663 shares                                 (99.99%)
Industria E Comercia                              *Joseph R. Coulter, Jr. -- 42,730 shares                                  (.0054%)
LTDA (Brazil)
------------------------------------------------------------------------------------------------------------------------------------
Coulter Electronics of        Canada              Coulter Corporation -- 50,000 shares                                        (100%)
Canada, Ltd.
------------------------------------------------------------------------------------------------------------------------------------
Coultronics France S.A        France              Coulter Scientific S.A. -- 679,938 shares                                 (99.99%)
                                                  *Joseph R. Coulter, Jr. -- 56 shares**                                     (.008%)
                                                  Henri Bressac -- 1 share**                                               (.00033%)
                                                  Brian Hall -- 1 share**                                                  (.00033%)
                                                  Jean-Piere Vaugon -- 1 share**                                           (.00033%)
                                                  Laura Coulter-Jones -- 1 share**                                         (.00033%)
                                                  Joseph R. Coulter III -- 1 share**                                       (.00033%)
                                                  Richard Haas -- 1 share**                                                (.00033%)
------------------------------------------------------------------------------------------------------------------------------------
Coulter Scientific S.A.       France              Coulter Corporation -- 1,393,654 shares                                 (99.9996%)
                                                  Wallace H. Coulter -- 1 share                                           (.000072%)
                                                  *Joseph R. Coulter, Jr. -- 1 share                                      (.000072%)
                                                  Henri Bressac -- 2 shares                                               (.0001430)
                                                  Brian Hall -- 1 share                                                   (.000072%)
------------------------------------------------------------------------------------------------------------------------------------
Coulter Electronics           Germany             Coulter Dapplehurst Ltd.***                                                  (97%)
GMBH                                              Coulter Electronics Ltd.***                                                   (3%)
------------------------------------------------------------------------------------------------------------------------------------
Coulter Euro Diagnostics      Germany             Coulter Corporation**                                                       (100%)
GMBH
------------------------------------------------------------------------------------------------------------------------------------
Coulter Euro Services         Germany             Coulter Corporation**                                                       (100%)
GMBH
------------------------------------------------------------------------------------------------------------------------------------
Immunotech S.A.               France              Coulter France -- 489,780 shares                                          (90.59%)
                                                  Coulter Scientific -- 50,446 shares                                        (9.33%)
                                                  Coulter Corporation -- 400 shares                                          (.073%)
                                                  Coulter Holding -- 1 share                                               (.00018%)
                                                  Mr. Michael Brochu -- 1 share**                                          (.00018%)
                                                  Mr. Jean Cantacuzene -- 2 shares**                                       (.00036%)
                                                  Mr. Michael Delaage -- 1 share**                                         (.00018%)
                                                  Mr. Antoine Beret -- 1 share**                                           (.00018%)
------------------------------------------------------------------------------------------------------------------------------------
Immunotech Partners           France              Immunotech S.A. -- 2,494 shares                                           (99.76%)
                                                  Other -- 6 shares                                                           (.24%)
------------------------------------------------------------------------------------------------------------------------------------
Immunotech Pharma             France              Immunotech S.A. -- 4,994 shares                                           (99.88%)
                                                  Other -- 6 shares                                                           (.12%)
------------------------------------------------------------------------------------------------------------------------------------
Immunotech Maroc              Morocco             Immunotech S.A. -- 100 shares                                             (66.67%)
                                                  Moufid Benkirane -- 45 shares                                             (30.00%)
                                                  Other -- 5 shares                                                          (3.33%)
------------------------------------------------------------------------------------------------------------------------------------
Immunotech a.s.               Czech Republic      Immunotech S.A. -- 104,040 shares                                         (51.00%)
                                                  Vaclav Madr -- 21,315 shares                                              (10.45%)
                                                  Vratislav Svoboda -- 21,315 shares                                        (10.45%)
                                                  Imrich Kleinmann -- 21,315 shares                                         (10.45%)
                                                  Dolibor Tluchor -- 21,315 shares                                          (10.45%)
                                                  Employees -- 14,700 shares                                                 (7.20%)
------------------------------------------------------------------------------------------------------------------------------------
Immunotech S.I.O.             Slovakia            Immunotech a.s.***                                                           (75%)
                                                  Dr.Ondrej Foldes***                                                          (25%)
------------------------------------------------------------------------------------------------------------------------------------
Coulter Electronics           Hong Kong           Coulter Corporation -- 9,999 shares                                       (99.995)
(H.K.) Ltd.                                       Coulter Holdings Inc. -- 1 share                                            (.01%)
Coulter Electronics
(H.K.) Ltd. Is not
qualified to do business
in certain jurisdictions,
including Singapore and
Taiwan.
------------------------------------------------------------------------------------------------------------------------------------
Coulte K.K. (Japan)           Japan               Coulter Corporation -- 92,000 shares Common Stock                           (100%)
------------------------------------------------------------------------------------------------------------------------------------
Coulter de Mexico S.A.        Mexico              Coulter Corporation -- 12,500 variable shares                               (100%)
de C.V. (Mexico)                                  Coulter Corporation -- 622 fixed shares                                   (99.52%)
                                                  Coulter Leasing Corporation -- 1 fixed share                                (.16%)
                                                  Coulter Electronics Sales of Puerto Rico, Inc. -- 1 fixed share             (.16%)
                                                  Coulter Electronics of New England, Inc. -- 1 fixed share                   (.16%)
------------------------------------------------------------------------------------------------------------------------------------
Coulter Electronics (NZ)      New Zealand         Coulter Electronics (PTY) Ltd. -- 99 ordinary shares                         (99%)
Ltd.                                              Fermata Holdings -- 1 ordinary share**                                        (1%)
------------------------------------------------------------------------------------------------------------------------------------
Coulter Electronics of        South Africa        Coulter Corporation -- 199 ordinary shares                                 (99.5%)
South Africa (PTY) Ltd.                           *Joseph R. Coulter, Jr. -- 1 ordinary share**                                (.5%)
(S.A.)
------------------------------------------------------------------------------------------------------------------------------------
Coulter Electronics Ltd.      U.K.                Coulter Corporation -- 10,007 shares                                      (99.99%)
(U.K.)                                            Coulter Leasing Corporation -- 1 share                                      (.01%)
------------------------------------------------------------------------------------------------------------------------------------
Dapplehurst Ltd. (UK)         U.K.                Coulter Electronics Ltd. -- 99 shares                                        (99%)
                                                  William George West -- 1 share**                                              (1%)
------------------------------------------------------------------------------------------------------------------------------------
Coulter Electronics S.A.      Venezuela           Coulter Corporation -- 25,600 shares                                        (100%)
(Venezuela)
------------------------------------------------------------------------------------------------------------------------------------

  * In the process of being transferred from Joseph R. Coulter, Jr. to Coulter Leasing Corporation.

 ** Shares held as nominee for Coulter Corporation.

*** No shares are held because this is a non-stock company.

                                SCHEDULE 4.01(x)

                                  INVESTMENTS

                                                                                       USD       OUTSTANDING
                                                                                   OUTSTANDING     BALANCE       MATURITY
  INVESTMENT            OBLIGOR                              ISSUER                   AMOUNT        AS OF          DATE
  ----------            -------                              ------                   ------        -----          ----
1 INTERCOMPANY LOANS    Beckman Holdings G.m.b.H.     Beckman Bermuda               11,320,000     30-Sep-97     28-Nov-97
                        Beckman Germany               Beckman Holdings G.m.b.H.     11,320,000     30-Sep-97     28-Nov-97
                        Beckman Netherlands           Beckman Bermuda               10,291,000     30-Sep-97     28-Nov-97
                        Beckman Spain                 Beckman Netherlands           10,291,000     30-Sep-97     28-Nov-97
                        Beckman France                Beckman Bermuda                7,943,000     30-Sep-97     28-Nov-97
                        Beckman Italy                 Beckman Ireland               33,000,000     30-Sep-97     28-Nov-97
                        Beckman Eurocenter            Hybritech Belgium              5,015,000     30-Sep-97     24-Oct-97
                        Beckman Holdings G.m.b.H.     Beckman Ireland                2,267,831     31-Oct-97     28-Nov-97
                        Beckman Eurocenter            Beckman Ireland                5,146,857     31-Oct-97     28-Nov-97
                        Beckman Instruments, Inc      BC Insurance Co.              24,514,000     30-Sep-97     On Demand
                        Beckman Instruments, Inc      Beckman Naguabo               61,380,000     30-Sep-97     On Demand
                        Beckman Instruments, Inc      Hybritech U.S.                 3,900,000     30-Sep-97     On Demand
                        Coulter Immunotech France     Coulter France                 5,862,000     31-Aug-97     On Demand
                        Beckman Germany               Beckman Holdings G.m.b.H.        622,600     30-Sep-97     28-Nov-97
                        Beckman Germany               SmithKline Pharma                622,600     30-Sep-97     28-Nov-97
                        Beckman Germany               Hybritech Germany              1,698,000     30-Sep-97     27-Oct-97
                        Beckman France                Beckman Bermuda                  845,000     30-Sep-97     27-Oct-97
                        Beckman Netherlands           Beckman Bermuda                1,681,700     30-Sep-97     28-Nov-97
                        Beckman Netherlands           Beckman Ireland                4,518,000     30-Sep-97     28-Nov-97
                        Beckman Spain                 Beckman Netherlands            1,681,700     30-Sep-97     28-Nov-97
                        Beckman U.K.                  Beckman Netherlands            4,470,299     30-Sep-97     28-Nov-97
                        Beckman Spain                 Hybritech Spain                  757,100     30-Sep-97     28-Nov-97
                        Beckman Austria               Beckman International S.A.       296,000     30-Sep-97     27-Oct-97
                        Beckman Pty.                  Hybritech Europe S.A.            532,500     30-Sep-97      3-Dec-97
                        Coulter Corp.                 Coulter Leasing                1,638,000     30-Sep-97     On Demand

2 EQUITY                ENTITY                        LOCATION                      See Schedule 4.01 (b) for Organization Chart
                        ------                        --------

                        Beckman Naguabo               Puerto Rico                   71,367,000     30-Sep-97
                        BC Insurance Co.              U.S.                          19,558,000     30-Sep-97
                        SmithKline Diagnostics        U.S.                          32,289,000     30-Sep-97
                        Beckman Germany               Germany                        5,639,000     30-Sep-97
                        Beckman Holdings G.m.b.H.     Germany                       42,724,000     30-Sep-97
                        Beckman Ireland               Ireland                       71,146,000     30-Sep-97
                        Beckman Instruments Int'l     Switzerland                   10,155,000     30-Sep-97
                        Beckman U.K.                  U.K.                           8,395,000     30-Sep-97
                        Beckman France                France                        12,545,000     30-Sep-97
                        Hybritech Europe S.A.         Belgium                       23,141,000     30-Sep-97
                        Beckman Netherlands           Netherlands                   56,618,000     30-Sep-97
                        Beckman Italy                 Italy                         21,308,000     30-Sep-97
                        Beckman Spain                 Spain                         16,231,000     30-Sep-97
                        Beckman Pty.                  So. Africa                     7,642,000     30-Sep-97
                        Beckman Japan                 Japan                         12,984,000     30-Sep-97
                        Beckman Australia             Australia                      6,827,000     30-Sep-97
                        Beckman Mexico                Mexico                         9,801,000     30-Sep-97
                        Beckman Undertakings          Bermuda                       31,380,000     30-Sep-97
                        Coulter Corp                  U.S.                          59,109,000     31-Aug-97
                        Coulter Leasing Corp.         U.S.                          36,660,000     31-Aug-97
                        Coulter England               U.K.                          21,155,000     31-Aug-97
                        Coulter Germany               Germany                       11,337,000     31-Aug-97
                        Coulter France                France                        23,215,000     31-Aug-97
                        Coulter Immunotech            France                        14,979,000     31-Aug-97
                        Coulter Scientific France     France                        12,537,000     31-Aug-97
                        Coulter KK                    Japan                         11,578,000     31-Aug-97

3 INVESTMENTS IN THIRD PARTIES IN THE AGGREGATE ARE LESS THAN $25,000,000.


4 GUARANTEES                      OBLIGOR                        ISSUER
                                  -------                        ------

                        Various Subsidiaries  *       Beckman Instruments, Inc.
                        Coulter Leasing               Coulter Corp.

                      * See Schedule 3.01 c

                                SCHEDULE 5.02(a)

                                 EXISTING LIENS

A. EXISTING LIENS: GENERAL
--------------------------

1. Uniform Commercial Code financing statements filed for precautionary purposes in connection with true leases of property (including but not limited to those set forth in B.44-45 below).

2. Liens arising in connection with Capitalized Leases included in Surviving Debt (including but not limited to those set forth in B.44-45 below).

3. Purchase Money Liens securing Surviving Debt (including but not limited to those set forth in B.43-44 below).

4. Liens resulting from conditional or title retention sales existing on the Closing Date.

5.   Software licenses existing on the Closing Date.

B.  EXISTING LIENS: SPECIFIC
----------------------------

     Liens relating to Existing Debt to be paid on or before the Closing Date:

1. Liens arising out of that certain Amended and Restated Revolving Credit Agreement, dated as of March 12, 1993, between Coulter Corporation and Bank of America, N.T. & S.A., as amended.

2. Liens arising out of that certain Security Agreement, dated August 24, 1987, between Sanwa Business Credit Corporation and Coulter Leasing Corporation, as amended, plus guaranty by Coulter Electronics, Inc. which has been assumed by Coulter Corporation.

3. Liens, if any, arising out of that certain long term line of credit, dated April 23, 1993, between Coulter Electronics Sales of Puerto Rico, Inc. and Scotia Bank.

4. Liens and mortgages on the Coulter Technology Center (11800 S. W. 147th Avenue, Miami, Florida) securing a line of credit existing as of the Closing Date.

     Liens relating to Existing Debt which will not be paid off on or before the Closing Date:

5. Liens, if any, arising out of those certain long term lines of credit, dated December 1991, between Banque Nationale de Paris and Immunotech, S.A.

6. Liens and mortgages on real property located in Japan relating to mortgage loans which, as of August 31, 1997, had an outstanding principal balance of $21.8 million.

7. Liens, if any, arising out of the operating line of credit, dated August 13, 1996, between Coulter Electronics of Canada, Ltd., and the Bank of Nova Scotia.

8. Liens, if any, arising out of the leasing business line of credit, dated August 13, 1996, between Coulter Electronics of Canada, Ltd., and the Bank of Nova Scotia.

9. Liens, if any, arising out of that certain short term line of credit in effect as of the Closing Date between Coulter Electronics, Ltd. (U.K.) and Midland Bank.

10. Liens, if any, arising out of that certain short term line of credit, dated March 21, 1997, in effect as of the Closing Date between Coulter Electronics, Ltd. (U.K.) and standard Chartered Bank.

11. Liens, if any, arising out of that certain short term line of credit in effect as of the Closing Date between Coultronics France, S.A. and Banque Nationale de Paris.

12. Liens, if any, arising out of that certain short term line of credit in effect as of the Closing Date between Coultronics France, S.A. and BNSM.

13. Liens, if any, arising out of that certain short term line of credit in effect as of the Closing Date between Coultronics France, S.A. and BFCE.

14. Liens, if any, arising out of that certain short term line of credit, dated December 1996, in effect as of the Closing Date between Coulter Electronics GMBH and Deutsche Bank.

15. Liens, if any, arising out of that certain short term line of credit, April 1997, in effect as of the Closing Date between Coulter Electronics GMBH, Coulter Euro Diagnostics and Commerz Bank.

16. Liens, if any, arising out of that certain short term line of credit, dated July 1997, in effect as of the Closing Date between Coulter Electronics GMBH and Berliner Bank.

17. Liens, if any, arising out of that certain short loan facility, dated October 13, 1969, in effect as of the Closing Date between Coulter K.K. (Japan) and Fuji Bank.

18. Liens, if any, arising out of that certain short term loan facility dated January 13, 1965, in effect as of the Closing Date between Coulter K.K. (Japan) and Fuji Bank.

19. Liens, if any, arising out of that certain short loan facility, dated August 30, 1996, in effect as of the Closing Date between Coulter K.K. (Japan) and Fuji Bank.

20. Liens, if any, arising out of that certain bill discount loan facility, dated October 13, 1969, in effect as of the Closing Date between Coulter K.K. (Japan) and Fuji Bank.

21. Liens, if any, arising out of that certain long term loan agreement, dated July 25, 1994, between Coulter K.K. (Japan) and Fuji Bank.

22. Liens, if any, arising out of that certain long term loan agreement, dated December 25, 1994, between Coulter K.K. (Japan) and Fuji Bank.

23. Liens, if any, arising out of that certain long term chattel mortgage loan agreement, dated November 27, 1996, between Coulter K.K. (Japan) and Fuji Bank.

24. Liens, if any, arising out of that certain short term loan, dated August 28, 1996, between Coulter K.K. (Japan) and Dai-ichi Bank.

25. Liens, if any, arising out of that certain short term loan facility, base agreement dated April 19, 1974, between Coulter K.K. (Japan) and Dai-ichi Bank.

26. Liens, if any, arising out of that certain short term loan facility, base agreement dated April 19, 1974, between Coulter K.K. (Japan) and Dai-ichi Bank.

27. Liens, if any, arising out of that certain long term loan agreement, dated August 25, 1994, between Coulter K.K. (Japan) and Dai-ichi Bank.

28. Liens, if any, arising out of that certain long term loan agreement, dated December 18, 1995, between Coulter K.K. (Japan) and Dai-ichi Bank.

29. Liens, if any, arising out of that certain long term mortgage loan agreement, dated November 29, 1996, between Coulter K.K. (Japan) and Dai-ichi Bank.

30. Liens, if any, arising out of that certain short term loan facility, base agreement dated May 30, 1996, between Coulter K.K. (Japan) and Sanwa Bank.

31. Liens, if any, arising out of that certain long term mortgage loan, dated May 30, 1996, between Coulter K.K. (Japan) and Sanwa Bank.

32. Liens, if any, arising out of those certain long term lines of credit, dated December 1991, between Immunotech, S.A. and Credit Du Nord.

33. Liens, if any, arising out of that certain long term line of credit, dated 1991, between Coulter Electronics, GmbH and Industrie Kreditbank.

34. Liens, if any, arising out of that certain long term line of credit, dated 1992, between Coulter Electronics, GmbH and Deutsche Hypothekenbank.

35. Liens, if any, arising out of that certain Master Lease Purchase Agreement between Coulter Leasing Corporation and Copelco Capital, Inc., dated May 22, 1995.

36. Liens arising out of that certain Non-recourse Loan and Security Agreement, dated April 1, 1996, as amended, between Coulter Leasing Corporation and General Electric Credit Corporation.

37. Liens, if any, arising out of that certain Agreement between Sanwa Business Credit (UK) Limited and Coulter Electronics Limited dated March 28, 1991.

38. Liens, if any, arising out of that certain Contract dated October 10, 1988 between Coultronics France, S.A. and Leasplan.

39. Liens, if any, arising out of that certain Facility letter, dated December 2, 1996, between Midland Bank and Coulter Electronics Limited.

40. Liens and mortgages on real property in Latin America relating to mortgage loans that, as of September 30, 1997, had an outstanding principal balance of $358,000.

41. Liens, if any, arising out of a sale-leaseback transaction for real property in France (19 Avenue Georges Pompidou - 95580 Margency).

42. Liens or mortgages on real property owned by Immunotech in France and Germany relating to mortgages and notes on such property that, as of March 31, 1997, had an outstanding principal balance of $3.08 million.

43. Liens or mortgages on real property in Germany (Europark, Fichtenhain B13, 47807 Krefeld, Germany) relating to mortgage loans that, as of March 31, 1997, had an outstanding principal balance of $7.71 million.

44. Liens arising from UCC Financing Statements filed by Bank of America, NT & SA, Sanwa Business Credit Corporation, General Electric Credit Corp., Barnett Bank of South Florida, N.A., Pitney Bowes Credit Corporation, Coulter Leasing Corporation, Master Lease Division of Tokai Financial Services, Inc., Xerox Corporation, Newcourt Receivables Corporation, IBM Credit Corporation, and Unilease of Florida, Inc. prior to the Closing Date naming Coulter Corporation as debtor.

45. Liens arising from UCC Financing Statements filed by General Electric Credit Corp., Copelco Capital Inc., Tokai Financial Services, Inc., General Electric Capital Corporation, Leasevision, Inc., Wellesley Leasing, Limited Partnership IIID, CI Leasing Corp., Southeast Bank Leasing Company, 20Cha Biomedical Laboratories, Inc., The CIT Group/Equipment Financing, Inc., Comdisco, Inc., Bay Resources, Inc., NationsBank of Florida, N.A., Southeast First Leasing, Inc., Heritage Pullman Bank & Trust Company, NationsBanc Leasing Corp., Citizens and Southern Capital Corp. Equipment Financing/Leasing, Sun Trust Bank, Central Florida, National Association, BA Credit Corp., Charter Financing, Inc., Haworth Leasing, Inc., and Newcourt Financial prior to the Closing Date naming Coulter Leasing Corporation as debtor.

                                                          EXHIBIT A-1 -- FORM OF
                                                                REVOLVING CREDIT
                                                                 PROMISSORY NOTE


                                 PROMISSORY NOTE

U.S.$_______________                               Dated:  _______________, 1997


         FOR VALUE RECEIVED, the undersigned, BECKMAN INSTRUMENTS, INC., a Delaware corporation (the "Borrower"), HEREBY PROMISES TO PAY to the order of _________________________ (the "Lender") for the account of its Applicable Lending Office (as defined in the Credit Agreement referred to below) the aggregate principal amount of the Revolving Credit Advances (as defined below) owing to the Lender by the Borrower pursuant to the Credit Agreement dated as of October 31, 1997 among the Borrower, the Lender and certain other lenders and issuing banks party thereto, Citicorp USA, Inc., as Agent for the Lender and such other lenders and issuing banks, and Citicorp Securities, Inc., as Arranger (as amended or modified from time to time, the "Credit Agreement"; the terms defined therein being used herein as therein defined), on the Termination Date.

         The Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Advance from the date of such Revolving Credit Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

         Both principal and interest are payable in lawful money of the United States of America to Citicorp USA, Inc., as Agent, at _________________________, ____________________, __________, in same day funds. Each Revolving Credit Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.

         This Promissory Note is one of the Revolving Credit Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of advances (the "Revolving Credit Advances") by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Revolving Credit Advance being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified. The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

         This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York.

                                          BECKMAN INSTRUMENTS, INC.



                                          By
                                             -----------------------------------
                                               Title:

                       ADVANCES AND PAYMENTS OF PRINCIPAL

=======================================================================================================================
                               AMOUNT OF
                               AMOUNT OF            PRINCIPAL PAID         UNPAID PRINCIPAL            NOTATION
          DATE                  ADVANCE               OR PREPAID               BALANCE                 MADE BY
-----------------------------------------------------------------------------------------------------------------------

----------------------- ----------------------- ----------------------- ----------------------- -----------------------

----------------------- ----------------------- ----------------------- ----------------------- -----------------------

----------------------- ----------------------- ----------------------- ----------------------- -----------------------

----------------------- ----------------------- ----------------------- ----------------------- -----------------------

----------------------- ----------------------- ----------------------- ----------------------- -----------------------

----------------------- ----------------------- ----------------------- ----------------------- -----------------------

----------------------- ----------------------- ----------------------- ----------------------- -----------------------

----------------------- ----------------------- ----------------------- ----------------------- -----------------------

----------------------- ----------------------- ----------------------- ----------------------- -----------------------

----------------------- ----------------------- ----------------------- ----------------------- -----------------------

----------------------- ----------------------- ----------------------- ----------------------- -----------------------

----------------------- ----------------------- ----------------------- ----------------------- -----------------------

----------------------- ----------------------- ----------------------- ----------------------- -----------------------

----------------------- ----------------------- ----------------------- ----------------------- -----------------------

----------------------- ----------------------- ----------------------- ----------------------- -----------------------

----------------------- ----------------------- ----------------------- ----------------------- -----------------------

----------------------- ----------------------- ----------------------- ----------------------- -----------------------

----------------------- ----------------------- ----------------------- ----------------------- -----------------------

=======================================================================================================================

                                                          EXHIBIT A-2 -- FORM OF
                                                                 COMPETITIVE BID
                                                                 PROMISSORY NOTE

                                 PROMISSORY NOTE


U.S.$_______________                               Dated:  _______________, 1997


         FOR VALUE RECEIVED, the undersigned, BECKMAN INSTRUMENTS, INC., a Delaware corporation (the "Borrower"), HEREBY PROMISES TO PAY to the order of _________________________ (the "Lender") for the account of its Applicable Lending Office (as defined in the Credit Agreement dated as of October 31, 1997 among the Borrower, the Lender and certain other lenders and issuing banks party thereto, Citicorp USA, Inc., as Agent for the Lender and such other lenders and issuing banks and Citicorp Securities, Inc., as Arranger (as amended or modified from time to time, the "Credit Agreement"; the terms defined therein being used herein as therein defined)), on _______________, 199_, the principal amount of U.S.$_______________.

         The Borrower promises to pay interest on the unpaid principal amount hereof from the date hereof until such principal amount is paid in full, at the interest rate and payable on the interest payment date or dates provided below:

                  Interest Rate: _____% per annum (calculated on the basis of a year of _____ days for the actual number of days elapsed).

                  Interest Payment Date(s): ___________________________________.

         Both principal and interest are payable in lawful money of the United States of America to Citicorp USA, Inc., as Agent, at _________________________, in same day funds.

         This Promissory Note is one of the Competitive Bid Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events. This Promissory Note may not be voluntarily prepaid, in whole or in part, except as set forth in the related Notice of Competitive Bid Borrowing delivered by the Borrower pursuant to Section 2.02(a)(i) of the Credit Agreement. The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

         This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York.

                                          BECKMAN INSTRUMENTS, INC.



                                          By
                                             -----------------------------------
                                               Title:

                                                          EXHIBIT A-3 -- FORM OF
                                                                       TERM LOAN
                                                                 PROMISSORY NOTE

                                 PROMISSORY NOTE


U.S.$_______________                               Dated:  _______________, 1997

         FOR VALUE RECEIVED, the undersigned, BECKMAN INSTRUMENTS, INC., a Delaware corporation (the "Borrower"), HEREBY PROMISES TO PAY to the order of _________________________ (the "Lender") for the account of its Applicable Lending Office (as defined in the Credit Agreement referred to below) the principal sum of U.S.$[amount of the Lender's Term Loan Commitment in figures] owing to the Lender by the Borrower pursuant to the Credit Agreement dated as of October 31, 1997 among the Borrower, the Lender and certain other lenders and issuing banks party thereto, Citicorp USA, Inc., as Agent for the Lender and such other lenders and issuing banks and Citicorp Securities, Inc., as Arranger (as amended or modified from time to time, the "Credit Agreement"; the terms defined therein being used herein as therein defined), on the dates and in the amounts specified by the Credit Agreement.

         The Borrower promises to pay interest on the unpaid principal amount of this Note from the date of the Term Loan Advance (as defined below) evidenced hereby until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

         Both principal and interest are payable in lawful money of the United States of America to Citicorp USA, Inc., as Agent, at _________________________, ____________________, __________, in same day funds. The Term Loan Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.

         This Promissory Note is one of the Term Loan Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of a single advance (the "Term Loan Advance") by the Lender to the Borrower in an aggregate amount not to exceed the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from such Term Loan Advance being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified. The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

         This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York.

                                          BECKMAN INSTRUMENTS, INC.



                                          By
                                             ----------------------------------
                                               Title:

                       ADVANCES AND PAYMENTS OF PRINCIPAL

=======================================================================================================================
                                AMOUNT OF
                                AMOUNT OF            PRINCIPAL PAID         UNPAID PRINCIPAL            NOTATION
         DATE                    ADVANCE               OR PREPAID               BALANCE                 MADE BY
-----------------------------------------------------------------------------------------------------------------------

----------------------- ----------------------- ----------------------- ----------------------- -----------------------

----------------------- ----------------------- ----------------------- ----------------------- -----------------------

----------------------- ----------------------- ----------------------- ----------------------- -----------------------

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----------------------- ----------------------- ----------------------- ----------------------- -----------------------

=======================================================================================================================

                                                EXHIBIT B-1 -- FORM OF NOTICE OF
                                                                       BORROWING

Citicorp USA, Inc., as Agent
  for the Lenders and Issuing
  Banks party to the Credit
  Agreement referred to below

_________________________

_________________________                            [Date]

               Attention:  _______________

Ladies and Gentlemen:

               The undersigned, Beckman Instruments, Inc., refers to the Credit Agreement, dated as of October 31, 1997 (as amended or modified from time to time, the "Credit Agreement", the terms defined therein being used herein as therein defined), among the undersigned, certain lenders and issuing banks party thereto, Citicorp USA, Inc., as Agent and Citicorp Securities, Inc., as Arranger, and hereby gives you notice, irrevocably, pursuant to Section 2.01(c) of the Credit Agreement, that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the "Proposed Borrowing") as required by Section 2.01(c) of the Credit Agreement:

               (i) The Business Day of the Proposed Borrowing is ______________, 199_.

               (ii) The Facility under which the Proposed Borrowing is to be made is the [Revolving Credit Facility] [Term Loan Facility].

               (iii) The Type of Advances comprising the Proposed Borrowing is [Base Rate Advances] [Eurodollar Rate Advances].

               (iv) The aggregate amount of the Proposed Borrowing is $_______________.

               (v) The initial Interest Period for each Eurodollar Rate Advance made as part of the Proposed Borrowing is _____ month[s].

               The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed
Borrowing:

               (A) the representations and warranties contained in Section 4.01 of the Credit Agreement and in each other Loan Document are correct in all material respects on and as of such date, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date (except and to the extent such representations and warranties relate to an earlier date); and

               (B) no event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

                                             Very truly yours,

                                             BECKMAN INSTRUMENTS, INC.



                                             By
                                                --------------------------------
                                                  Title:

                                                EXHIBIT B-2 -- FORM OF NOTICE OF
                                                       COMPETITIVE BID BORROWING

Citicorp USA, Inc., as Agent
  for the Lenders and
  Issuing Banks party
  to the Credit Agreement
  referred to below

_________________________

_________________________                                  [Date]

         Attention:  _______________

Ladies and Gentlemen:

               The undersigned, Beckman Instruments, Inc., refers to the Credit Agreement, dated as of October 31, 1997 (as amended or modified from time to time, the "Credit Agreement", the terms defined therein being used herein as therein defined), among the undersigned, certain lenders and issuing banks party thereto, Citicorp USA, Inc., as Agent for said lenders and issuing banks party thereto, and Citicorp Securities, Inc., as Arranger, and hereby gives you notice, irrevocably, pursuant to Section 2.02(a)(i) of the Credit Agreement, that the undersigned hereby requests a Competitive Bid Borrowing under the Credit Agreement, and in that connection sets forth the terms on which such Competitive Bid Borrowing (the "Proposed Competitive Bid Borrowing") is requested to be made:

         (A) Date of Proposed Competitive
             Bid Borrowing                              ________________________
         (B) Amount of Proposed Competitive
             Bid Borrowing                              ________________________
         (C) [Maturity Date] [Interest Period]          ________________________
         (D) Interest Rate Basis                        ________________________
         (E) Interest Payment Date(s)                   ________________________
         (F) ________________________1                  ________________________
         (G) ________________________                   ________________________
         (H) ________________________                   ________________________

------------
1 Borrower to set forth other terms and conditions for such Proposed Competitive Bid Borrowing such as Voluntary prepayment.

               The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Competitive Bid Borrowing:

               (a) the representations and warranties contained in Section
        4.01 of the Credit Agreement and in each other Loan Document are correct in all material respects on and as of such date, before and after giving effect to the Proposed Competitive Bid Borrowing and to the application of the proceeds therefrom, as though made on and as of such date (except and to the extent such representations and warranties relate to an earlier date); and

               (b) no event has occurred and is continuing, or would result from the Proposed Competitive Bid Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

               The undersigned hereby confirms that the Proposed Competitive Bid Borrowing is to be made available to it in accordance with Section 2.02(a)(v) of the Credit Agreement.

                                             Very truly yours,

                                             BECKMAN INSTRUMENTS, INC.



                                             By
                                               ---------------------------------
                                                  Title:

                                                            EXHIBIT C -- FORM OF
                                                       ASSIGNMENT AND ACCEPTANCE


               Reference is made to the Credit Agreement dated as of October 31, 1997 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement") among BECKMAN INSTRUMENTS, INC., a Delaware corporation (the "Borrower"), the lenders and issuing banks party thereto from time to time, Citicorp USA, Inc., as agent for such lenders and issuing banks (the "Agent"), and Citicorp Securities, Inc., as arranger. Terms defined in the Credit Agreement are used herein with the same meaning.

               The "Assignor" and the "Assignee" referred to on Schedule I hereto agree as follows:

               1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor's rights and obligations under the Credit Agreement as of the date hereof (other than in respect of Competitive Bid Advances and Competitive Bid Notes) equal to the percentage interest specified on
        Schedule 1 hereto of all outstanding rights and obligations under the Credit Agreement Facility or Facilities specified on Schedule 1 hereto. After giving effect to such sale and assignment, the Assignee's Commitments and the amount of the Advances owing to the Assignee under each Facility will be as set forth on Schedule 1 hereto.

               2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, the Loan Documents or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; and (iv) attaches the Note or Notes with respect to the Commitments assigned held by the Assignor and requests that the Agent exchange such Note or Notes for a new Note or Notes payable to the order of the Assignee in an amount equal to the Commitments assumed by the Assignee pursuant hereto or new Notes payable to the order of the Assignee in an amount equal to the Commitments assumed by the Assignee pursuant hereto and the Assignor in an amount equal to the Commitments retained by the Assignor under the Credit Agreement, respectively, as specified on
        Schedule 1 hereto.

               3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Agent, the

        Assignor or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender Party; and (vi) attaches any U.S. Internal Revenue Service forms required under Section 2.14 of the Credit Agreement.

               4. Following the execution of this Assignment and Acceptance, it will be delivered to the Agent for acceptance and recording by the Agent. The effective date for this Assignment and Acceptance (the "Effective Date") shall be the date of acceptance hereof by the Agent, unless otherwise specified on Schedule 1 hereto.

               5. Upon such acceptance and recording by the Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender Party thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

               6. Upon such acceptance and recording by the Agent, from and after the Effective Date, the Agent shall make all payments under the Credit Agreement and the Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and facility fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Notes for periods prior to the Effective Date directly between themselves.

               7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

               8. This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

               IN WITNESS WHEREOF, the Assignor and the Assignee have caused
Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

                                   Schedule 1
                                       to
                            Assignment and Acceptance

As to the ____ Facility in respect of which an interest in being assigned [Repeat for each Facility in which an interest is being assigned]:

        Percentage interest assigned:                          ____%

        Assignee's Commitment:                           $__________

        Aggregate outstanding principal amount of
        Advances assigned:                               $__________

        Principal amount of Note payable
        to Assignee:                                     $__________

        Principal amount of Note payable to
        Assignor:                                        $__________

Effective Date (if other than date of acceptance by Agent):* _____________, 199_

                                [NAME OF ASSIGNOR], as Assignor



                                By  ____________________________________________
                                    Title:

                                Dated: _______________, 199_


                                [NAME OF ASSIGNEE], as Assignee


                                By  ____________________________________________
                                    Title:

                                Dated: _______________, 199_

---------------
* This date should be no earlier than five Business days after the delivery of this Assignment and Acceptance to the Agent.

                                                        Domestic Lending Office:
                                                                       [Address]

                                                      Eurodollar Lending Office:
                                                                       [Address]

Accepted [and Approved]* this
__________ day of _______________, 199_

CITICORP USA, INC., as Agent

By____________________________
    Title:

[Approved this __________ day
of _______________, 199_

BECKMAN INSTRUMENTS, INC.

By____________________________]**
    Title:


-----------------------

* Required if the Assignee is an Eligible Assignee solely by reason of clause (c) of the definition of "Eligible Assignee."

** Required if the Assignee is an Eligible Assignee solely by reason of clause (c) of the definition of "Eligible Assignee" and the Borrower's approval is required under such clause (c).

                                                   EXHIBIT D -- FORM OF GUARANTY

                                    GUARANTY

               GUARANTY dated as of October [__], 1997 made by each of the Persons listed on the signature pages hereto (each a "Guarantor", and collectively the "Guarantors"), in favor of the Lender Parties (as defined in the Credit Agreement referred to below).

               PRELIMINARY STATEMENT. The Lender Parties, Citicorp USA, Inc., as Agent for the Lender Parties and Citicorp Securities, Inc., as Arranger, are parties to a Credit Agreement dated as of October 31, 1997 (said Agreement, as it may hereafter be amended, supplemented or otherwise modified from time to time, being the "Credit Agreement", the terms defined therein and not otherwise defined herein being used herein as therein defined) with BECKMAN INSTRUMENTS, INC., a Delaware corporation (the "Borrower"). Each Guarantor may from time to time receive a portion of the proceeds of the Advances under the Credit Agreement (and other advances or contributions from the Borrower that the Borrower will be able to make as a result of the credit extended to the Borrower under the Credit Agreement) and will otherwise derive substantial direct and indirect benefits from the Letters of Credit issued pursuant to the Credit Agreement and the other transactions contemplated thereby. It is a condition precedent to the making of Advances and the issuance of Letters of Credit by the Lender Parties under the Credit Agreement that each of the Guarantors shall have executed and delivered this Guaranty.

               NOW, THEREFORE, in consideration of the premises and in order to induce the Lender Parties to make Advances and to issue Letters of Credit under the Credit Agreement from time to time, each Guarantor hereby agrees as follows:

               Section 1. Guaranty; Limitation of Liability. (a) Each Guarantor hereby unconditionally and irrevocably guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of the Borrower now or hereafter existing under the Loan Documents, whether for principal, interest, fees, expenses or otherwise (such Obligations being the "Guaranteed Obligations"), and agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Agent or, upon the occurrence and during the continuation of any Event of Default, any other Lender Parties in enforcing any rights under this Guaranty. Without limiting the generality of the foregoing, the liability of each Guarantor shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrower to the Agent or any other Lender Party under the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower.

               (b) Each of the Guarantors, and by its acceptance of this Guaranty, the Agent and each other Lender Party, hereby confirm that it is the intention of all such Persons that this Guaranty and the Obligations of each of the Guarantors hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law (as defined below), the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to this Guaranty. To effectuate the foregoing intention, the Agent, the other Lender Parties and each of the Guarantors hereby irrevocably agree that the Obligations of each of the Guarantors under this Guaranty shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such

Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the Obligations of such other Guarantor under this Guaranty, result in the Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance. For purposes hereof, "Bankruptcy Law" means Title 11, U.S. Code, or any similar Federal or state law for the relief of debtors.

               (c) Each Guarantor agrees that in the event any payment shall be required to be made to the Lender Parties under this Guaranty, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor so as to maximize the aggregate amount paid to the Lender Parties under the Loan Documents.

               Section 2. Guaranty Absolute. Each of the Guarantors guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or any other Lender Party with respect thereto. The Obligations of each of the Guarantors under this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under the Loan Documents, and a separate action or actions may be brought and prosecuted against each of the Guarantors to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions. The liability of each of the Guarantors under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and the Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

               (a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

               (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrower or any of its Subsidiaries or otherwise;

               (c) any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

               (d) any manner of application of collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under the Loan Documents or any other assets of the Borrower or any of its Subsidiaries;

               (e) any change, restructuring or termination of the corporate structure or existence of the Borrower or any of its Subsidiaries;

               (f) any failure of any Lender Party to disclose to the Borrower or the Guarantor any information relating to the financial condition, operations, properties or prospects of any other Loan Party now or in the future known to any Lender Party (each Guarantor waiving any duty on the part of the Lender Parties to disclose such information); or

               (g) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Agent or any other Lender Party that might otherwise constitute a defense available to, or a discharge of, the Borrower, any Guarantor or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Lender Party or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, all as though such payment had not been made.

               Section 3. Waivers and Acknowledgments. (a) Each of the Guarantors hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Agent or any other Lender Party protect, secure, perfect or insure any Lien on any property at any time subject thereto or exhaust any right or take any action against the Borrower or any other Person or any collateral.

               (b) Each of the Guarantors hereby waives any right to revoke this Guaranty, and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

               (c) Each of the Guarantors acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in this Section 3 are knowingly made in contemplation of such benefits.

               Section 4. Subrogation. None of the Guarantors shall exercise any rights that it may now or hereafter acquire against the Borrower or any other insider guarantor that arise from the existence, payment, performance or enforcement of the Guarantor's Obligations under this Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agent or any other Lender Party against the Borrower or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and the Commitments shall have expired or terminated. If any amount shall be paid to any of the Guarantors in violation of the preceding sentence at any time prior to the later of the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and the Termination Date, such amount shall be held in trust for the benefit of the

Agent and the other Lender Parties and shall forthwith be paid to the Agent to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If
(a) any of the Guarantors shall make payment to the Agent or any other Lender Party of all or any part of the Guaranteed Obligations, (b) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall be paid in full in cash and (c) the Termination Date shall have occurred, the Agent and the other Lender Parties will, at such Guarantor's request and expense, execute and deliver to the Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment by such Guarantor.

               Section 5. Payments Free and Clear of Taxes, Etc. (a) Any and all payments made by any of the Guarantors hereunder shall be made, in accordance with Section 2.13 of the Credit Agreement, free and clear of and without deduction for any and all present or future Taxes. If any of the Guarantors shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender Party, (i) except as provided in Section 5(f), the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 5), such Lender Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Guarantor shall make such deductions and (iii) such Guarantor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

               (b) In addition, each of the Guarantors shall pay any present or future Other Taxes.

               (c) Each of the Guarantors shall indemnify each Lender Party for and hold it harmless against the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 5) imposed on or paid by such Lender Party and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender Party makes written demand therefor, accompanied by a calculation in reasonable detail of the amount demanded and evidence of the Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section) imposed or paid by the Agent or any other Lender Party.

               (d) Within 30 days after the date of any payment of Taxes, the Guarantor making such payment (or on whose behalf such payment was made) shall furnish to the Agent, at its address referred to in Section 8.02 of the Credit Agreement, evidence satisfactory to the Agent of such payment. In the case of any payment hereunder by or on behalf of any Guarantor through an account or branch outside the United States or by or on behalf of any Guarantor by a payor that is not a United States person, if such Guarantor determines that no Taxes are payable in respect thereof, such Guarantor shall furnish, or shall cause such payor to furnish, to the Agent, at such address, an opinion of counsel acceptable to the Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e), the terms "United States" and "United States person" shall have the meanings specified in Section 7701 of the Internal Revenue Code.

               (e) Each Lender Party organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of the Credit Agreement in the case of each Initial Lender or Initial Issuing Bank, as the case may be, and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender Party in the case of each other Lender Party, and from time to time thereafter as requested in writing by any of the Guarantors (but only so long as such Lender Party remains lawfully able to do so), shall provide each of the Agent and such Guarantor with two original Internal Revenue Service forms 1001 or 4224, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender Party is exempt from or is entitled to a reduced rate of United States withholding tax on payments under the Credit Agreement or the Notes and two copies of Internal Revenue Service forms W-8 or W-9, or any successor or other form prescribed by the Internal Revenue Service. In addition to the forms described in the immediately preceding sentence, each Lender Party organized under the laws of a jurisdiction outside the United States shall, upon the request of a Guarantor or the Agent in writing, (i) provide each of the Agent and such Guarantor with two further copies of such forms or other appropriate certification of such forms on or before the date that any such form expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form delivered to such Guarantor, and (ii) obtain such extensions of the time for the filing and shall renew such forms and certifications thereof as may be reasonably requested by such Guarantor or the Agent. If the form provided by a Lender Party at the time such Lender Party first becomes a party to the Credit Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender Party provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; provided, however, that, if at the date of the Assignment and Acceptance pursuant to which a Lender Party assignee becomes a party to the Credit Agreement, the Lender Party assignor was entitled to payments under subsection
(a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender Party assignee on such date.

               (f) For any period with respect to which a Lender Party has failed to provide any of the Guarantors with the appropriate form described in subsection (e) above or failed to seek an extension of the time for filing such successor form as required in writing to do so by the Agent or such Guarantor in accordance with subsection (e) above (other than if such failure is due to a change in law occurring after the date on which a form originally was required to be provided or if such form otherwise is not required under subsection (e) above), such Lender Party shall not be entitled to indemnification under subsection (a) or (c) with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender Party become subject to Taxes because of its failure to deliver a form required hereunder, such Guarantor shall take such steps (at such Lender Party's expense) as such

Lender Party shall reasonably request to assist such Lender Party to recover such Taxes.

               Section 6. Representations and Warranties. Each of the Guarantors hereby represents and warrants with respect to itself as follows:

               (a) Each of the representations and warranties contained in the Credit Agreement and made by the Borrower with respect to such Guarantor and its properties, affairs and financial condition is true and correct.

               (b) There are no conditions precedent to the effectiveness of this Guaranty that have not been satisfied or waived.

               (c) Such Guarantor has, independently and without reliance upon the Agent or any other Lender Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty, and such Guarantor has established adequate means of obtaining from any other Loan Parties on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the financial condition, operations, properties and prospects of such other Loan Parties.

               Section 7. Covenants. Each of the Guarantors covenants and agrees that, so long as any part of the Guaranteed Obligations shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment, such Guarantor will, unless such of the Lender Parties as is specified in Section 8.01 of the Credit Agreement shall otherwise consent in writing, perform or observe, and cause its Subsidiaries to perform or observe, all of the terms, covenants and agreements that the Loan Documents state that the Borrower is to cause such Guarantor or such Subsidiaries to perform or observe.

               Section 8. Amendments, Etc. (a) No amendment or waiver of any provision of this Guaranty and no consent to any departure by any of the Guarantors therefrom shall in any event be effective unless the same shall be in writing and signed by the Agent and the Required Lenders, or by the Agent on behalf of such Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all of the Lender Parties (other than any Lender Party that is, at such time, a Defaulting Lender), or by the Agent on behalf of such Lenders, (i) limit the liability of the Company hereunder, (ii) postpone any date fixed for payment by the Company hereunder or (iii) change the number of Lender Parties required to take any action hereunder.

               (b) Upon the execution and delivery by any Person of a supplement to this Guaranty, in each case in substantially the form of Exhibit A hereto or otherwise in form and substance reasonably satisfactory to the Agent (each, a "Guaranty Supplement"), such Person shall be referred to as an "Additional Guarantor" and shall be and become a Guarantor, and each reference in this Guaranty to an "Additional Guarantor" or a "Guarantor" shall also mean and be a reference to such Additional Guarantor and, subject to the terms of the definition of "Subsidiary Guarantor" set forth in Section 1.01 of the Credit

Agreement, each reference in any of the other Loan Documents to a "Subsidiary Guarantor" or a "Loan Party" shall also mean and be a reference to such Additional Guarantor.

               Section 9. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopy or telex communication) and mailed, telegraphed, telecopied, telexed or delivered to the parties hereto, if to any of the Guarantors, at the address set forth below its name on the signature pages to this Guarantee or, in the case of any of the Additional Guarantors, at the address set forth below its name on the signature page to the Guarantee Supplement executed and delivered by it, if to the Agent or any other Lender Party, at its address specified in the Credit Agreement, or as to any party at such other address as shall be designated by such party in a written notice to each other party. All such notices and other communications shall, when mailed, telegraphed, telecopied or telexed, be effective three Business Days after deposit in the mails, or when delivered to the telegraph company, transmitted by telecopier or confirmed by telex answerback, respectively.

               Section 10. No Waiver; Remedies. No failure on the part of the Agent or any other Lender Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

               Section 11. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 of the Credit Agreement to authorize the Agent to declare the Notes due and payable pursuant to the provisions of said Section 6.01, each Lender Party and each of its respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender Party or such Affiliate to or for the credit or the account of any of the Guarantors against any and all of the Obligations of such Guarantor now or hereafter existing under this Guaranty, whether or not such Lender Party shall have made any demand under this Guaranty and although such Obligations may be unmatured. Each Lender Party agrees promptly to notify the applicable Guarantor after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender Party and its respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender Party and its respective Affiliates may have.

               Section 12. Indemnification. Without limitation on any other Obligations of the Guarantors or remedies of the Lender Parties under this Guaranty, each of the Guarantors shall, to the fullest extent permitted by law, indemnify, defend and save and hold harmless each Lender Party from and against, and shall pay on demand, any and all losses, liabilities, damages, costs, expenses and charges (including the fees and disbursements of such Lender Party's legal counsel) suffered or incurred by such Lender Party as a result of any failure of any Guaranteed Obligations to be the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms.

               Section 13. Continuing Guaranty; Assignments under the Credit Agreement. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the later of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and
(ii) the Termination Date, (b) be binding upon each of the Guarantors, its successors and assigns and (c) inure to the benefit of and be enforceable by the Agent and the other Lender Parties and their successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender Party may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitments, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender Party herein or otherwise, in each case as and to the extent provided in Section 8.07 of the Credit Agreement.

               Section 14. Governing Law; Jurisdiction; Waiver of Jury Trial, Etc. (a) This Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York.

               (b) Each of the Guarantors hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty or any of the other Loan Documents to which it is or is to be a party, or for recognition or enforcement of any judgment, and each of the Guarantors hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each of the Guarantors agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Guaranty or any of the other Loan Documents to which it is or is to be a party in the courts of any jurisdiction.

               (c) Each of the Guarantors irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty or any of the other Loan Documents to which it is or is to be a party in any New York State or federal court. Each of the Guarantors hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

               (d) Each of the Guarantors hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the Loan Documents, the transactions contemplated thereby or the actions of the Agent or any other Lender Party in the negotiation, administration, performance or enforcement thereof.

               Section 15. Execution in Counterparts. This Guaranty may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Guaranty by telecopier shall be effective as delivery of a manually executed counterpart of this Guaranty.

               IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

                                              [NAME OF GUARANTOR]

                                              By________________________________
                                              Title:
                                              Address: [_______________________]
                                                        [______________________]


                                              [NAME OF GUARANTOR]

                                               By ______________________________
                                               Title:
                                               Address: [______________________]
                                                         [_____________________]

                                                                    EXHIBIT A TO
                                                                        GUARANTY
                                                                        --------

                          FORM OF GUARANTEE SUPPLEMENT

                                                  [Date of Guarantee Supplement]

Citicorp USA, Inc., as
   Agent for the Lender Parties party to the
   Credit Agreement referred to below
399 Park Avenue
New York, New York  10043
Attention:  __________________

     Credit Agreement dated as of October 31, 1997 (as in effect on the date hereof, the "Credit Agreement") among Beckman Instruments, Inc., the banks, financial institutions and other lenders from time to time party thereto, Citicorp USA, Inc., as Agent and Citicorp
                         Securities, Inc., as Arranger.

Ladies and Gentlemen:

               Reference is made to the above-captioned Credit Agreement and to the Guaranty referred to therein (such Guaranty, as in effect on the date hereof and as it may be further amended, supplemented or otherwise modified hereafter from time to time, being referred to herein as the "Guaranty"). Capitalized terms not otherwise defined in this Guaranty Supplement shall have the same meanings as specified therefor in the Credit Agreement or the Guaranty.

               SECTION 1. Guaranty; Limitation of Liability. (a) The undersigned hereby unconditionally and irrevocably guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of the Borrower now or hereafter existing under the Loan Documents, whether for principal, interest, fees, expenses or otherwise (such Obligations being the "Guaranteed Obligations"), and agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Agent or, upon the occurrence and during the continuation of any Event of Default, any other Lender Parties in enforcing any rights under this Guaranty Supplement or the Guaranty, on the terms and subject to the limitations set forth in the Guaranty, as if it were an original party thereto. Without limiting the generality of the foregoing, the undersigned's liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrower to the Agent or any other Lender Party under the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower.

               (b) The undersigned and, by its acceptance of this Guaranty Supplement, the Agent and each other Lender Party, hereby confirm that it is the intention of all such Persons that this Guaranty Supplement, the Guaranty and the Obligations of the undersigned hereunder and thereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to this Guaranty Supplement or the Guaranty. To effectuate the foregoing intention, the undersigned, the Agent and the other Lender Parties hereby irrevocably agree that the Obligations of the undersigned under this Guaranty Supplement and the Guaranty shall be limited to the maximum amount as will, after giving effect to such maximum amount and all of the other contingent and fixed liabilities of the undersigned that are relevant under such laws, and after giving effect to any collections from, rights to receive contributions from or payments made by or on behalf of any of the other Guarantors in respect of the Obligations of such other Guarantor under the Guaranty, result in the Obligations of the undersigned under this Guaranty Supplement and the Guaranty not constituting a fraudulent transfer or conveyance.

               (c) The undersigned hereby agrees that in the event any payment shall be required to be made to the Lender Parties under the Guaranty, the undersigned will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor so as to maximize the aggregate amount paid to the Lender Parties under the Loan Documents.

               SECTION 2. Obligations Under the Guaranty. The undersigned hereby agrees, as of the date first above written, to be bound as a Guarantor by all of the terms and conditions of the Guaranty to the same extent as each of the other Guarantors. The undersigned further agrees, as of the date first above written, that each reference in the Guaranty to an "Additional Guarantor" or a "Guarantor" shall also mean and be a reference to the undersigned, and each reference in any other Loan Document to a "Guarantor" or a "Loan Party" shall also mean and be a reference to the undersigned.

               SECTION 3. Governing Law; Jurisdiction; Etc. (a) This Guaranty Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

               (b) The undersigned hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York state court or federal court of the United States of America sitting in New York City and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty Supplement, the Guaranty or any of the other Loan Documents to which it is or is to be a party, or for recognition or enforcement of any judgment, and the undersigned hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York state court or, to the extent permitted by law, in such federal court. The undersigned agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty Supplement or the Guaranty shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Guaranty Supplement, the Guaranty or any of the other Loan Documents to which it is or is to be a party in the courts of any jurisdiction.

               (c) The undersigned irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty Supplement, the Guaranty or any of the other Loan Documents to which it is a party in any New York state court or federal court. The undersigned hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

               SECTION 4. WAIVER OF JURY TRIAL. THE UNDERSIGNED IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS GUARANTY SUPPLEMENT, THE GUARANTY, ANY OF THE OTHER LOAN DOCUMENTS, ANY OF THE DOCUMENTS DELIVERED PURSUANT TO THE LOAN DOCUMENTS, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE ACTIONS OF ANY OF THE AGENT OR ANY OF THE OTHER LENDER PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

                                             [NAME OF ADDITIONAL GUARANTOR]

                                              By _______________________________
                                              Name:
                                              Title:

                                   EXHIBIT E-1
                           FORM OF OPINION OF GENERAL

                            COUNSEL TO THE BORROWER

                              [BECKMAN LETTERHEAD]



                                October 31, 1997

Citicorp USA, Inc.,
   as Agent
2 Penns Way, Suite 200
New Castle, Delaware 19720

Citicorp Securities, Inc.,
   as Arranger
725 South Figueroa Street
Los Angeles, California 90017

Citibank, N.A., as Initial Issuing
Bank, and the Initial Lenders named
in the Credit Agreement identified below

        Re: Credit Agreement dated as of October 31, 1997 among Beckman Instruments, Inc., as Borrower, the Initial Lenders named therein, Citibank, N.A., as Initial Issuing Bank, Citicorp USA, Inc., as Agent, and Citicorp Securities, Inc., as Arranger

Ladies and Gentlemen:

               I am the Vice President, General Counsel and Secretary of Beckman Instruments, Inc., a Delaware corporation (the "Company"), and am familiar with its legal affairs. I am also familiar with the Credit Agreement dated as of October 31, 1997 among the Company, as Borrower, the Initial Lenders named therein, Citibank, N.A., as Initial Issuing Bank, Citicorp USA, Inc., as Agent, and Citicorp Securities, Inc., as Arranger (the "Credit Agreement"), the Guaranty dated as of October 31, 1997 (the "Guaranty") made by Beckman Instruments (Naguabo), Inc., SmithKline Diagnostics, Inc., Hybritech Incorporated (collectively, the "Beckman Guarantor Subsidiaries") and, upon completion of the Acquisition (as defined in the Credit Agreement), by Coulter Corporation and Coulter Leasing Corporation (collectively, the "Coulter Guarantor Subsidiaries"; and together with the Beckman Guarantor Subsidiaries, the "Guarantor Subsidiaries") in favor of the Lender Parties (as defined in the Credit Agreement), and the other documents entered into by the Company and the Guarantor Subsidiaries in connection with the Credit Agreement.

               This opinion is being rendered to you pursuant to Section 3.01(i)(x) of the Credit Agreement. Capitalized terms used herein without definition have the meanings given to them in the Credit Agreement.

               For purposes of rendering this opinion, I, or other lawyers under my supervision, have examined such matters of fact and questions of law as I have considered appropriate for purposes of rendering the opinions expressed below. I have examined, among other things, the following:

           a)      The Credit Agreement;

           b)      The Guaranty;

           c)      The Notes;

           d) That certain Stock Purchase Agreement, dated as of August 29, 1997, among Coulter Corporation, its stockholders and the Company (the "Stock Purchase Agreement");

           e)      The charter documents of the Company, as amended to date;

           f) The Amended and Restated By-Laws of the Company, as amended to date;

           g)      The charter documents of the Beckman Guarantor
                   Subsidiaries, as amended to date; and

           h) The Bylaws of the Beckman Guarantor Subsidiaries, as amended to date.

               The documents described in subsections (a) - (c) above are referred to herein as the "Loan Documents."

               In my examination, I have assumed the genuineness of all signatures (other than those of officers of the Company and the Beckman Guarantor Subsidiaries), the authenticity of all documents submitted to me as originals, and the conformity to authentic original documents of all documents submitted to me as copies. I have obtained and relied upon such certificates and assurances from officers of the Company and the Guarantor Subsidiaries and of public officials as I have deemed necessary.

               I am opining herein as to the effect on the subject transaction only of the federal laws of the United States, the internal laws of the State of California and the General Corporation Law of the State of Delaware, and I express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

               Whenever a statement herein is qualified by "to the best of my knowledge" or "known to me" or a similar phrase, it is intended to indicate that I do not have current actual knowledge of the inaccuracy of such statement after conducting such investigation to determine the accuracy of any such statement as I deemed appropriate under the circumstances.

               Based upon the foregoing, and in reliance thereon, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that, as of the date hereof:

               1. Each of the Company and the Beckman Guarantor Subsidiaries has been duly incorporated and is validly existing and in good standing under the laws of the jurisdiction of its incorporation with corporate power and authority to own, lease and operate its properties, to conduct its business as now conducted and as proposed to be conducted and to enter into and perform its obligations under the Stock Purchase Agreement, the Credit Agreement and the other Loan Documents, as the case may be.

               2. Each of the Company and the Beckman Guarantor Subsidiaries is duly qualified and in good standing as a foreign corporation in each other United States jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed could not reasonably be expected to have a Material Adverse Effect.

               3. The execution, delivery and performance of the Credit Agreement, each of the Notes and the Stock Purchase Agreement and the consummation of the Acquisition have been duly authorized by all necessary corporate action on the part of the Company. The Credit Agreement, each of the Notes and the Stock Purchase Agreement have been duly executed and delivered by the Company.

               4. The execution, delivery and performance of the Guaranty have been duly authorized by all necessary corporate action on the part of each of the Beckman Guarantor Subsidiaries. The Guaranty has been duly executed and delivered by each of the Beckman Guarantor Subsidiaries.

               5. The execution and delivery by each of the Company and the Beckman Guarantor Subsidiaries of the Loan Documents to which it is a party, the execution and delivery by the Company of the Stock Purchase Agreement, the borrowing and repayment of Borrowings by the Company pursuant to the Loan Documents, and the performance of the Obligations of the Company and each of the Beckman Guarantor Subsidiaries under the Loan Documents to which it is a party and the performance of the obligations of the Company under the Stock Purchase Agreement do not (a) violate the charter documents or Bylaws of the Company or the Beckman Guarantor Subsidiaries, (b) conflict with or result in the violation by the Company or any of the Beckman Guarantor Subsidiaries of any of the terms or provisions of or constitute a default under, any material indenture, mortgage, deed of trust, loan agreement or other material agreement known to me to which the Company or any of the Beckman Guarantor Subsidiaries is a party or by which the Company or any of the Beckman Guarantor Subsidiaries is bound or to which any of the property or assets of the Company or any of the Beckman Guarantor Subsidiaries is subject, except for those conflicts, defaults or violations with respect to Debt to be repaid in connection with the Acquisition or which, either individually or in the aggregate, would not have a Material Adverse Effect, (c) violate any order, writ, judgment, injunction, decree or determination known to me to be binding on the Company or the Beckman Guarantor Subsidiaries or (d) result in or require the creation or imposition of any Lien upon or with respect to any of the properties of the Company or any of the Beckman Guarantor Subsidiaries under any such material agreement referred to in clause (b).

               6. To the best of my knowledge, other than as set forth in the Loan Documents, no consent, approval, authorization, registration, qualification or order of, or filing with, any federal or California court or governmental agency or body is required for (i) the due execution, delivery or performance by the Company of the Stock Purchase Agreement or (ii) the consummation of the transactions contemplated by the Credit Agreement and the Stock Purchase Agreement, except, in the case of the Stock Purchase Agreement, as have been previously obtained or made or as could not reasonably be expected to have a Material Adverse Effect. All applicable waiting periods in connection with the Acquisition under the Hart-Scott-Rodino Antitrust Improvements Act have expired without any action having been taken by any competent governmental authority restraining, preventing or imposing materially adverse conditions upon the Acquisition or the rights of the Company and the Beckman Guarantor Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

               7. To the best of my knowledge, other than as previously disclosed to the Lender Parties, there are no legal or governmental proceedings pending to which the Company or any of the Beckman Guarantor Subsidiaries is a party or of which any property of the Company or any of the Beckman Guarantor Subsidiaries is subject, except for those proceedings which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect and there are no such legal or governmental proceedings are pending against the Company or any of its Subsidiaries which purport to affect the legality, validity or enforceability of the Acquisition or any Loan Documents or the consummation of the transactions contemplated by the Credit Agreement.

               8. The Company is not an "investment company", nor to the best of my knowledge, an entity "controlled" by an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended.

               9. The Acquisition has been consummated in accordance with the terms of the Stock Purchase Agreement.

               This opinion is rendered only to the Agent, the Initial Lenders, the Initial Issuing Bank and the Arranger and is solely for their benefit in connection with the above transactions. This opinion may not be relied upon by the Agent, the Initial Lenders, the Initial Issuing Bank or the Arranger for any other purpose, or relied upon by any other Person, for any purpose without my prior written consent. This opinion speaks only as of the date hereof and to its addressees, and I have no responsibility or obligation to update this opinion, to consider its applicability or correctness to other than its addressees, or to take into account changes in laws, facts or any other developments of which I may later become aware.


                                      Very truly yours,


                                      William H. May
                                      Vice President, General Counsel
                                      and Secretary

                                  EXHIBIT E-2
                          FORM OF OPINION OF CORPORATE
                             COUNSEL TO THE COMPANY

                              [COULTER LETTERHEAD]

                                October 31, 1997

Citicorp USA, Inc.,
   as Agent
2 Penns Way, Suite 200
New Castle, Delaware 19720

Citicorp Securities, Inc.,
   as Arranger
725 South Figueroa Street
Los Angeles, California 90017

Citibank, N.A., as Initial Issuing
Bank, and the Lenders named in the
Credit Agreement identified below

        Re: Credit Agreement dated as of October 31, 1997 among Beckman Instruments, Inc., as Borrower, the Initial Lenders named therein, Citicorp, N.A., as Initial Issuing Bank, Citicorp USA, Inc., as Agent, and Citicorp Securities, Inc., as Arranger

Ladies and Gentlemen:

               I am the Corporate Counsel of Coulter Corporation, Inc., a Delaware corporation (the "Company"), and am familiar with its legal affairs. I am also familiar with the Guaranty dated as of October 31, 1997 (the "Guaranty") made by Beckman Instruments (Naguabo), Inc., SmithKline Diagnostics, Inc., Hybritech Incorporated and upon completion of the Acquisition (as defined in the Credit Agreement referenced above) by the Company and Coulter Leasing Corporation, in favor of Citicorp, USA, Inc., as Agent, Citibank, N.A., as the Initial Issuing Bank (the "Initial Issuing Bank"), and the Lenders (collectively, the "Lender Parties") under that certain Credit Agreement dated as of October 31, 1997 among Beckman Instruments, Inc., as Borrower, the Lender Parties and Citicorp Securities, Inc., as Arranger (the "Credit Agreement").

               This opinion is being rendered to you pursuant to Section 3.01(i)(x) of the Credit Agreement. Capitalized terms used herein without definition have the meanings given to them in the Guaranty.

               For purposes of rendering this opinion, I, or other lawyers under my supervision, have examined such matters of fact and questions of law as I have considered appropriate for purposes of rendering the opinions expressed below. I have examined, among other things, the following:

               a)  The Guaranty;

               b)  The charter documents of the Company, as amended to date;

               c)  The Bylaws of the Company, as amended to date;

               d) The charter documents of Coulter Leasing, as amended to date; and

               e)  The Bylaws of Coulter Leasing, as amended to date.

               In my examination, I have assumed the genuineness of all signatures (other than those of officers of the Company and Coulter Leasing), the authenticity of all documents submitted to me as originals, and the conformity to authentic original documents of all documents submitted to me as copies. I have obtained and relied upon such certificates and assurances from officers of the Company and Coulter Leasing and of public officials as I have deemed necessary.

               I am opining herein as to the effect of the subject transaction only of the federal laws of the United States, the internal laws of the State of Florida and the General Corporation Law of the State of Delaware, and I express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

               Whenever a statement herein is qualified by "to the best of my knowledge" or "known to me" or a similar phrase, it is intended to indicate that I do not have current actual knowledge of the inaccuracy of such statement after conducting such investigation to determine the accuracy of any such statement as I deemed appropriate under the circumstances.

               Based upon the foregoing, and in reliance thereon, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that, as of the date hereof:

               1. The Company has been duly incorporated and is validly existing and in good standing under the laws of the jurisdiction of its incorporation with corporate power and authority to own, lease and operate its properties, to conduct its business as now conducted and as proposed to be conducted and to enter into and perform its obligations under the Guaranty.

               2. Each of the Company and Coulter Leasing is duly qualified and in good standing as a foreign corporation in each other United States jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed could not reasonably be expected to have a Material Adverse Effect.

               3. The execution, delivery and performance of the Guaranty has been duly authorized by all necessary corporate action on the part of the Company.

               4. The execution and delivery by each of the Company and Coulter Leasing of the Guaranty and the performance of the Obligations of the Company and Coulter Leasing under the Guaranty do not (a) violate the charter documents or Bylaws of the Company or Coulter Leasing, (b) conflict with or result in the violation by the Company or Coulter Leasing of any of the terms or provisions of or constitute a default under, any material indenture, mortgage, deed of trust, loan agreement or other material agreement known to me to which the Company or Coulter Leasing is a party or by which the Company or Coulter Leasing is bound or to which any of the property or assets of the Company or Coulter Leasing is subject, except for those conflicts, defaults or violations with respect to Debt (as defined in the Credit Agreement) to be repaid in connection with the Acquisition or which, either individually or in the aggregate, would not have a Material Adverse Effect, (c) violate any order, writ, judgment, injunction, decree or determination known to me to be binding on the Company or Coulter Leasing or (d) result in or require the creation or imposition of any Lien upon or with respect to any of the properties of the Company or Coulter Leasing under any such material agreement referred to in clause (b).

               5. No consent, approval, authorization, registration, qualification or order of, or filing with, any federal or Florida court or governmental agency or body is required for (i) the due execution, delivery or performance by the Company or Coulter Leasing of the Guaranty or (ii) the consummation of the transactions contemplated by the Guaranty.

               6. To the best of my knowledge, there are no legal or governmental proceedings pending to which the Company or Coulter Leasing is a party or of which any property of the Company or Coulter Leasing is subject, except for those proceedings which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

               This opinion is rendered only to the Agent, the Initial Lenders and the Initial Issuing Bank and is solely for their benefit in connection with the above transactions. This opinion may not be relied upon by the Agent, the Initial Lenders and the Initial Issuing Bank for any other purpose, or relied upon by any other Person, for any purpose without my prior written consent. This opinion speaks only as of the date hereof and to its addressees and I have no responsibility or obligation to update this opinion, to consider its applicability or correctness to other than its addressees, or to take into account changes in laws, facts or any other developments of which I may later become aware.

                                      Very truly yours,

                                      Wayne Barlin
                                      General Counsel

                                  EXHIBIT E-3
                           FORM OF OPINION OF COUNSEL
                         TO THE BORROWER AND GUARANTORS

                         [LATHAM & WATKINS LETTERHEAD]

                                October 31, 1997

Citicorp USA, Inc., as Agent,
2 Penns Way, Suite 200
New Castle, Delaware 19720

Citicorp Securities, Inc.,
   as Arranger
725 South Figueroa Street
Los Angeles, California  90017

Citibank, N.A., as the Initial Issuing
Bank, and the Initial Lenders parties to the Credit Agreement referenced below

               Re: Credit Agreement dated as of October 31, 1997 among Beckman Instruments, Inc., as Borrower, the Initial Lenders named therein, Citibank, N.A., as Initial Issuing Bank, Citicorp USA, Inc., as Agent, and Citicorp Securities, Inc., as Arranger

Ladies and Gentlemen:

               We have acted as special counsel to Beckman Industries, Inc., a Delaware corporation (the "Company"), in connection with the Credit Agreement dated as of October 31, 1997 (the "Credit Agreement") among the Company, as Borrower, the Initial Lenders named

Citicorp USA, Inc., as Agent,
Citicorp Securities, Inc., as Arranger,
Citibank, N.A., as Initial Issuing Bank and
The Initial Lenders  Party to the Credit Agreement
October 31, 1997
Page 2


therein, Citibank, N.A., as Initial Issuing Bank, Citicorp USA, Inc., as Agent, and Citicorp Securities, Inc., as Arranger, and as special counsel to Beckman Instruments (Naguabo), Inc., SmithKline Diagnostics, Inc., and Hybritech Incorporated (collectively, the "Beckman Guarantor Subsidiaries") and Coulter Corporation ("Coulter") and Coulter Leasing Corporation ("Coulter Leasing"; and together with Coulter, the "Coulter Guarantor Subsidiaries"; and together with the Beckman Guarantor Subsidiaries, the "Guarantor Subsidiaries") in connection with that certain Guaranty dated as of October 31, 1997 (the "Guaranty") made by the Guarantor Subsidiaries in favor of the Lender Parties (as defined in the Credit Agreement). This opinion is rendered to you at the request of the Company in compliance with Subsection 3.01(i)(x) of the Credit Agreement. Capitalized terms defined in the Credit Agreement used herein, and not otherwise defined herein, shall have the meanings given them in the Credit Agreement.

               As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of rendering the opinions expressed below, except where a statement is qualified as to knowledge or awareness, in which case we have made no or limited inquiry as specified below. We have examined, among other things, the following:

               (a)      The Credit Agreement;

               (b)      The Guaranty; and

               (c)      The Notes executed by the Company.

               The documents described in subsections (a) - (c) above are referred to herein collectively as the "Loan Documents."

               In our examination, we have assumed the genuineness of all signatures (other than those of officers of the Company and the Guarantor Subsidiaries on the Loan Documents), the legal capacity of all natural persons executing documents, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

               We have been furnished with, and with your consent have relied upon, certificates of officers of the Company and the Guarantor Subsidiaries with respect to certain factual matters. In addition, we have obtained and relied upon such certificates and assurances from public officials as we have deemed necessary.

               We are opining herein as to the effect on the subject transactions only of the federal laws of the United States, the General Corporation Law of the State of Delaware, and the

Citicorp USA, Inc., as Agent,
Citicorp Securities, Inc., as Arranger,
Citibank, N.A., as Initial Issuing Bank and
The Initial Lenders  Party to the Credit Agreement
October 31, 1997
Page 3


internal laws of the State of New York, and as to paragraphs 3, 4 and 6 only, the internal laws of the State of California, and as to paragraphs 3, 4 and 8 only, the internal laws of the State of Illinois, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws or as to any matters of municipal law or the laws of any other local agencies within any state.

               Our opinions set forth in paragraphs 3 and 4 below as to compliance with certain statutes, rules and regulations are based upon our consideration of only those statutes, rules and regulations which, in our experience, are normally applicable to borrowers and guarantors in unsecured loan transactions and to parties to stock purchase agreements. Whenever a statement herein is qualified by "to the best of our knowledge" or a similar phrase, it is intended to indicate that those attorneys in this firm who have rendered legal services in connection with the Credit Agreement do not have actual knowledge of the inaccuracy of such statement. However, except as otherwise expressly indicated, we have not undertaken any independent investigation to determine the accuracy of any such statement, and no inference that we have any knowledge of any matters pertaining to such statement should be drawn from our representation of the Company.

               Subject to the foregoing and the other matters set forth herein, and in reliance thereon, it is our opinion that, as of the date hereof:

               1. The Credit Agreement and the Notes and the Stock Purchase Agreement constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

               2. The Guaranty constitutes a legally valid and binding obligation of each of the Beckman Guarantor Subsidiaries, enforceable against each of the Beckman Guarantor Subsidiaries in accordance with its terms. Upon consummation of the Acquisition and due authorization, the Guaranty will constitute a legally valid and binding obligation of each of the Coulter Guarantor Subsidiaries, enforceable against each of the Coulter Guarantor Subsidiaries in accordance with its terms.

               3. The execution and delivery of the Loan Documents by the Company and the Guarantor Subsidiaries, the borrowing and repayment of Borrowings by the Company pursuant to the Loan Documents, and the performance of the Obligations of the Company and each of the Guarantor Subsidiaries under the Loan Documents to which it is a party on or prior to the date hereof do not result in the violation of any Federal, California, New York or Illinois statute, rule or regulation applicable to the Company or the Guarantor Subsidiaries. The execution and delivery by the Company of the Stock Purchase Agreement and the purchase of

Citicorp USA, Inc., as Agent,
Citicorp Securities, Inc., as Arranger,
Citibank, N.A., as Initial Issuing Bank and
The Initial Lenders  Party to the Credit Agreement
October 31, 1997
Page 4


stock of Coulter pursuant to the Stock Purchase Agreement do not result in the violation of any New York statute, rule or regulation applicable to the Company.

               4. No consent, approval, authorization, registration, qualification or order of, or filing with, any federal, California, New York or Illinois court or governmental agency or body is required for (i) the due execution, delivery or performance on or prior to the date hereof by each of the Company and the Guarantor Subsidiaries of the Loan Documents to which it is or is to be a party or (ii) the consummation by the Company of the Initial Extension of Credit contemplated by the Credit Agreement.

               5. The Company is not an "investment company" as such term is defined in the Investment Company Act of 1940, as amended.

               6. We call to your attention the fact that the Loan Documents select the internal laws of the State of New York as the governing law. Based on and subject to the analysis set forth in the memorandum attached hereto as Exhibit A, it is our opinion that a federal or state court sitting in California should honor the parties' choice of the internal laws of the State of New York as the law applicable to the Loan Documents (to the extent set forth in the Loan Documents) and to the determination of whether the obligations created by the Loan Documents are usurious.

               7. The provisions of the Credit Agreement and the other Loan Documents (without regard for any provisions thereof limiting the payment of interest or any other sums thereunder to the highest rate permitted by applicable law) do not violate any applicable law of the State of New York relating to usury.

               8. Coulter Leasing has been duly incorporated and is validly existing and in good standing under the laws of the State of Illinois with corporate power and authority to own, lease and operate its properties, to conduct its business as now conducted and to enter into and perform its obligations under the Guaranty. Upon consummation of the Acquisition and delivery of the Guaranty by Coulter Leasing, the Guaranty will have been duly authorized, executed and delivered by Coulter Leasing.

               Our opinions in paragraph 1 and 2 above as to enforceability of the agreements referred to therein are subject to (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors generally,
(ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought, (iii) the unenforceability under certain

Citicorp USA, Inc., as Agent,
Citicorp Securities, Inc., as Arranger,
Citibank, N.A., as Initial Issuing Bank and
The Initial Lenders  Party to the Credit Agreement
October 31, 1997
Page 5


circumstances under law or court decisions of provisions providing for the indemnification of a party with respect to a liability where such indemnification is contrary to public policy, and (iv) the unenforceability of any provision requiring the payment of attorney's fees, except to the extent a court determines such fees to be reasonable.

               We have not been requested to render and, with your permission, we express no opinion as to the applicability to the obligations of the Guarantor Subsidiaries under the Guaranty of Section 548 of the Bankruptcy Code or comparable provisions of state law.

               We have assumed with your permission that each of the Company and the Guarantor Subsidiaries (other than Coulter Leasing) is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own and operate its properties and to carry on its businesses as now conducted, and has all requisite corporate power and authority to execute, deliver and perform the Loan Documents to which it is a party and, in the case of the Company, the Stock Purchase Agreement and to carry out the transactions contemplated thereby. We have further assumed with your permission that the execution, delivery and performance of the Loan Documents and, in the case of the Company, Stock Purchase Agreement have been duly authorized by all necessary corporate action of each of the Company and the Guarantor Subsidiaries (other than Coulter Leasing), and that each of the Company and the Guarantor Subsidiaries (other than Coulter Leasing) has duly executed and delivered the Loan Documents to which it is a party and, in the case of the Company, the Stock Purchase Agreement. We understand that you have received an opinion dated as of October 31, 1997 from William H. May, Vice President, General Counsel and Secretary of the Company, to such effect as to the Company and the Beckman Guarantor Subsidiaries. We further understand that you have received an opinion dated as of October 31, 1997 from Wayne Barlin, Corporate Counsel of Coulter Corporation, to such effect as to the Coulter Guarantor Subsidiaries.

               In rendering our opinion in paragraph 3, we have assumed with your permission that each Initial Lender is a commercial lender that makes loans in the ordinary course of its business and that it will make each Advance for its own account in the ordinary course of such business.

               To the extent that the obligations of the Company and the Guarantor Subsidiaries may be dependent upon such matters, we assume for purposes of this opinion that each Person (other than Coulter Leasing) party to the Loan documents or the Stock Purchase Agreement is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that each such Person (other than Coulter Leasing) has the requisite corporate or other organizational power and authority to execute and deliver such agreements and to perform

Citicorp USA, Inc., as Agent,
Citicorp Securities, Inc., as Arranger,
Citibank, N.A., as Initial Issuing Bank and
The Initial Lenders  Party to the Credit Agreement
October 31, 1997
Page 6


its obligations under such agreements; and that each of such agreements has been duly authorized, executed and delivered by each such Person (other than Coulter Leasing) party thereto and constitutes a legally valid and binding obligation of each such Person (other than the Company and the Guarantor Subsidiaries), enforceable against such Person in accordance with its respective terms. We express no opinion as to compliance by any such Person with any state or federal laws or regulations applicable to the subject transactions because of the nature of such Person's business.

               This opinion is rendered only to the Agent, the Initial Lenders and the Initial Issuing Bank and is solely for their benefit in connection with the above transactions. This opinion may not be relied upon by the Agent, the Initial Lenders and the Initial Issuing Bank for any other purpose, or relied upon by any other Person, firm or corporation for any purpose without our prior written consent. Notwithstanding the foregoing, we hereby consent to reliance hereon by any party which, pursuant to Section 8.07 of the Credit Agreement, becomes a Lender or a participant of a Lender; provided that you have notified such transferee that this opinion speaks only as of the date hereof and to its addressees and we have no responsibility or obligation to update this opinion, to consider its applicability or correctness to other than its addressees, or to take into account changes in laws, facts or any other development of which we may later become aware.

                                Very truly yours,

                                     ANNEX A

                                       to

                           Opinion of Latham & Watkins

                             Dated October 31, 1997

                           Rendered in Connection With

                   Beckman Instruments, Inc. Credit Agreement

                                   MEMORANDUM

I.     INTRODUCTION

                 We have acted as special counsel to the Company in connection with the Credit Agreement referred to in the opinion letter to which this Memorandum is annexed (the "Opinion"). Capitalized terms used and not otherwise defined herein shall have the meanings given them in the Opinion or the Credit Agreement, as applicable. The following facts, the accuracy of which we assume, are the factual bases upon which this memorandum is prepared.

II.    FACTS

                 The Borrower under the Credit Agreement is the Company, which is organized under the laws of the State of Delaware, with its principal place of business in California. The Guarantor Subsidiaries are California, Delaware and Illinois corporations, with their principal places of business in California and Florida. The Loan Parties have facilities in other states of the United States and conduct business in numerous states and countries around the world. The Agent is a Delaware corporation with its principal executive office in the State of Delaware or New York.

                 If the indebtedness of the Company under the Credit Agreement was governed by California law, the Agent, in its capacity as [a Lender], would be exempt from the California usury laws under Article XV ss. 1 of the California Constitution or statutes enacted pursuant thereto. We have assumed for purposes of this memorandum, with your consent, that, if the indebtedness under the Credit Agreement was governed by California law, the majority of the other Initial Lenders would also be exempt from the California usury laws under
Section 1716 of the California Financial Code, or otherwise.

                 The Agent was represented in this transaction by Shearman & Sterling through its New York, New York and Los Angeles, California offices.

                 Negotiations concerning the Credit Agreement and the other Loan Documents entered into in accordance therewith were conducted by telephone, correspondence and meetings in New York and California. Specifically, the Credit Agreement was prepared by counsel in New York. The Company and the Guarantor Subsidiaries executed and delivered the Loan Documents in New York. The Credit Agreement was executed by the Initial Lenders in New York, California and various other jurisdictions and delivered by the Lender Parties in New York. The closing of this transaction occurred in New York, New York. The proceeds of the Advances made under the Credit Agreement will be used consummate the Acquisition, to pay transaction fees and costs related to the Acquisition and the financing thereof, to refinance the Existing Credit Agreement and certain other indebtedness of the Company and Coulter Corporation, to provide the Company and its Domestic Subsidiaries with working capital and funds for other general corporate purposes in the United States and for other purposes to the extent expressly permitted by the Credit Agreement, and to provide for the issuance of Letters of Credit for the account of the Company and the Guarantor Subsidiaries. The Loan Documents will be finally accepted by the Agent in New York and any payments made pursuant thereto will be made in New York. In addition, the Advances will be funded out of an account of the Agent in the State of New York.

                 The Credit Agreement contains a provision selecting the laws of the State of New York to be the laws under which it is to be governed and construed. The other Loan Documents similarly choose the laws of the State of New York. The parties to the Credit Agreement intend to create enforceable rights thereunder and, for valid business reasons, choose New York law to govern the Credit Agreement and the other Loan Documents. The Credit Agreement and the other Loan Documents are valid and binding agreements under the laws of the State of New York, subject only to the qualifications and exceptions identified in the Opinion, and the indebtedness under the Credit Agreement and the interest payable with respect to this transaction do not violate the usury laws of the State of New York.

                 There are no other facts, documents or agreements (including subsequent changes made in the documents referred to above provided to us for review) between or among the Agent and the Company which alter, modify or change in any way the accuracy of the foregoing statement of facts or the above assumptions.

III.     CHOICE-OF-LAW RULES IN CALIFORNIA

         A.      Effect of Stipulated Choice of Law

                 1. In General. Choice-of-law rules involve competing policy considerations, and no clearly dispositive rules have emerged in this area of California law. In general, California courts hold that express choice-of-law stipulations in contracts will be enforced if the state whose law is chosen has a natural and substantial connection with the parties or the transaction or other reasonable basis for the parties' choice of law, and if enforcement of the contract would not violate a strong California public policy. See e.g., Nedlloyd Lines B.V. v. Superior Court, 3 Cal. 4th 459, 464 (1992); Smith, Valentino & Smith, Inc. v. Superior Court, 17 Cal. 3d 491 (1976); Hambrecht & Quist Venture Partners v. American Medical Int'l, Inc., 38 Cal. App. 4th 1532, 1546 (1995); Frame v. Merrill Lynch, Pierce, Fenner & Smith, Inc., 20 Cal. App. 3d 668
(1971); Mencor Enterprises, Inc. v. Hets Equities Corp., 190 Cal. App. 3d 432
(1987); see also, 6A Corbin on Contracts ss. 1446 (1962) and RESTATEMENT (Second) OF CONFLICT OF LAWS ss.ss. 186-188 (1971) (hereinafter cited as the Restatement).

                 The Nedlloyd case is the most recent California Supreme Court case on the issue of the enforceability of a contractual choice of law provision and is the first time the issue has been addressed by the California Supreme Court. 3 Cal. 4th at 464. The court declared that:

                 "In determining the enforceability of arm's length contractual choice of law provisions, California courts shall apply the principals set forth in Restatement section 187, which reflects a strong policy favoring enforcement of such provisions."

                 The court noted in a footnote that there may be an exception to the Restatement approach in the case of contracts governed by the Uniform Commercial Code, which are governed by California Commercial Code section 1105, subdivision (1), which provides that, subject to specified exceptions, the parties may choose the law of a state having a "reasonable relation" to the transaction. The court stated "[t]his 'reasonable relation' test appears to be similar to the 'substantial relationship' test we adopt from the Restatement." Restatement section 187, subdivision (2) sets forth the following standards:

                          "the law of the state chosen by the parties to govern
                 their contractual rights and duties will be applied, even if the particular issue is one which the parties could not have resolved by an explicit provision in their agreement directed to that issue, unless either

                          (a) the chosen state has no substantial relationship
                 to the parties or the transaction and there is no other reasonable basis for the parties choice, or

                          (b) application of the law of the chosen state would
                 be contrary to a fundamental policy of a state which has a materially greater interest than the chosen state in the determination of the particular issue and which, under the rule of section 188, would be the state of the applicable law in the absence of an effective choice of law by the parties."

                 Although it has approved this general choice-of-law principle, the California Supreme Court has not applied it to many types of conceivable legal issues or considered the strength of California's public policies in a number of areas in a choice-of-law context.

                 A number of California District Courts of Appeal decisions that have considered the effect of choice-of-law stipulations in the usury context have applied the law chosen by the parties. Ury v. Jewelers Acceptance Corp., 227 Cal. App. 2d 11 (1964), involved a retail jewelry and appliance business in California which financed its receivables with a New York lender at a 20.3% interest rate at a time when the maximum interest rate in California for such loans was 10% per annum. The individual controlling the borrower was a California resident who was required by the lender to set up a corporation as the formal borrower specifically for the transaction. The loan agreement provided that it would be "construed" pursuant to the laws of New York. The court concluded that the loan had a substantial connection with New York, and that New York rather than California usury law should be applied to the transaction.

                 A more recent California District Court of Appeal decision enforcing a choice-of-law provision in a usury context is Gamer v. DuPont Glore Forgan, Inc., 65 Cal. App. 3d 280 (1976). In the Gamer case, the court upheld a provision in a margin account agreement executed in California by a California resident that New York law was to govern the rights of the parties. The Gamer decision is also significant in that the court expressly relied on Restatement Sections 187 and 203 (the rule of validation discussed below).

                 In Mencor Enterprises, Inc. v. Hets Equities Corp., supra, the California Court of Appeal ruled that a court can permit the parties' choice-of-law provision to be enforced in a California forum only after the court has conducted an evidentiary hearing to consider the reasonable relationship of the contract to the stipulated state, the substantial contacts of the parties with the stipulated state, and the public policy of California on usury. Although Mencor requires the court to make factual findings on the choice-of-law provision concerning usury, there is no indication that the judicial analysis will deviate from the reasoning of Ury and Gamer.

                 In this case, the applicable facts appear to be no less favorable than those before the courts in the Ury and Gamer cases. In addition, the need for certainty and a single legal reference point in connection with an interstate financing tends to justify, as a business matter, the choice of New York law, which is familiar to the Agent, the Initial Lenders and the Company and the financial community in general.

                 If New York is found to have the requisite relationship to the present transaction, as we believe it would, the New York choice-of-law stipulations in the Loan Documents would be upheld by a California court, unless to do so would violate a "fundamental" or "strong" public policy in California. The California usury law appears to be one of the most likely areas in the Loan Documents where a court could consider whether the Loan Documents violate such a public policy.

                2. Summary of California Usury Law. The two principal sources of California usury law are California Civil Code Sections 1916-1 through 1916-3 and Article XV, Section 1 of the California Constitution. In general, under California usury law, non-exempt, non-consumer loans are subject to an interest rate limitation equal to the greater of 10% or a formula rate of 5% plus the federal discount rate (as more particularly defined in Article XV of the California Constitution) in effect on the 25th day of the month preceding the earlier of the making of the loan or forbearance or the execution of the contract to make the loan or forbearance. There are substantial civil and criminal penalties, including loss of all interest, for violation of the California usury laws.

               The present strength of California's policy of applying its usury law is uncertain. In the Ury case, where the interest rate of 20.3% was more than double the then-applicable California usury limit, the court stated that the many and varied exemptions found in the California Constitution made it appear that California does not have such a strong public policy against all contracts that would be usurious in California. The court went on to find that the 20.3% interest rate charged in that case was not so "unconscionable" as to require application of California usury laws. The force of the reasoning in the Ury decision was strengthened by the enactment in 1979 of an amendment to
Article XV of the California Constitution, commonly known as Proposition 2, which added certain classes of exempt lenders and borrowers and gave the legislature the power to exempt additional classes. Since the passage of Proposition 2, the California legislature has exercised this new power over a dozen times, substantially reducing the types of transactions to which the California usury laws remain applicable.

               By way of contrast, however, in Frame v. Merrill Lynch, Pierce, Fenner & Smith, Inc., supra, a violation of a strong public policy against the forfeiture of pension rights was found to be present, and a contractual choice of New York law was not enforced. That case should be distinguishable from usury cases. California has a strong interest in protecting its citizens from the loss of pensions, a loss that in some cases could require the state to support the person involved. Interest rate levels are matters of degree, and California law already permits substantial amounts of interest in other contexts (presently up to 10% for non-exempt lenders, and an unlimited amount for the growing number of classes of exempt lenders).

               3. Rule of Validation. The rule of validation is a rule of interpretation that favors upholding the expectations of contracting parties that their contracts will be enforceable. Cal. Civ. Code ss.ss. 1636 and 3542. In the usury context, the rule of validation has been given explicit recognition in a number of cases not involving choice-of-law issues. See e.g., Boerner v. Colwell Company, 21 Cal. 3d 37 (1978).

                 The relevance of the rule of validation where there is a contractually stipulated choice-of-law provision is that it may be a basis for supporting the parties' choice of another state's law in order to validate a loan transaction that would be usurious under California law, provided that there is a substantial relationship between the contract and the state of choice and that the interest rate is not greatly in excess of the rate permitted by an otherwise applicable state usury law. See Restatement ss. 203.

                 In the absence of a stipulated choice of law, the rule of validation also has application as an independent ground to validate transactions and as an element of the governmental interest approach discussed below.

         B.      Factors Other Than Stipulated Choice-of-Law

                 1. Places of Contracting and Performance. California courts may be unwilling to base their decisions solely upon a stipulated choice of law. As a result, other rules or approaches must be considered.

                 Most early California choice-of-law cases held that the law of the place of contracting controlled the validity of the contract, but if the place of performance was elsewhere, the law of the latter controlled. California Civil Code ss. 1646. In the case of a contract to pay money, the place of performance has generally been held to be the place where the loan is repayable. See, Kraemer v. Coward, 2 Cal. App. 2d 506 (1934), Ury v. Jewelers Acceptance Corp., supra.

                 Most recently, the California Supreme Court, at least in tort cases, has rejected the simple territorial approach to choice-of-law problems and adopted foreign law only when appropriate in light of the significant state interests in the particular case. As a result, in usury and other contract cases, it is probable that the California Supreme Court will not look solely to the place of contracting or the place of performance in deciding choice-of-law questions in connection with contracts, although such factors would have a bearing on the assessment of the governmental interests involved in the transaction, as discussed below.

                 2. Governmental Interest Approach. The governmental interest approach attempts to measure the relative impairment of the governmental policies underlying the law of each state connected with a transaction in order to determine which state's law should govern. The law of the state whose policies would suffer the greater impairment is generally chosen. See, RESTATEMENT ss. 188. Recent choice-of-law decisions (primarily in tort or other non-contract cases) suggest that a California court may apply a governmental interest approach. See, e.g., Bernhard v. Harrah's Club, 16 Cal. 3d 313 (1976). But see, e.g., Hambrecht & Quist Venture Partners, v. American Medical Int'l, Inc., 38 Cal. App. 4th 1532, 1546 (1995) (upholding a contractual choice-of-law provision requiring application of Delaware statute of limitations in a breach of contract case brought in a California court, the court opined "[w]e do not use the governmental interest approach...[r]ather, we ask the simpler (and preliminary) question of whether the chosen state has a substantial relationship to the parties or transaction.").

                 It appears to us that, as applied to conflict-of-law questions in usury and anti-deficiency cases, the governmental interest test will take into account the need to accommodate the interstate flow of capital funds. We believe that the courts, while careful to protect consumers and other small borrowers from economic extortion or ruin, will seek ways to validate commercially reasonable interstate loans by sophisticated investors and lenders to sophisticated business borrowers, in order not to restrict the operation of such businesses, prevent their growth or expansion, or cause them to avoid California altogether.

                 3. Other Choice-of-Law Approaches. In addition to the rules or approaches discussed above, California courts sometimes employ other tests or rubrics in arriving at their conclusion as to which state's law will govern. For example, in Ashland Chemical Co. v. Provence, 129 Cal. App. 3d 790 (1982), a California District Court of Appeal emphasized that, even when there is a stipulated choice-of-law, different choice-of-law principles may apply to procedural, as distinguished from substantive, aspects of the transactions. In Ashland, the court found a protective policy underlying California's statute of limitations, which it characterized as procedural. The court went on to hold that Kentucky had no substantial relationship to the transaction justifying the choice of Kentucky law for purposes of applying this procedural, as distinguished from substantive, aspect of the contract, despite Kentucky's being the place of the plaintiff's domicile, the place of contracting and the place of payment.

                 The Ashland decision, however, was recently criticized by the court in Hambrecht. As noted above, In Hambrecht, the court upheld a contractual choice-of-law provision requiring that an agreement between the parties "be governed by and construed in accordance with the laws of the State of Delaware." The court not only held that the choice-of-law provision was valid where two of three parties to the lawsuit were incorporated in Delaware but also that the word "laws" included Delaware's statute of limitations. The court, however, did not decide whether the statute of limitations was substantive or procedural law, but suggested that even if it were procedural law it would still be a "law" of Delaware. The Hambrecht court noted that, while the Ashland court found that California had an interest in preventing the prosecution of stale claims in denying application of the Kentucky statute of limitations (which was 15 years as opposed to California's 4 year statute of limitations for such type of claim), the Ashland court, in dicta, suggested that it would have applied the Kentucky statute of limitations had such limitations period been shorter than the corresponding California statute of limitations period. In Hambrecht, the court noted that, there was no corresponding fundamental governmental interest on the part of California in denying application of the parties' choice-of-law provision where the applicable Delaware statute of limitations was three years and the corresponding provision in California was four years.

                 It is difficult to predict which test or tests a California court would apply to determine a choice-of-law issue, and how such tests would be applied to the facts of the particular transaction. However, such a court should apply a test which takes a number of factors into account, including the factors discussed above.

IV.     CONCLUSION

                 The Supreme Court of California has not passed upon the specific issue of the enforceability of a choice-of-law stipulation in connection with usury cases or in cases involving many other issues that could arise under the Loan Documents. It, or another court, may employ a choice-of-law analysis different from that employed in the cases discussed above, or may reach a different conclusion even under the same analysis. However, on the basis of the above, it is our opinion that, if such matters are properly presented and argued to a California court or a federal court sitting in California, such court should honor the parties' choice of the internal laws of the State of New York as the law applicable to the Loan Documents and to the determination of whether the obligations created by those Loan Documents are usurious. It is also our opinion that the rate of interest called for by the Loan Documents is currently not so high as to violate a strong public policy of the State of California.

                                                            EXHIBIT F -- FORM OF
                                                                      OPINION OF
                                                                COUNSEL TO AGENT

                                October 31, 1997

To the Initial Lenders and the
 Initial Issuing Banks party to
 the Credit Agreement referred to
 below, to Citicorp USA, Inc.,
 as Agent for such Lender Parties,
 and to Citicorp Securities, Inc.,
 as Arranger

                            Beckman Instruments, Inc.

Ladies and Gentlemen:

               We have acted as special New York counsel to Citicorp USA, Inc., individually and as Agent, and Citicorp Securities, Inc., as Arranger, in connection with the preparation, execution and delivery of the Credit Agreement dated as of October 31, 1997 (the "Credit Agreement"), among Beckman Instruments, Inc., a Delaware corporation (the "Borrower"), and each of you. Unless otherwise defined herein, terms defined in the Credit Agreement are used herein as therein defined.

               In that connection, we have examined a counterpart of the Credit Agreement executed by the Borrower, the Notes executed by the Borrower and delivered on the date hereof and the Guaranty executed by each of the Guarantors (for purposes of this opinion letter, the Credit Agreement, the Notes and the Guaranty are hereinafter referred to, collectively, as the "Loan Documents") and, to the extent relevant to our opinion expressed below, the other documents delivered by the Borrower and Guarantors pursuant to Section 3.01 of the Credit Agreement.

               In our examination of the Loan Documents and such other documents, we have assumed, without independent investigation, (a) the due execution and delivery of the Loan Documents (other than the Notes) by all parties thereto and of the Notes by the Borrower, (b) the genuineness of all signatures, (c) the authenticity of the originals of the documents submitted to us and (d) the conformity to originals of any documents submitted to us as copies.

               In addition, we have assumed, without independent investigation, that (i) the Borrower and each Guarantor is duly organized and validly existing under the laws of the jurisdiction of its organization and has full power and authority (corporate and otherwise) to execute, deliver and perform each of the Loan Documents to which it is a party and (ii) the execution, delivery and performance by the Borrower and each Guarantor of the Loan Documents to which it is a party have been duly authorized by all necessary action (corporate or otherwise) and do not (A) contravene the certificate of incorporation, bylaws or other constituent documents of the Borrower or such Guarantor, (B) conflict with or result in the breach of any document or instrument binding on the Borrower or such Guarantor or (C) violate or require any governmental or regulatory authorization or other action under any law, rule or regulation applicable to the Borrower or such Guarantor other than New York law or United States federal law applicable to borrowers generally or, assuming the correctness of the Borrower's statements made as representations and warranties in Section 4.01(d) of the Credit Agreement, applicable to the Borrower and such Guarantor. We have also assumed that the Credit Agreement is the legal, valid and binding obligation of each Lender Party, enforceable against such Lender Party in accordance with its terms.

               Based upon the foregoing examination and assumptions and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that (i) the Credit Agreement and each of the Notes are the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, and (ii) the Guaranty is the legal, valid and binding obligation of each Guarantor, enforceable against such Guarantor in accordance with its terms.

               Our opinions above are subject to the following qualifications:

               (i) Our opinions above are subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar law affecting creditors' rights generally.

               (ii) Our opinions above are also subject to the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

               (iii) We express no opinion as to the enforceability of the indemnification provisions set forth in Section 8.04(b) of the Credit Agreement to the extent enforcement thereof is contrary to public policy regarding the exculpation of criminal violations, intentional harm and acts of gross negligence or recklessness.

               (iv) Our opinion above is limited to the law of the State of New York and the federal law of the United States of America and we do not express any opinion herein concerning any other law. Without limiting the generality of the foregoing, we express no opinion as to the effect of the law of a jurisdiction other than the State of New York wherein any Lender Party may be located or wherein enforcement of the Loan Documents may be sought that limits the rates of interest legally chargeable or collectible.

               A copy of this opinion letter may be delivered by any of you to any Person that becomes a Lender Party in accordance with the provisions of the Credit Agreement. Any such Lender Party may rely on the opinion expressed above as if this opinion letter were addressed and delivered to such Lender Party on the date hereof.

               This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you or any other Lender Party who is permitted to rely on the opinion expressed herein as specified in the next preceding paragraph of any development or circumstance of any kind including any change of law or fact that may occur after the date of this opinion letter even though such development, circumstance or change may affect the legal analysis, a legal conclusion or any other matter set forth in or relating to this opinion letter. Accordingly, any Lender Party relying on this opinion letter at any time should seek advice of its counsel as to the proper application of this opinion letter at such time.

                                             Very truly yours,




                                   SCHEDULE I
                   COMMITMENTS AND APPLICABLE LENDING OFFICES


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                                                                      REVOLVING CREDIT           DOMESTIC            EURODOLLAR
                                             TERM LOAN COMMITMENT        COMMITMENT               LENDING              LENDING
           NAME OF LENDER PARTY                                                                   OFFICE                OFFICE
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